As filed with the Securities and Exchange Commission on March 22, 2002.
Registration No. 333–

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

INTERSIL CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	3674	59-3590018
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
7585 Irvine Center Drive Suite 100
Irvine, California 92618
(949) 341-7000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephen M. Moran, Esq.
Vice President, General Counsel and Secretary
Intersil Corporation
7585 Irvine Center Drive, Suite 100
Irvine, California 92618
(949) 341-7000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Christopher G. Karras, Esq. Dechert 4000 Bell Atlantic Tower 1717 Arch Street Philadelphia, PA 19103 (215) 994-4000	Robert A. Freedman, Esq. Douglas N. Cogen, Esq. Andrew J. Schultheis, Esq. Fenwick & West LLP 275 Battery Street San Francisco, CA 94111 (415) 875-2300

Approximate date of commencement of proposed sale to the public:    As soon as practicable after consummation of the merger described herein.
If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Offering Price (2)	Amount Of Registration Fee

Class A Common Stock, par value $.01 per share	33,246,241	$44.64	$1,196,864,691	$110,112

(1)	Based upon the estimated maximum number of shares of common stock of the Registrant that may be issued to shareholders of Elantec Semiconductor, Inc. pursuant to the merger described herein.
(2)
Estimated solely for the purpose of calculating the registration fee required by the Securities Act of 1933, as amended, and computed pursuant to Rule 457 (f) and (c) under the Securities Act based on (i) $44.64, the average of the high and low per share sale prices of the common stock, par value $.01 per share, of Elantec on the Nasdaq National Market on March 21, 2002 and (ii) 26,811,485, the ultimate maximum number of shares of Elantec common stock to be acquired by Intersil pursuant to the merger, assuming, among other things, that 3,500,000 shares are issued upon the exercise of options prior to the merger.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

To the shareholders of Intersil Corporation and the shareholders of Elantec Semiconductor, Inc.:
After careful consideration, the boards of directors of Intersil and Elantec have unanimously approved a merger between Intersil and Elantec, and have unanimously determined the proposals to be voted on to be in your best interests. We are proposing the merger because we believe the combined strengths of our two companies will enable us to achieve significant operating efficiencies and produce substantial benefits for customers and shareholders of both companies. We ask for your support in voting for the merger proposals at our respective special meetings of our shareholders.
In the merger, each share of Elantec common stock will be exchanged for 1.24 shares of Intersil Class A common stock and $8.00 cash, without interest. Intersil Class A common stock is traded on the Nasdaq National Market under the trading symbol “ISIL,” and on              , 2002, the last trading day before the date of this joint proxy statement/prospectus, the closing price of Intersil Class A common stock was $       per share.
We are also asking Intersil’s shareholders to approve an amendment to Intersil’s certificate of incorporation that would allow Intersil’s board of directors to be composed of a maximum number of eight members: six from the current Intersil board and two from the current Elantec board. If the amendment to Intersil’s certificate of incorporation is not approved, then Intersil’s board of directors will consist of seven members, with two from the current Elantec board.
The boards of directors of each of Intersil and Elantec unanimously approved the merger and recommend that their shareholders vote FOR the merger proposals as described in the attached materials. The attached joint proxy statement/prospectus provides detailed information concerning Intersil, Elantec, the merger and the proposals related to the merger. Please give all of the information contained in the attached joint proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” on page 17.
The boards of directors of each of Intersil and Elantec are convening special meetings of their shareholders in order to vote on the merger and the proposals related to the merger. Shareholders of Intersil and shareholders of Elantec are cordially invited to attend their respective special meetings to vote on the merger:

For Intersil shareholders:	For Elantec shareholders:
May 14, 2002	May 14, 2002
9:00 a.m., local time	9:00 a.m., local time
Hyatt Regency Hotel 17900 Jamboree Blvd. Irvine, California 92614	675 Trade Zone Blvd Milpitas, California 95035

Only shareholders who hold shares of Intersil or Elantec at the close of business on            , 2002 will be entitled to vote at their respective special shareholder meeting.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you may vote over the Internet, submit your proxy or voting instructions by telephone (and receive immediate acknowledgement of the casting of your vote), or complete and return the enclosed proxy card or voting instructions. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct the brokerage firm or bank how to vote your shares. If you are an Elantec shareholder, and you do not vote or do not instruct your brokerage firm or bank how to vote your shares, it will have the same effect as a vote against the merger. If you are a holder of Intersil Class A common stock and you do not vote or do not instruct your brokerage firm or bank how to vote your shares, it will not have the effect of a vote for or against the issuance of Intersil Class A common stock in the merger, but it will have the same effect as a vote against the proposal to amend Intersil’s certificate of incorporation.
We strongly support this combination of our companies and join our boards of directors in enthusiastically recommending that you vote in favor of the merger.

Gregory L. Williams	Richard M. Beyer
President, Chief Executive Officer and Director	President, Chief Executive Officer and Director
Intersil Corporation	Elantec Semiconductor, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of Intersil Class A common stock or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated            , 2002 and was first mailed to holders of Intersil Class A common stock and Elantec common stock on or about            , 2002.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Intersil and Elantec from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing, by telephone or over the Internet from the appropriate company at one of the following addresses:

Intersil Corporation	Elantec Semiconductor, Inc.
Investor Relations	Investor Relations
7585 Irvine Center Drive	675 Trade Zone Blvd.
Suite 100	Milpitas, California 95035
Irvine, California 92618	Attention: Brian McDonald
Attention: Stephen M. Moran, Esq.	(408) 945-1323
(949) 341-7000	(888) ELANTEC
www.intersil.com	www.elantec.com

If you would like to request any documents, please do so by                        , 2002 in order to receive them before the special meetings.

See “Where You Can Find More Information.”

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

7585 Irvine Center Drive, Suite 100
Irvine, California 92618

NOTICE IS HEREBY GIVEN OF THE SPECIAL MEETING OF CLASS A COMMON SHAREHOLDERS
TO BE HELD ON MAY 14, 2002 AT 9:00 A.M. P.D.T.

To Our Shareholders:

NOTICE IS HEREBY GIVEN that a special meeting of Class A common shareholders of Intersil Corporation, a Delaware corporation (“Intersil”), will be held at the Hyatt Regency Hotel, 17900 Jamboree Blvd., Irvine, California 92614, on May 14, 2002 at 9:00 a.m., local time, for the following purposes:

1.
To consider and vote on a proposal to approve the issuance of shares of Intersil Class A common stock, par value $.01 per share, in the proposed merger of Elantec Semiconductor, Inc. (“Elantec”) with and into Echo Acquisition, Inc., a wholly-owned subsidiary of Intersil, as contemplated by the Agreement and Plan of Merger, dated as of March 10, 2002, by and among Intersil, Echo Acquisition, Inc. and Elantec (the “Merger Agreement”). Pursuant to the Merger Agreement, among other things, (a) Elantec will merge (the “Merger”) with and into Echo Acquisition, Inc. and (b) each outstanding share of common stock, par value $.01 per share, of Elantec will be converted into the right to receive (i) 1.24 shares of Intersil Class A common stock and (ii) $8.00 cash, without interest, subject to the terms of the Merger Agreement. This proposal is more fully described in the accompanying joint proxy statement/prospectus. It is a condition to the Merger that this issuance of shares be approved.

2.
To consider and vote on a proposal to approve an amendment to Intersil’s amended and restated certificate of incorporation to increase the maximum number of directors from seven to eight. Approval of this proposal is not a condition to the Merger.

3.	To transact any other business that properly comes before the special meeting or any adjournments or postponements.

These items of business are described in the attached joint proxy statement/prospectus. Only holders of record of Intersil Class A common stock at the close of business on            , 2002, the record date, are entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Each share of Intersil Class A common stock entitles the holder to one vote on all matters presented at the special meeting.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Your attention is directed to the accompanying joint proxy statement/prospectus and proxy card or voting instructions. Please vote as soon as possible to make sure that your shares are represented at the meeting. Whether or not you plan to attend the meeting, you are requested to promptly submit your vote over the Internet, by calling the toll-free telephone number on the proxy card or that may be provided on the voting instructions (and receive immediate acknowledgement of the casting of your vote), or by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed postage prepaid envelope. Please note, however, that if your shares are held of record by a brokerage firm or bank and you wish to attend and vote at the meeting, you must obtain from such brokerage firm or bank a proxy issued in your name, and you must comply with the instructions you receive from such brokerage firm or bank to vote your shares. Any proxy given by a shareholder may be revoked at any time before its exercise by sending a subsequently dated proxy or by giving written notice to Intersil, in each case, to the attention of the Secretary of Intersil, at the above address.

By	Order of the Board of Directors of
Int	ersil Corporation

Ste	phen M. Moran
Vice President, General Counsel and Secretary

Irvine, California

                        , 2002

675 Trade Zone Boulevard
Milpitas, California 95035

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2002 AT 9:00 A.M. P.D.T.

To Our Shareholders:

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Elantec Semiconductor Inc., a Delaware corporation (“Elantec”), will be held at Elantec’s headquarters located at 675 Trade Zone Boulevard, Milpitas, California 95035, on May 14, 2002 at 9:00 a.m., local time, for the following purposes:

1.
To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 10, 2002, among Intersil Corporation (“Intersil”), Echo Acquisition, Inc., a wholly-owned subsidiary of Intersil, and Elantec and to approve the merger contemplated by that agreement pursuant to which Intersil will acquire Elantec.

2.	To transact any other business that properly comes before the special meeting or any adjournments or postponements.

These items of business are described in the attached joint proxy statement/prospectus. Only holders of Elantec common stock at the close of business on            , 2002, the record date, are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement of the meeting. Each share of Elantec common stock entitles the holder to one vote on all matters presented at the special meeting.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Your attention is directed to the accompanying joint proxy statement/prospectus and proxy card or voting instructions. Please vote as soon as possible to make sure that your shares are represented at the meeting. Whether or not you plan to attend the meeting, you are requested to promptly submit your vote over the Internet, by calling the toll-free telephone number on the proxy card or that may be provided on the voting instructions (and receive immediate acknowledgement of the casting of your vote), or by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed postage prepaid envelope. Please note, however, that if your shares are held of record by a brokerage firm or bank and you wish to attend and vote at the meeting, you must obtain from such brokerage firm or bank a proxy issued in your name, and you must comply with the instructions you receive from such brokerage firm or bank to vote your shares. Any proxy given by a shareholder may be revoked at any time before its exercise by sending a subsequently dated proxy or by giving written notice to Elantec, in each case, to the attention of the Secretary of Elantec, at the above address.

By	Order of the Board of Directors of
Ela	ntec Semiconductor, Inc.

Ric	hard M. Beyer
President and Chief Executive Officer

Milpitas, California
                    , 2002

i

ii

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains and incorporates by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of Intersil and Elantec. Certain forward-looking statements use the words:

•	“believe;”
•	“expect;”
•	“anticipate;”
•	“estimate;” or
•	similar expressions.

These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecasted, estimated or budgeted in such forward-looking statements include, among others, the following possibilities:

•	combining the businesses of Intersil and Elantec may cost more than we expect;
•	the completion of the proposed merger may be materially delayed or prohibited;
•	general economic conditions or conditions in securities markets may be less favorable than we currently anticipate;
•	expected cost savings from the merger may not be fully realized within the expected time frame;
•	integrating the businesses and corporate cultures of Intersil and Elantec and retaining key personnel may be more difficult than we expect;
•	contingencies may arise of which we were not aware or the significance of which we underestimated;
•	our revenues after the merger may be lower than we expect;
•	we may lose more business or customers after the merger than we expect, or our operating costs may be higher than we expect;
•
development costs, anticipated completion, introduction and projected revenues from Intersil’s and Elantec’s new and developing products and technologies may be materially different than anticipated; or

•	Intersil’s and Elantec’s ongoing businesses may be disrupted and their respective managements may be distracted.

Some of these factors and additional risks and uncertainties are further discussed under “Risk Factors.” Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Intersil and Elantec shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference.

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are Intersil and Elantec proposing the merger?

A:
Through this merger, Intersil, a global leader in wireless networking and high performance analog semiconductors, will expand into additional high growth analog markets. The transaction combines two leaders in some of the fastest growing markets in the semiconductor industry. Elantec, a provider of high performance analog semiconductors, is a leader in the high growth optical storage (CD read/write & DVD recordable) and flat panel display markets. Intersil and Elantec share a significant number of customers and have complementary product portfolios. In addition, both companies share a fundamental vision of providing system level value for their target markets.

To review the reasons for the merger in greater detail, see “The Merger—Intersil’s Reasons for the Merger” on page 41 and “—Elantec’s Reasons for the Merger; Additional Considerations of the Elantec Board” on page 49.

Q:	What is the proposed merger?

A:
In the proposed merger, Elantec will merge with and into Echo Acquisition, Inc., a wholly-owned subsidiary of Intersil. Echo Acquisition, Inc. will survive the merger as a wholly-owned subsidiary of Intersil. The merger agreement is attached to this joint proxy statement/prospectus as Annex A. You are encouraged to read it carefully.

Q:	What will Elantec shareholders receive in the merger?

A:
Elantec shareholders will receive 1.24 shares of Intersil Class A common stock and $8.00 cash, without interest, in exchange for each Elantec share that they own, subject to certain adjustments. For example, if a shareholder owns 100 shares of Elantec common stock at the time of the merger, he or she will receive 124 shares of Intersil Class A common stock and $800.00 cash, without interest, after the merger.

Instead of fractional shares of Intersil Class A common stock, Elantec shareholders will receive cash in an amount equal to the value of such fractional interest.

Each option to purchase Elantec common stock outstanding immediately before the completion of the merger will automatically become an option to purchase shares of Intersil Class A common stock, for an adjusted number of shares and with an adjusted exercise price based on an exchange ratio equal to 1.24 plus the quotient of $8.00 divided by the closing price of Intersil Class A common stock as reported on the Nasdaq National Market on the trading day immediately preceding the day of the merger. After the merger, a notice will be sent to each Elantec optionholder specifying this adjustment.

The summary following these questions and answers describes the merger consideration in greater detail.

Q:	When do you expect to complete the merger?

A:
We are working to complete the merger as quickly as practicable. In addition to the required shareholder approvals, we must also obtain certain regulatory approvals, both in the United States and abroad. We expect to complete the merger in the second quarter of 2002. Because the merger is subject to various conditions, however, we cannot predict its exact date of completion.

Q:	Are there any risks involved in undertaking the merger?

A:	Yes. In evaluating the merger, you should carefully consider the factors discussed in the section of the joint proxy statement/prospectus entitled “Risk Factors” beginning on page 17.

Q:	Are there conditions to completion of the merger?

A:
Yes. Intersil’s and Elantec’s respective obligations to complete the merger are subject to the satisfaction or waiver of certain specified closing conditions. If either Intersil or Elantec waives any conditions, each company will consider the facts and circumstances at that time and make a determination whether a resolicitation of proxies from its respective shareholders is appropriate. See “The Merger Agreement—Conditions to the Consummation of the Merger” on page 79.

Q:	Is the merger subject to governmental approvals?

A:
Yes. This merger is subject to review by the U.S. Department of Justice and the Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger may not be consummated until the specified waiting period requirements of that act have been satisfied. The merger is also subject to review and specified waiting periods under anticompetition laws in non-U.S. jurisdictions. See “The Merger—Regulatory Matters” on page 66.

Q:	Will Intersil shareholders receive any shares as a result of the merger?

A:
No. Intersil shareholders will continue to hold the Intersil shares that they currently own. However, the issuance of Intersil Class A common stock to Elantec shareholders will have a dilutive effect on the percentage ownership of each Intersil shareholder in the combined company.

Q:	I am an Elantec shareholder—am I entitled to appraisal rights?

A:
Yes. Under Delaware law, which governs the merger, you have the right to seek appraisal of your Elantec common stock. In order to exercise appraisal rights, you must, before the special meeting of Elantec shareholders, demand in writing from Elantec appraisal of your shares of Elantec common stock. Your right to seek appraisal requires strict compliance with the procedures contained in Section 262 of the Delaware corporate statute. Failure to follow any of these procedures may result in the termination or waiver of your appraisal rights. See “The Merger—Appraisal Rights” on page 66.

Q:	I am an Intersil shareholder—am I entitled to appraisal rights?

A:	No. No rights of appraisal are available for any shares of Intersil Class A common stock.

Q:	Will I be taxed on the Intersil Class A common stock and cash that I receive?

A:
The transaction has been structured so that, in general, Elantec shareholders will not recognize any gain for U.S. federal income tax purposes except to the extent of the cash received for Elantec shares, including the cash received instead of fractional shares of Intersil Class A common stock. The tax consequences of the merger to you will depend on your own situation. You should consult your tax advisor for a full understanding of these tax consequences. See “The Merger—Material U.S. Federal Income Tax Consequences” on page 62.

Q:	Should Intersil shareholders send in their stock certificates?

A:	No. Intersil shareholders will continue to own their shares of Intersil Class A common stock after the merger and should not send in their stock certificates.

Q:	Should Elantec shareholders send in their stock certificates?

A:	No. Once the merger is consummated, instructions will be sent to you regarding the exchange of your Elantec stock certificates for the consideration payable to you in the merger.

Q:	Why are Intersil shareholders being asked to amend the Intersil certificate of incorporation to increase the maximum number of directors?

A:
Intersil’s certificate of incorporation currently provides for a board of directors of not more than seven directors. In the merger agreement, Intersil and Elantec agreed to appoint Elantec’s current president and chief executive officer and Elantec’s chairman of the board of directors to Intersil’s board of directors. Because Intersil currently has six directors, the maximum number of directors needs to be increased to eight to permit these two directors to be added without one of Intersil’s current directors resigning. See “Approval of Amendment to Intersil’s Certificate of Incorporation” on page 103.

Q:	What vote of Intersil shareholders is required to approve the issuance of stock in the merger and the amendment to Intersil’s certificate of incorporation?

A:
The affirmative vote of a majority of the votes cast at the special meeting of Intersil shareholders is required to approve the issuance of Intersil Class A common stock in the merger. The affirmative vote of the holders of a majority of Intersil’s outstanding Class A common stock is required to approve the amendment to Intersil’s certificate of incorporation to increase the maximum number of directors of Intersil from seven to eight.

Q:	What vote of Elantec shareholders is required to approve the merger agreement and the merger?

A:
Holders of a majority of the outstanding shares of Elantec common stock must vote in favor of the adoption of the merger agreement at the special meeting of Elantec shareholders to adopt the merger agreement and approve the merger.

Q:	Does the Elantec board of directors recommend the adoption of the merger agreement and the approval of the merger?

A:	Yes. The Elantec board of directors unanimously recommends that Elantec’s shareholders vote for the adoption of the merger agreement and the approval of the merger.

Q:	Does the Intersil board of directors recommend approval of the issuance of shares of Class A common stock in the merger and the amendment to Intersil’s certificate of incorporation?

A:
Yes. The Intersil board of directors unanimously recommends that Intersil’s shareholders vote for approval of the issuance of Intersil Class A common stock in connection with the merger and for approval of the amendment to Intersil’s certificate of incorporation.

Q:	How do I vote?

A:
If you hold Elantec common stock or Intersil Class A common stock directly in your own name, you may vote over the Internet, as well as by telephone or by mailing a proxy card. The proxy cards contain instructions concerning each of these voting options. Vote or mail your signed proxy card in the enclosed return envelope as soon as possible after carefully reading this document, so that your shares may be represented at the special meeting of shareholders. You also may attend the meeting in person instead of submitting a proxy. If your shares are held in “street name” by your broker, see the next question below. Your vote is important regardless of the number of shares that you own.

Q:	My broker holds my shares in “street name”—will my broker vote my shares?

A:	Your broker will not vote your shares unless you follow the voting directions your broker provides to you.

Intersil shareholders:    If you fail to provide your broker with instructions, it will not affect the vote for or against the issuance of shares of Intersil Class A common stock in the merger, but it will have the same effect as a vote against the proposal to amend Intersil’s certificate of incorporation to increase the maximum number of directors from seven to eight.

Elantec shareholders:    If you fail to provide your broker with instructions, it will have the same effect as a vote against the merger.

Q:	Can I change my vote after mailing my proxy?

A:
Yes. You can change your vote by delivering a signed notice of revocation or a later-dated, signed proxy card to the corporate secretary of Intersil before the shareholder meeting, or by attending the shareholder meeting and voting in person if you hold your shares in your own name.

Q:	What if I don’t vote?

A:
Intersil shareholders:    If you do not vote, it will not affect the vote for or against the issuance of shares of Intersil Class A common stock in the merger but it will have the same effect as a vote against the proposal to amend Intersil’s certificate of incorporation to increase the maximum number of directors from seven to eight. An abstention will have the same effect as a vote against the issuance of shares of Intersil Class A common stock in the merger and a vote against the proposal to amend Intersil’s certificate of incorporation to increase the maximum number of directors from seven to eight.

Elantec shareholders:    If you do not vote or if you abstain from voting, it will have the same effect as a vote against the merger.

Q:	Whom can I call with questions?

A:	If you have any questions about the merger, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy, you should contact:

If you are an Intersil shareholder:	If you are an Elantec shareholder:
Intersil Corporation	Elantec Semiconductor, Inc.
Attention: Secretary	Attention: Secretary
7585 Irvine Center Drive	675 Trade Zone Blvd.
Suite 100	Milpitas, California 95035
Irvine, California 92618	(408) 945-1323
(949) 341-7000	(888) ELANTEC

or

MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 (212) 929-5500 (Call Collect) or Call Toll-Free (800) 322-2885 Email: proxy@mackenziepartners.com

SUMMARY

This joint proxy statement/prospectus pertains to the merger of Intersil and Elantec, and it is being sent to the holders of Class A common stock of Intersil and to the holders of common stock of Elantec. This summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to read carefully this joint proxy statement/prospectus, as well as the documents attached to and those referenced in this joint proxy statement/prospectus, to fully understand the merger. In particular, you should read the merger agreement, which is attached as Annex A. To learn where you can obtain more information on Intersil and Elantec, see “Where You Can Find More Information.” When we refer to the “combined company,” we mean Intersil Corporation and its subsidiaries, and Elantec Semiconductor, Inc. and its subsidiaries.

The Companies

Intersil Corporation.    Intersil is a global leader in designing innovative wireless networking and high performance analog solutions that enable wireless access to video, data and voice in homes, offices and public places. Creating advanced power management products, Intersil provides reliable solutions for file servers, portable information appliances and computer microprocessors. Intersil believes that it provides power management solutions for approximately half of all desktop computer microprocessors manufactured today. With a high performance analog and mixed-signal portfolio, Intersil brings added value in providing complete silicon, software and reference design solutions to new products that bring portable connectivity to people wherever they live, work or travel. Headquartered in Irvine, California, Intersil has offices in cities throughout the United States, Europe and Asia. The mailing address of Intersil’s corporate headquarters is Intersil Corporation, 7585 Irvine Center Drive, Suite 100, Irvine, California 92618. The telephone number is (949) 341-7000. For more information about Intersil, visit the company’s Web site at www.intersil.com. The information set forth on our Web site is not a part of this joint proxy statement/prospectus.

Elantec Semiconductor, Inc.    Elantec designs, manufactures and markets high performance analog integrated circuits primarily for the video, optical storage, communication and power management markets. Elantec targets high growth commercial markets in which advances in digital integrated circuit technology are driving increasing demand for high speed, high performance and low power consumption analog circuits. The mailing address of Elantec’s corporate headquarters is 675 Trade Zone Boulevard, Milpitas, California 95035. The telephone number is (408) 945-1323. For more information about Elantec, visit the company’s Web site at www.elantec.com. The information set forth on our Web site is not a part of this joint proxy statement/prospectus.

The Special Meeting of Intersil Class A Common Shareholders (See page 29)

Date, time and place.    The special meeting will be held on May 14, 2002 at 9:00 a.m., local time, at the Hyatt Regency Hotel, 17900 Jamboree Boulevard, Irvine, California 92614.

Matters to be considered at the Intersil special meeting.    At the special meeting and any adjournments or postponements of the special meeting, Intersil Class A common shareholders will be asked:

•	to consider and vote upon the issuance of shares of Intersil Class A common stock in the acquisition of Elantec as explained in greater detail in this joint proxy statement/prospectus;

•	to consider and vote upon an amendment to Intersil’s certificate of incorporation to increase the maximum number of directors on Intersil’s board of directors from seven to eight; and

•	to transact such other business as may properly come before the special meeting.

Record date.    The Intersil board of directors has fixed the close of business on            , 2002 as the record date for determining Intersil shareholders entitled to notice of, and to vote at, the special meeting.

Voting and revocation of proxies (see page 29).    Intersil shareholders should vote over the Internet, by telephone, or complete, date and sign the accompanying proxy and promptly return it in the pre-addressed accompanying envelope. Brokers holding shares in “street name” may vote the shares only if the shareholder provides instructions on how to vote. Brokers will provide shareholders with directions on how to instruct the broker to vote the shares. All properly executed proxies that Intersil receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxy or, if no direction is indicated, to approve the issuance of Intersil Class A common stock in the merger and to approve the amendment to Intersil’s certificate of incorporation. The Intersil board of directors does not currently intend to bring any other business before the special meeting. If other business properly comes before the special meeting, the proxy will vote in accordance with his judgment.

A shareholder may revoke his, her or its proxy at any time prior to use by delivering to the corporate secretary of Intersil a signed notice of revocation or a later-dated, signed proxy, or by attending the special meeting and voting in person. Attendance at the special meeting does not in itself constitute the revocation of a proxy.

Votes required.    Approval of the issuance of Intersil Class A common stock in the merger requires the affirmative vote of a majority of the votes cast at the special meeting of Intersil shareholders. Approval of the amendment to Intersil’s certificate of incorporation to increase the maximum number of directors requires the approval of the holders of a majority of the outstanding shares of Intersil’s Class A common stock on the record date. Officers and directors of Intersil holding approximately 3% of the outstanding shares eligible to vote at the special meeting have granted irrevocable proxies to Elantec to vote shares held by such officers and directors in favor of the issuance of Intersil’s Class A common stock in the merger as well as in favor of the amendment to Intersil’s certificate of incorporation.

Solicitation of proxies and expenses.    Intersil has retained the services of MacKenzie Partners, Inc. to assist in the solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of Intersil may solicit proxies from Intersil’s shareholders by telephone, Internet, facsimile, other electronic means or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

The Special Meeting of Elantec Shareholders (See page 32)

Date, time and place.    The special meeting will be held on May 14, 2002 at 9:00 a.m., local time, at Elantec’s headquarters located at 675 Trade Zone Boulevard, Milpitas, California 95035.

Matters to be considered at the Elantec special meeting.    At the special meeting and any adjournments or postponements of the special meeting, Elantec shareholders will be asked:

•	to consider and vote upon the adoption of the merger agreement and approval of the merger; and

•	to transact such other business as may properly come before the special meeting.

Record date.    The Elantec board of directors has fixed the close of business on            , 2002 as the record date for determination of Elantec shareholders entitled to notice of, and to vote at, the special meeting.

Voting and revocation of proxies (see page 32).    Elantec shareholders should vote over the Internet, by telephone, or complete, date and sign the accompanying proxy and promptly return it in the pre-addressed accompanying envelope. Brokers holding shares in “street name” may vote the shares only if the shareholder provides instructions on how to vote. Brokers will provide shareholders with directions on how to instruct the broker to vote the shares. All properly executed proxies that Elantec receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxy or, if no direction is indicated, to approve the adoption of the merger agreement and approve the merger. The Elantec board of directors does not currently intend to bring any other business before the special meeting. If other business properly comes before the special meeting, the proxy will vote in accordance with his own judgment.

A shareholder may revoke his, her or its proxy at any time prior to use by delivering to the corporate secretary of Elantec a signed notice of revocation or a later-dated, signed proxy, or by attending the special meeting and voting in person. Attendance at the special meeting does not in itself constitute the revocation of a proxy.

Votes required.    The approval of the merger and the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Elantec common stock eligible to vote on the record date. Elantec’s officers and directors holding approximately 2% of the shares eligible to vote at the special meeting have granted irrevocable proxies to Intersil to vote shares held by such officers and directors in favor of the approval of the merger and the adoption of the merger agreement.

Solicitation of proxies and expenses.    Elantec has retained the services of MacKenzie Partners, Inc. to assist in the solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of Elantec may solicit proxies from Elantec’s shareholders by telephone, Internet, facsimile, other electronic means or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

The Merger (See page 35)

Mechanics of the Merger.    This joint proxy statement/prospectus relates to the proposed acquisition of Elantec by Intersil pursuant to an Agreement and Plan of Merger, dated as of March 10, 2002, by and among Intersil, Echo Acquisition, Inc., a wholly-owned subsidiary of Intersil, and Elantec. Pursuant to the merger agreement, Elantec will be merged with and into Echo Acquisition, Inc., as a result of which the separate corporate existence of Elantec shall cease, and Echo Acquisition, Inc. shall continue as a wholly-owned subsidiary of Intersil. At the closing of the merger, the name of Echo Acquisition, Inc. will become Elantec Semiconductor, Inc. If Intersil elects, and if doing so does not adversely affect the merger, Echo Acquisition, Inc. will merge with and into Elantec, with Elantec surviving the merger.

Consideration.    Upon completion of the merger, Elantec shareholders will receive 1.24 shares of Intersil Class A common stock and $8.00 cash, without interest, for each share of Elantec common stock they hold. Only whole shares of Intersil Class A common stock will be issued in the merger. Elantec shareholders will receive a cash payment in lieu of any fractional shares of Intersil Class A common stock to which they would otherwise be entitled.

The aggregate number of shares issuable in the merger constitutes approximately 23% of the fully-diluted shares of Intersil Class A common stock, based on the number of Elantec shares and options outstanding as of the date of the merger agreement, and the number of fully-diluted shares of Intersil Class A common stock outstanding on the date of this joint proxy statement/prospectus.

Options.    Each outstanding option to purchase Elantec common stock will be converted into an option to purchase that number of shares of Intersil Class A common stock determined by multiplying the number of shares of Elantec common stock subject to the Elantec option immediately prior to the closing of the merger by the “option exchange ratio,” rounded down to the nearest whole share (the option exchange ratio being equal to 1.24 plus the quotient of $8.00 divided by the closing sale price of Intersil Class A common stock on the Nasdaq National Market on the trading day immediately preceding the day of the merger), at an exercise price equal to the exercise price of such option at the time of the merger divided by the option exchange ratio, rounded up to the nearest whole cent. Any adjustment made to the exchange ratio with respect to outstanding shares of Elantec common stock also will be applied to Elantec options. Under certain circumstances, the merger agreement permits Elantec to grant stock options for up to 300,000 shares of Elantec common stock between the date of the merger agreement and the closing.

Closing.    The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware. Intersil and Elantec currently intend to file the certificate of merger as soon as is practicable after the requisite approvals of Intersil’s and Elantec’s shareholders are obtained and the other conditions set forth in the merger agreement have been satisfied or, where permissible, waived.

Recommendation of the Intersil Board of Directors.    The Intersil board of directors has unanimously approved the merger agreement and recommends that Intersil shareholders vote FOR the issuance of the shares of Intersil Class A common stock to be issued in the merger. The Intersil board of directors has also unanimously determined that the amendment to Intersil’s certificate of incorporation is advisable and in the best interests of Intersil’s shareholders and recommends that Intersil shareholders vote FOR the amendment to Intersil’s certificate of incorporation.

Opinion of Intersil’s Financial Advisor.    In connection with the merger, the Intersil board of directors received a written opinion, dated March 10, 2002, from Credit Suisse First Boston Corporation, Intersil’s financial advisor, as to the fairness, from a financial point of view, to Intersil of the consideration to be paid to Elantec shareholders upon consummation of the merger. A copy of Credit Suisse First Boston’s written opinion is attached to this joint proxy statement/prospectus as Annex B and is incorporated into this joint proxy statement/prospectus by reference. We encourage you to read this opinion carefully in its entirety in conjunction with this joint proxy statement/prospectus and to carefully consider the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Credit Suisse First Boston’s opinion is addressed to the Intersil board of directors and does not constitute a recommendation to any shareholder with respect to any matters relating to the proposed merger.

Recommendation of the Elantec Board of Directors.    The Elantec board of directors has unanimously concluded that the merger is fair and in the best interests of Elantec and its shareholders, has approved the merger agreement and recommends that Elantec’s shareholders vote FOR the adoption of the merger agreement and approval of the merger.

Opinion of Elantec’s Financial Advisor.    On March 10, 2002, Robertson Stephens, Inc., Elantec’s financial advisor, delivered to the Elantec board of directors its opinion, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, that the exchange ratio and cash to be paid by Intersil pursuant to the merger agreement were fair to the shareholders of Elantec from a financial point of view. A copy of Robertson Stephens’ written opinion is attached to this joint proxy statement/prospectus as Annex C and is incorporated into this joint proxy statement/prospectus by reference. The Elantec shareholders should read the opinion carefully in its entirety in conjunction with this joint proxy statement/prospectus and should carefully consider the assumptions made, procedures followed, the matters considered and the limits of the review undertaken by Robertson Stephens. Robertson Stephens’ opinion is addressed to the Elantec board of directors and does not constitute a recommendation to any shareholder with respect to any matters relating to the proposed merger.

Directors and Executive Officers of Intersil Following the Merger.    Upon completion of the merger, subject to the approval by the holders of a majority of the outstanding Class A common stock of Intersil, the Intersil board of directors will be increased in size from seven to eight members. Whether or not the Intersil board of directors is increased in size, upon completion of the merger, Richard M. Beyer, president and chief executive officer of Elantec, and James V. Diller, chairman of Elantec’s board of directors, will be appointed to the Intersil board of directors. Richard M. Beyer will also become president and chief executive officer of Intersil following the merger.

Termination of the Merger Agreement.    Elantec and Intersil have the right to terminate the merger agreement under certain circumstances. In certain cases, termination of the merger agreement will require payment of a termination fee by one company to the other.

A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A. YOU ARE STRONGLY ENCOURAGED TO READ IT IN ITS ENTIRETY.

Interests of Certain Persons in the Merger (See page 59)

Some of the directors and executive officers of Intersil and Elantec have interests in the merger that are different from, or are in addition to, the interests of their company’s shareholders.

In considering the recommendation of the Intersil board of directors with respect to the issuance of shares of Intersil Class A common stock and the amendment to Intersil’s certificate of incorporation, Intersil shareholders should be aware that Gregory L. Williams, Intersil’s president and chief executive officer, has reached an agreement in principle with Intersil’s board of directors regarding the terms of an employment agreement under which he will become Intersil’s executive chairman of the board of directors following the merger. The Intersil board of directors knew about this interest and considered it in approving the merger agreement and the issuance of Intersil Class A common stock in the merger.

In considering the recommendations of the Elantec board of directors, you should be aware that Richard M. Beyer, Elantec’s president and chief executive officer, has reached an agreement in principle regarding the terms of his employment by Intersil following the merger. In addition, executive officers and directors of Elantec have interests that arise from employment arrangements and directorships that those Elantec officers and directors will receive in connection with the merger, severance payments and other benefits payable upon a change in control of Elantec and a termination of their employment, the acceleration of vesting of certain stock options, and the continuation of indemnification and insurance coverage by Intersil for acts and omissions occurring prior to the merger. The Elantec board of directors knew about these interests and considered them in approving the merger agreement and the transactions contemplated by the merger agreement.

U.S. Federal Income Tax Consequences of the Merger (See page 62)

We intend that the merger will qualify as a “reorganization” for U.S. federal income tax purposes. If the merger qualifies as a reorganization, holders of Elantec common stock generally will recognize gain, but not loss, for U.S. federal income tax purposes only to the extent of cash received. The companies themselves, as well as current holders of Intersil Class A common stock, will not recognize gain or loss as a result of the merger. If the merger does not qualify as a reorganization, Elantec shareholders would recognize gain or loss with respect to all of the consideration they receive in exchange for their Elantec common stock. It is a condition to the obligations of Elantec and Intersil to complete the merger that each receives a legal opinion from its outside counsel, or the other’s outside counsel, that the merger will be a reorganization for U.S. federal income tax purposes.

The tax consequences of the merger to Elantec shareholders will depend on the particular facts of each Elantec shareholder’s individual circumstances. You should consult your tax advisor to determine the particular tax consequences of the merger to you.

Accounting Treatment of the Merger (See page 65)

The acquisition will be accounted for using the purchase method of accounting, which means that the assets and liabilities of Elantec, including intangible assets, will be recorded on Intersil’s balance sheet at their fair values upon completion of the merger. One of the intangible assets identified is in-process research and development. The value of this intangible asset will be charged to Intersil’s statement of operations in the quarter during which the merger is completed and the acquisition accounting and valuation amounts are recorded. Additionally, the intrinsic value of the unvested options assumed in the merger will be allocated to unearned stock-based compensation, which will be amortized over the remaining vesting period of these options. The remaining purchase price will be reflected as goodwill and other identifiable intangible assets. Accounting principles generally accepted in the United States allow certain intangible assets with indefinite lives, including goodwill, to be maintained on the balance sheet rather than being amortized; however, they must be written down to the extent that they are deemed to be impaired. The results of operations and cash flows of Elantec will be included in Intersil’s results from the date of the merger.

Appraisal Rights (See page 66)

Elantec is a Delaware corporation. Under Section 262 of the Delaware General Corporation Law, as amended, any holder of Elantec common stock who does not wish to accept the merger consideration in respect of his, her or its shares of common stock has the right to dissent from the merger and to seek an appraisal of his, her or its shares of Elantec common stock. If you are eligible to exercise appraisal rights and properly do so, you will be paid in cash the “fair value” (exclusive of any element of value arising from the accomplishment or expectation of the merger), together with a fair rate of interest, if any, for your shares of Elantec common stock as determined by the Court of Chancery of the State of Delaware. This joint proxy statement/prospectus constitutes the notice required by Delaware law to each Elantec shareholder that he, she or it is entitled to statutory appraisal rights. If you wish to exercise appraisal rights and obtain appraisal of the fair value of your shares, you must demand in writing from Elantec appraisal of your shares of Elantec common stock before the vote is taken at the special meeting of Elantec shareholders. A proxy or vote against the merger will not constitute the required demand. The relevant provisions of Delaware law concerning the exercise of appraisal rights are technical in nature and complex. You may wish to consult promptly with legal counsel because the failure to comply strictly with these provisions may result in waiver or forfeiture of your appraisal rights. The provisions of Section 262 of the Delaware General Corporation Law are reproduced in their entirety in Annex E and are incorporated into this joint proxy statement/prospectus by reference.

Intersil shareholders do not have appraisal rights with respect to the merger.

The Exchange Agent

American Stock Transfer & Trust Company will act as the exchange agent in connection with the merger.

Regulatory Approvals (See page 66)

The merger is subject to discretionary review by the U.S. Department of Justice and the Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. In addition, the completion of the merger is subject to the continued effectiveness of the registration statement, of which this joint proxy statement/prospectus is a part, and compliance with applicable corporate laws of Delaware. Further, the merger is also subject to review and clearance under anticompetition laws and authorities in non-U.S. jurisdictions.

Recent Closing Prices

The following table sets forth the closing price per share of Intersil Class A common stock and Elantec common stock as reported on the Nasdaq National Market on (i) March 8, 2002, the last trading day preceding public announcement of the merger and (ii)             , 2002, the last trading day prior to the date of this joint proxy statement/prospectus. The equivalent Elantec per share price at each specified date represents $8.00 plus the closing price of a share of Intersil Class A common stock on the applicable date multiplied by 1.24.

Closing Price on:	Elantec Common Stock	Intersil Class A Common Stock	Equivalent Elantec Per Share Price
March 8, 2002	$41.20	$36.65	$53.45
, 2002

Because the market prices of Intersil Class A common stock and Elantec common stock fluctuate, the market value of the shares of Intersil Class A common stock that Elantec shareholders will receive in the merger may increase or decrease prior to the merger. Shareholders of Intersil and Elantec are urged to obtain current market quotations for Intersil Class A common stock.

Dividend Policy

Neither Intersil nor Elantec has ever declared or paid a cash dividend on its common stock and neither anticipates paying any cash dividends in the foreseeable future. In addition, the merger agreement prohibits Elantec from declaring or paying dividends on its capital stock until the completion of the merger or the termination of the merger agreement.

Risk Factors

In evaluating the merger and transactions contemplated in connection with the merger, you should consider certain risks associated with the merger and the combined company discussed under the heading “Risk Factors,” which begins on page 17.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF INTERSIL CORPORATION

The following table sets forth selected financial data for Intersil and its predecessor. The historical financial data as of and for the fiscal years ended 1997 and 1998 is derived from our predecessor’s audited consolidated financial statements. The historical financial data as of and for the fiscal year ended 1999 and the six weeks ended August 13, 1999 derived from our predecessor’s audited consolidated financial statements and the historical financial data as of and for the 46 weeks ended June 30, 2000, the 26 weeks ended December 29, 2000 and the 52 weeks ended December 28, 2001 derived from our audited consolidated financial statements are incorporated by reference in this joint proxy statement/prospectus. You should read this information in conjunction with the consolidated financial statements and notes to the consolidated financial statements. See “Where You Can Find More Information.” The historical results are not necessarily indicative of results to be expected for any future period.

	Predecessor				Successor
	Fiscal Years Ended			Six Weeks ended August 13, 1999	46 Weeks ended June 30, 2000	26 Weeks ended December 29, 2000	52 Weeks ended December 28, 2001
	June 27, 1997	July 3, 1998	July 2, 1999
	(in millions, except per share data)
Consolidated Statement of Operations Data:
Revenue (1)	$545.3	$576.8	$371.0	$36.6	$411.7	$330.9	$481.1
Gross margin (1)	199.3	207.5	145.8	12.0	180.8	169.5	222.5
Research and development (1)	75.2	75.1	58.4	7.5	60.3	47.0	106.1
Selling, general and administrative and corporate expense allocation (1)	109.3	108.2	87.0	11.3	89.4	65.3	93.5
Amortization and in-process R&D	2.3	2.3	2.4	0.3	29.2	40.7	44.2
Restructuring and impairment	—	—	—	—	—	—	40.0
Income (loss) from operations	12.5	21.9	(2.0)	(7.1)	0.7	16.5	(61.3)
Interest and other income and expenses, net (2)	0.6	0.9	23.4	4.0	(18.1)	27.4	175.8
Income (loss) before income taxes and extraordinary item (3)	13.1	22.8	21.4	(3.1)	(17.5)	43.9	114.5
Income taxes (benefit)	1.9	9.9	(6.0)	(0.1)	(0.3)	30.8	62.4
Income (loss) before extraordinary item (3)	11.2	12.9	27.4	(3.0)	(17.2)	13.1	52.1
Extraordinary item-loss on extinguishment of debt, net of tax effect	—	—	—	—	(25.5)	(5.9)	(12.2)
Net income (loss) to common shareholders	11.2	12.9	27.4	(3.0)	(48.1)	7.0	39.9
Basic earnings (loss) per share before extraordinary item	—	—	—	—	(0.30)	0.13	0.49
Basic earnings (loss) per share	—	—	—	—	(0.63)	0.07	0.38
Diluted earnings (loss) per share before extraordinary item	—	—	—	—	(0.30)	0.13	0.48
Diluted earnings (loss) per share	—	—	—	—	(0.63)	0.07	0.37
Weighted average common shares outstanding:
Basic	—	—	—	—	76.7	101.0	105.7
Diluted	—	—	—	—	76.7	105.2	108.9

	June 27, 1997	July 3, 1998	July 2, 1999	August 13, 1999	June 30, 2000	December 29, 2000	December 28, 2001
	(in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$—	$—	$—	$1.4	$211.9	$352.6	$601.5
Total assets	733.3	810.3	761.2	736.1	933.9	1,229.8	1,200.2
Long-term obligations	1.4	4.1	11.2	4.5	138.2	100.6	6.5
Total shareholders’ equity/business equity	646.2	699.1	658.9	657.3	679.0	1,011.0	1,057.2

(1)
Includes the operating results of our Discrete Power products group for fiscal years ended 1997 and 1998, as this data could not be segregated from our predecessor’s records. We disposed of our Discrete Power products group in March 2001.

(2)	Includes the results of operations of our Discrete Power products group for the periods subsequent to fiscal year 1998 plus the gain on sale recorded in fiscal year 2001.
(3)	Excludes the $(0.2) cumulative effect of adoption of FAS 133 “Accounting for Derivative Instruments and Hedging Activities”, net of tax effect, for the 26 weeks ended December 29, 2000.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ELANTEC

The following selected historical consolidated financial data as of September 30, 2000 and 2001 and for each of the years in the three year period ended September 30, 2001 are derived from Elantec’s audited consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. The consolidated financial data as of September 30, 1997, 1998 and 1999 and for the years ended September 30, 1997 and 1998 are derived from Elantec’s audited consolidated financial statements that have not been incorporated by reference into this joint proxy statement/prospectus. The consolidated financial data as of December 31, 2001 and for the three months ended December 31, 2000 and 2001 are derived from Elantec’s unaudited consolidated financial statements which have been incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.” The historical results are not necessarily indicative of results to be expected for any future period.

	Year Ended September 30,					Three Months Ended December 31,
	1997	1998	1999	2000	2001	2000	2001
	(in millions, except per share data)
Consolidated Statement of Operations Data:
Revenue	$35.4	$46.2	$50.7	$101.2	$112.5	$40.7	$22.9
Gross margin	15.3	21.4	23.9	61.6	60.3	24.5	12.0
Research and development	6.2	7.2	7.8	14.9	22.8	5.6	5.0
Selling, general and administrative	8.9	9.9	10.8	16.3	19.0	6.4	4.5
Restructuring and impairment	—	—	12.0	—	15.9	—	0.6
Income (loss) from operations	0.2	4.3	(6.8)	30.4	2.6	12.5	1.9
Interest and other income, net	0.8	0.7	0.5	1.6	8.8	2.5	1.0
Interest expense	(0.3)	(0.4)	(0.4)	(0.3)	(0.2)	—	—
Income (loss) before income taxes	0.6	4.5	(6.6)	31.7	11.2	15.0	2.9
Income taxes (benefit)	0.1	(2.7)	(2.8)	11.7	3.9	5.3	0.9
Net income (loss)(1)	0.6	7.2	(3.9)	20.0	7.3	9.7	2.0
Basic earnings (loss) per share	0.03	0.39	(0.21)	1.03	0.33	0.44	0.09
Diluted earnings (loss) per share	0.03	0.37	(0.21)	0.85	0.29	0.37	0.08
Weighted average common shares outstanding:
Basic	17.8	18.3	18.5	19.4	22.3	22.0	22.8
Diluted	18.6	19.3	18.5	23.5	25.5	26.0	25.4

	As of September 30,					As of December 31, 2001
	1997	1998	1999	2000	2001
	(in millions)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$15.9	$9.5	$18.7	$160.6	$184.1	$188.2
Total assets	37.1	47.5	43.9	228.9	240.1	241.8
Long-term obligations	3.3	4.4	4.6	3.3	2.2	2.0
Total shareholders’ equity	24.8	32.3	29.5	200.7	219.4	223.1

(1)
Financial data for fiscal 2001 include restructuring and impairment pre-tax charges of $15.9 million. In fiscal 2001 Elantec experienced a sudden and significant decrease in the demand on our internal fabrication facility and Elantec also decided to discontinue new product and process development in our internal fabrication facility. As a result, Elantec concluded that the projected production volume and related cash flow from our internal fabrication facility was not sufficient to recover its carrying value. Elantec also took pre-tax excess inventory charges of $1.9 million to cost of sales.

Financial data for fiscal 1999 include restructuring and impairment pre-tax charges of $12.0 million, resulting from Elantec’s conclusion that projected production volume and related cash flow from Elantec’s internal fabrication facility were not sufficient to recover its carrying value. Also in connection with the restructuring Elantec took pre-tax excess inventory charges of $1.0 million to cost of sales.

Financial data for fiscal 1998 includes a reversal of valuation allowance for certain deferred tax assets resulting in an income tax benefit of $3.9 million.

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL DATA

The following selected unaudited pro forma combined condensed financial data was prepared using the purchase method of accounting. The unaudited pro forma combined condensed statement of operations data combine the historical audited consolidated statement of operations for Intersil for the year ended December 28, 2001, with Elantec’s historical unaudited consolidated statement of operations for the year ended December 31, 2001, giving effect to the merger as if it had occurred on December 30, 2000. Elantec’s historical unaudited consolidated statement of operations for the year ended December 31, 2001 was derived by adding the unaudited consolidated statement of operations for the quarter ended December 31, 2001 to the audited consolidated statement of operations for its fiscal year ended September 30, 2001 and deducting the unaudited consolidated statement of operations for the quarter ended December 31, 2000.

The unaudited pro forma combined condensed balance sheet combines Intersil’s historical audited consolidated balance sheet as of December 28, 2001 with Elantec’s historical unaudited consolidated balance sheet as of December 31, 2001, giving effect to the merger as if it had occurred as of December 28, 2001.

The selected unaudited pro forma combined condensed financial data is based on estimates and assumptions, which are preliminary. This data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of Intersil that would have been reported had the merger been completed as of the dates presented and should not be taken as representative of future consolidated results of operations of Intersil.

This selected unaudited pro forma combined condensed financial data should be read in conjunction with the selected historical consolidated financial data and the unaudited pro forma combined condensed financial statements and accompanying notes contained elsewhere in this joint proxy statement/prospectus and the separate historical consolidated financial statements and accompanying notes of Intersil and Elantec incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Year ended December 28, 2001
(in millions, except per share data)
Pro Forma Combined Condensed Statement of Operations Data:
Revenues	$575.8
Income before extraordinary item	24.7
Diluted earnings per share before extraordinary item	0.18

As of December 28, 2001
(in millions)
Pro Forma Combined Condensed Balance Sheet Data:
Cash, cash equivalents and short-term investments	$571.7
Total assets	2,336.5
Long-term obligations	21.2
Shareholders’ equity	2,162.1

Unaudited Comparative Historical and Pro Forma Per Share Data

The following table shows information about our historical earnings (loss) per common share and book value per share, and similar information reflecting the completion of our proposed merger, which we refer to as “pro forma” information.

Fiscal Year Ended December 28, 2001
Intersil
Historical Per Share Data:
Basic earnings per share	$0.38
Diluted earnings per share	0.37
Book value per share at period end (1)	9.89

Elantec
Historical Per Share Data:
Basic earnings per share	$(0.02)
Diluted earnings per share	(0.02)
Book value per share at period end (1)	8.78

Intersil and Elantec Combined
Pro Forma Combined:
Basic earnings per share	$0.09
Diluted earnings per share	0.09
Book value per share at period end (2)	15.87
Equivalent Pro Forma (3):
Basic earnings per share	$0.11
Diluted earnings per share	0.11
Book value per share at period end	19.68

(1)	The historical book value per share is computed by dividing total shareholders’ equity by the number of shares of common stock outstanding at the end of the period.
(2)
The pro forma combined book value per Intersil share is computed by dividing total pro forma shareholders’ equity by the pro forma number of shares of common stock which would have been outstanding had the merger been consummated at the end of the period.

(3)	Equivalent pro forma amounts are calculated by multiplying each of the respective pro forma combined amounts by the exchange ratio of 1.24.

ADJUSTED NET INCOME AND PER SHARE DATA

The table below presents adjusted net income to provide an indication of our results on an on going basis. Adjusted net income is calculated by excluding from net income (loss) the following items: intangible amortization, operating results of certain operations sold in 2001, unusual charges, extraordinary items and associated tax effects.

Adjusted net income is not a term that has an established meaning under accounting principles generally accepted in the United States, and other companies may not calculate adjusted net income or similarly titled financial measures in the same manner. Adjusted net income as used here should not be considered as an alternative to net income (loss) as an indicator of operating results or as an alternative to our cash flow statements.
	Year ended December 28, 2001
	Intersil	Elantec	Combined
	(in millions, except per share data)
Net income (loss)—as reported (a)	$39.9	$(0.4)	$39.5
Adjusted net income	41.6	11.5	53.1
Adjusted diluted earnings per share (b)	0.38	0.47	0.38

The following table sets forth the adjustments to reconcile net income (loss) to adjusted net income.
	Year ended December 28, 2001
	Intersil	Elantec	Combined
	(in millions)
Net income (loss)—as reported (a)	$39.9	$(0.4)	$39.5
Intangible and unearned stock-based compensation amortization	44.2	—	44.2
Impairment of long-lived assets	7.6	15.3	22.9
Restructuring	32.4	1.1	33.5
Impairment on investments	8.2	—	8.2
Operating results of certain operations sold during 2001	3.0	—	3.0
Gain on sale of certain operations	(168.4)	—	(168.4)
Excess inventory charge	19.2	1.9	21.1
Associated tax effects (c)	43.3	(6.4)	36.9
Loss on extinguishment of debt, net of tax (d)	12.2	—	12.2

Adjusted net income	$41.6	$11.5	$53.1

Weighted average common shares outstanding—diluted (b)	108.9	24.7	141.1

(a)
Elantec’s historical unaudited consolidated statement of operations for the year ended December 31, 2001 was derived by adding the unaudited consolidated statement of operations for the quarter ended December 31, 2001 to the audited consolidated statement of operations for its fiscal year ended September 30, 2001 and deducting the unaudited consolidated statement of operations for the quarter ended December 31, 2000.

(b)
Adjusted diluted earnings per share reflects the adjusted net income divided by the applicable weighted common shares outstanding. The combined weighted average common shares outstanding was derived by applying the applicable exchange ratios contemplated in the merger.

(c)	Represents the cumulative tax effect of the sum of the preceding line items that have been added back to net income (loss).
(d)	In the 52 weeks ended December 28, 2001, we repurchased all $61.4 million of our outstanding 13.25% senior subordinated notes in the open market.

RISK FACTORS

An investment in Intersil Class A common stock involves a high degree of risk. By participating in the merger, current Elantec shareholders will be choosing to invest in Intersil Class A common stock. Upon consummation of the merger, current Intersil shareholders will face dilution of their ownership interest in Intersil. In addition to the other information contained or incorporated by reference in this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to participate in the merger or vote in favor of it.

Risks Relating to the Proposed Merger

The failure of Intersil to integrate, operate and manage the combined company effectively could have a material adverse effect on Intersil’s business, financial condition and operating results and could result in loss of key personnel.

Intersil will need to meet significant challenges to realize the expected benefits and synergies of the merger. These challenges include:

•	Integrating the management teams, strategies, cultures and operations of the two companies;

•	Retaining and assimilating the key personnel of each company;

•	Integrating sales, marketing and business development operations;

•	Retaining existing customers and collaborative partners of each company;

•	Managing multiple geographic locations;

•	Developing new products and services that utilize the assets and resources of both companies; and

•	Creating uniform standards, controls, procedures, policies and information systems.

Meeting these challenges will involve considerable risk, including:

•	The potential disruption of each company’s ongoing business and distraction of their respective management teams;

•	The difficulty of incorporating acquired technology and rights into Intersil’s products and services;

•	Unanticipated expenses related to technology integration;

•	The impairment of relationships with employees and customers as a result of any integration of new management personnel; and

•	Potential unknown liabilities associated with the merger.

If Intersil does not succeed in addressing these challenges or any other problems encountered in connection with the merger, its operating results and financial condition could be adversely affected.

The market price of Intersil’s Class A common stock may decline as a result of the merger.

The market price of Intersil’s Class A common stock may decline as a result of the merger for a number of reasons including:

•	The integration of Elantec by Intersil may be unsuccessful;

•	Intersil may not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts; or

•	The effect of the merger on Intersil’s financial results may not be consistent with the expectations of financial or industry analysts.

Elantec shareholders will receive a fixed number of shares of Intersil Class A common stock despite changes in the market value of Intersil Class A common stock or Elantec common stock.

Upon completion of the merger, each share of Elantec common stock will be converted into 1.24 shares of Intersil Class A common stock and $8.00 cash, without interest. There will be no adjustment to the consideration payable to Elantec shareholders in connection with the merger for changes in the market price of Intersil Class A common stock. In addition, neither Elantec nor Intersil may terminate the merger agreement solely because of changes in the market price of the other company’s common stock. Accordingly, the dollar value of Intersil Class A common stock that Elantec shareholders will receive in the merger may be different from the dollar value of Intersil Class A common stock on the date that Elantec shareholders approve the merger. The share prices of both Elantec common stock and Intersil Class A common stock have experienced significant volatility. Intersil cannot predict or give any assurances as to the market price of Intersil Class A common stock at any time before or after the completion of the merger.

Elantec’s and Intersil’s officers and directors have conflicts of interest that may influence them to support or approve the merger.

The directors and officers of Elantec participate in employment and severance arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, those of Elantec’s shareholders. The directors and officers of Elantec and Intersil could be more likely to recommend and approve the merger agreement than if they did not hold these interests. Elantec and Intersil shareholders should consider whether these interests might have influenced these directors and officers to support or recommend the merger. These interests include the following:

•
Intersil has agreed to indemnify each present and former Elantec officer and director against liabilities arising out of such person’s services as an officer or director of Elantec prior to the merger;

•
Elantec and Intersil have agreed that the Intersil board of directors will appoint Elantec’s president and chief executive officer, Richard M. Beyer, and Elantec’s chairman, James V. Diller, to the Intersil board of directors following the merger;

•
Intersil’s president and chief executive officer, Gregory L. Williams, who is also a director of Intersil, has agreed to the principal terms of his new employment arrangement as executive chairman of Intersil’s board of directors following the merger; and

•	Mr. Beyer will become president and chief executive officer of Intersil and has agreed to the principal terms of his new employment arrangement with Intersil.

Failure to complete the merger could negatively affect Intersil’s and Elantec’s stock prices and each company’s future business and operations.

If the merger is not completed for any reason, each company may be subject to a number of material risks, including the following:

•	Either company may be required under certain circumstances to pay the other a termination fee;

•	The price of Intersil’s Class A common stock and Elantec’s common stock may decline; and

•	Costs related to the merger, such as financial advisory, legal, accounting and printing fees, must be paid even if the merger is not completed.

Finally, if the merger is terminated, either company may be unable to find a partner willing to engage in a similar transaction on terms as favorable as those set forth in the merger agreement, or at all. This could limit each company’s ability to pursue its respective strategic goals.

Uncertainty regarding the merger may cause customers, suppliers and channel partners to delay or defer decisions concerning Intersil and Elantec and adversely affect each company’s ability to attract and retain key employees.

The merger will occur only if stated conditions are met, including approval of the merger by Elantec’s shareholders, approval of the issuance of shares in the merger by Intersil’s shareholders, clearance of the merger under United States and foreign antitrust laws, and the absence of any material adverse effect in the business of Elantec or Intersil. Many of the conditions are outside the control of Elantec and Intersil, and both parties also have stated rights to terminate the merger agreement. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause customers, suppliers and channel partners to delay or defer decisions concerning Elantec or Intersil, which could negatively affect their respective businesses. Customers, suppliers and channel partners may also seek to change existing agreements with Elantec or Intersil as a result of the merger. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on the respective businesses of Elantec and Intersil, regardless of whether the merger is ultimately completed. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the merger could have a material adverse effect on each company’s business, regardless of whether the merger is completed. Current and prospective employees of each company may experience uncertainty about their future roles with the combined company. This may adversely affect each company’s ability to attract and retain key management, sales, marketing and technical personnel.

Failure to retain key employees could diminish the anticipated benefits of the merger.

The success of the merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise. Employees may experience uncertainty about their future roles with Intersil and Elantec until strategies with regard to these employees are announced or executed. Intersil and Elantec have different corporate cultures, and some Intersil and Elantec employees may not want to work for the combined company. In addition, competitors may recruit employees during Intersil’s integration of Elantec, as is common in high technology mergers. If Intersil and Elantec are unable to retain personnel that are critical to the successful integration and future operation of the companies, Intersil and Elantec could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the merger.

The merger may go forward in certain circumstances even if Intersil or Elantec suffers a material adverse effect.

In general, either party can refuse to complete the merger if a material adverse effect occurs with regard to the other party before the closing. However, neither party may refuse to complete the merger on that basis if the effect results from:

•	adverse changes in general economic conditions, or adverse changes in the semiconductor industry generally; or

•	any change in the trading price of the common stock of the other party.

If adverse effects occur but Intersil and Elantec must still complete the merger, Intersil’s stock price may suffer. This in turn may reduce the value of the merger to Intersil and Elantec shareholders.

The termination fee and restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Elantec.

Until the completion of the merger, with limited exceptions, the merger agreement prohibits Elantec from entering into or soliciting any acquisition proposal or offer for a merger or other business combination with a party other than Intersil. Elantec has agreed to pay Intersil a termination fee of $32 million plus reimbursement of expenses in specified circumstances, including where Elantec’s board of directors withdraws its support of the merger with Intersil to support a business combination with a third party. These provisions could discourage other companies from trying to acquire Elantec even though those other companies might be willing to offer greater value to Elantec shareholders than Intersil has offered in the merger.

The rights of holders of Elantec common stock will change as a result of the merger.

After the merger, shareholders of Elantec will become shareholders of Intersil and their rights will be governed by Intersil’s certificate of incorporation and bylaws, which are different from Elantec’s certificate of incorporation and bylaws. As a result of these differences, Elantec shareholders may have less control over corporate actions proposed to be taken by Intersil than they would have had over corporate actions proposed to be taken by Elantec. These differences include:

•	Sterling Holding Company, LLC has certain rights to designate members of Intersil’s board of directors; and

•	Intersil has not adopted anti-takeover devices that Elantec currently has in place.

For more information, see “Comparison of Shareholder Rights.”

The merger will result in substantial dilution of the ownership interests of current Intersil shareholders.

Upon completion of the merger, each share of Elantec common stock will be exchanged for 1.24 shares of Intersil Class A common stock and $8.00 cash, without interest. As a result, the current shareholders of Intersil will own approximately 77% of the outstanding common stock of the combined company on a fully-diluted basis, based on the number of outstanding shares of common stock of Intersil and Elantec on March 4, 2002. This represents substantial dilution of the ownership interests of the current Intersil shareholders.

Risks Relating to Intersil After the Merger

Fluctuation of operating results — Our future operating results are likely to fluctuate and therefore may fail to meet expectations which could cause the price of the Class A common stock to decline.

Intersil’s and Elantec’s operating results have varied widely in the past and are likely to do so in the future. In addition, our operating results may not follow any past trends. Our future operating results will depend on many factors, many of which are beyond our control, and may fail to meet our expectations for a number of reasons, including those set forth in these risk factors. Any failure to meet expectations could cause the price of Intersil’s Class A common stock to significantly fluctuate or decline.

Factors that could cause our operating results to fluctuate that relate to our internal operations include:

•	the need for continual and rapid introductions of new products;

•	changes in our product mix;

•	our inability to adjust our fixed costs in the face of any declines in sales; and

•	the availability of production capacity and fluctuations in the manufacturing yields at our facilities.

Factors that could cause our operating results to fluctuate that depend on our suppliers and customers include:

•	the timing of significant product orders, order cancellations and reschedulings;

•	the availability of production capacity and fluctuations in the manufacturing yields at third parties’ facilities that manufacture our devices; and

•	the cost of raw materials and manufacturing services from our suppliers.

Factors that could cause our operating results to fluctuate that relate to our industry include:

•	the cyclical nature of the semiconductor industry;

•	the new and evolving nature of the wireless LAN, power management, analog optical storage and flat panel display markets;

•
the possibility that wireless LAN technology may not be adopted on a widespread basis or may be replaced by a competing technology or that the technical standards we promote may not be adopted on a widespread basis; and

•	intense competitive pricing pressures.

Risks associated with international operations — International operations subject us to risks not always faced by domestic competitors, such as unfavorable political, regulatory, labor and tax conditions in other countries.

We cannot be certain to what extent the combined company’s operations and earnings may be adversely affected by the risks related to, or any other problems arising from, operating in international markets. In calendar year 2001, Intersil and Elantec together generated approximately two thirds of their revenue on a combined basis from outside the United States. Risks inherent in doing business on an international level include:

•	economic and political instability;

•	trade restrictions;

•	transportation disruptions and delays;

•	difficulties in collecting accounts receivable and longer accounts receivable payment cycles;

•	difficulties in staffing and managing personnel, distributors and representatives in foreign countries;

•	reduced protection for intellectual property rights in some countries, particularly in Asia;

•	currency exchange rate fluctuations;

•	compliance with a wide variety of foreign laws and regulations; and

•	unexpected changes in the laws and policies of the United States and of the countries in which we manufacture and sell our products.

We expect that the combined company’s net international sales, particularly into Japan, Taiwan and South Korea, will continue to account for a significant percentage of the combined company’s net revenues in the future. The U.S. war against terrorism on a global basis may also increase the risks inherent in our international operations, including Intersil’s dependence on its supply agreement with ChipPAC, which provides for assembly and test services in ChipPAC’s Malaysia facilities.

Cyclical industry — Downturns in the business cycle could reduce the revenues and profitability of the combined business.

The semiconductor industry is highly cyclical. Beginning in the third quarter of calendar year 2000 and continuing through the first quarter of 2002, the semiconductor industry has experienced a slowdown in both the wireless access and communications analog markets. Additionally, both Intersil and Elantec have experienced slowing demand for their analog products aimed at the communications, industrial, and video and optical storage markets. The combined company’s markets may experience other, possibly more severe and prolonged, downturns in the future. We may also experience significant changes in our operating income margins as a result of variations in sales, changes in product mix, price competition for orders and costs associated with the need for continual and rapid introduction of new products.

The markets for our products depend on continued demand for communications, industrial, video and optical storage, and consumer electronics products. In 2001, Intersil experienced backlog cancellations and lower bookings. From the fourth quarter in 2000 to the fourth quarter in 2001, Intersil’s backlog decreased by $82.4 million after adjusting for the sale of the assets of its Discrete Power products group. There can be no assurance that our end-user markets will not experience changes in demand that will adversely affect our business, financial conditions or results of operations.

New product development and technological change — Our inability to introduce new products could result in decreased revenues and loss of market share to competitors; new technologies could also reduce the demand for our products.

Rapidly changing technology and industry standards, along with frequent new product introductions, characterize the semiconductor industry. Our success in our markets depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. For example, in the fiscal year ended December 28, 2001, 54.6% of Intersil’s total revenues can be attributed to products sold for the first time in the preceding 36 months, adjusted to reflect the sale of the assets of Intersil’s Discrete Power products group. There can be no assurance that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner or that products or technologies developed by others will not render our products or technologies obsolete or noncompetitive. A fundamental shift in technology in our product markets could have a material adverse effect on us.

Dependence on sources of supply — Production time and the cost of our products could increase if we were to lose one of our limited number of suppliers or if one of those suppliers increased the prices of raw materials.

Our operating results could be adversely affected if we were unable to obtain adequate supplies of raw materials in a timely manner or if the costs of raw materials increased significantly. Our manufacturing operations depend upon obtaining adequate supplies of raw materials on a timely basis. We purchase raw materials, such as silicon wafers, from a limited number of suppliers on a just-in-time basis. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors.

Dependence on outside foundries — Because we depend on third party foundries to manufacture some of our products, we may experience delays beyond our control in delivering those products to our customers.

Both Intersil and Elantec use outside wafer fabrication foundries for the manufacture of device types where they do not have the necessary technologies resident in house. Intersil also uses advanced manufacturing processes of outside foundries for certain components of its PRISM® products. After the merger, we intend to continue to rely on third party foundries and other specialist suppliers for some of our manufacturing requirements. However, these third party foundries are not obligated to supply products to us for any specific period, in any specific quantity or at any specific price. As a result, we cannot directly control semiconductor delivery schedules, which could lead to product shortages, quality assurance problems and increases in the cost of our products. We may experience delays in the future and we cannot be sure that we will be able to obtain semiconductors within the time frames and in the volumes required by us at an affordable cost or at all. Any disruption in the availability of semiconductors or any problems associated with the delivery, quality or cost of the fabrication of our products could significantly hinder our ability to deliver our products to our customers and may result in a decrease in sales of our products. If the third party foundries we currently use are unable to provide our products, we may be required to seek new foundries, and we cannot be certain that their services will be available at favorable terms or that sufficient capacity will be available.

In addition, the manufacture of our products is a highly complex and precise process, requiring production in a highly controlled environment. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by a third party foundry could adversely affect the foundry’s ability to achieve acceptable manufacturing yields and product reliability. If the third party foundries we currently use do not achieve adequate yields or product reliability, our customer relationships could suffer. This could ultimately lead to a loss of sales of our products and have a negative effect on our business, financial condition or results of operations.

Dependence on ChipPAC — Because Intersil depends on ChipPAC to provide it with assembly and test services, Intersil may be adversely affected if ChipPAC fails to perform adequately.

Intersil depends on ChipPAC for the assembly and testing of most of our semiconductors. In connection with the sale of its assembly and test facilities in Malaysia to ChipPAC, Intersil entered into a supply agreement through June 2005 with ChipPAC under which the Malaysia facility became its preferred provider of semiconductor assembly and test services. Any disruption in the availability of semiconductors associated with the assembly and testing of Intersil’s products by ChipPAC or other providers of assembly and test services could significantly hinder Intersil’s ability to deliver its products to its customers and may result in a decrease in sales of Intersil’s products. In addition, its business, financial condition or results of operations could be adversely affected if ChipPAC or other providers of assembly and test services are unable to obtain adequate supplies of raw materials in a timely manner or if their costs of raw materials increase significantly.

Manufacturing risks — Delays in production at new facilities, in implementing new production techniques or incurring problems associated with technical equipment malfunctions may lower yields and reduce the combined company’s revenues.

The combined company’s manufacturing processes are highly complex, require advanced and costly equipment and are continuously being modified in an effort to improve yields and product performance. Impurities or other difficulties in the manufacturing process can lower yields. The combined company’s manufacturing efficiency will be an important factor in its future profitability, and we cannot assure you that we will be able to maintain our manufacturing efficiency or increase manufacturing efficiency to the same extent as our competitors.

In addition, as is common in the semiconductor industry, Intersil and Elantec have from time to time experienced difficulty in beginning production at new facilities or in effecting transitions to new manufacturing processes. As a consequence, Intersil and Elantec have experienced delays in product deliveries and reduced yields. We may experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, construction delays, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Increases in fixed costs and operating expenses related to increases in production capacity may adversely affect the combined company’s operating results if revenues do not increase proportionately.

Difficulties in estimating the amount and timing of sales to our customers could harm our operating results.

It is difficult for us to forecast accurately the timing and amount of sales to our customers, which include distributors and original equipment manufacturers, or OEMs. Customers generally take a long time to evaluate products and technologies before committing to design our products into their systems. Moreover, our business is characterized by short-term orders and shipment schedules, and customer orders typically can be canceled or rescheduled on short notice to us and without significant penalty to our customers. We do not have substantial noncancellable backlog and often we are forced to obtain inventory and materials from our manufacturing subcontractors in advance of anticipated customer demand. Because we incur expenses, many of which are fixed, based in part on our forecasts of future product sales, our operating results could be harmed if sales levels are below our expectations.

If our use of advanced Bipolar and Bi-CMOS technology for our product development is impaired, our business and operating results could be harmed.

In the fourth quarter of fiscal 2001, Elantec discontinued the development of an advanced silicon-on-insulator technology in favor of outsourcing advanced Bipolar and Bi-CMOS technology as part of its future product development strategy. As with the transition to any new process technology, we cannot assure you that this new technology can be successfully implemented for our product development requirements in a timely manner, that the combined company will have access to this new technology to satisfy its requirements, or that this new technology will provide the desired improvements over Elantec’s current technology. Cancellation or significant delays in the transition to this new process technology or manufacturing problems associated with transferring our current product line to this technology, or problems associated with the development and manufacturing of our future products using this technology could harm our business and results of operations. Cancellation or significant delays resulting from the transition to and use of this technology also could harm our new product development program.

Competition — Our business is very competitive, and increased competition could reduce gross margins and the value of an investment in our company.

The semiconductor industry, and the semiconductor product markets specifically, are highly competitive. Competition is based on price, product performance, quality, reliability and customer service. The gross margins realizable in our markets can differ across regions, depending on the economic strength of end product markets in those regions. Even in strong markets, price pressures may emerge as competitors attempt to gain more market share by lowering prices. Competition in the various markets in which we participate comes from companies of various sizes, many of which are larger and have greater financial and other resources than we have and thus can better withstand adverse economic or market conditions. Competitors include manufacturers and designers of standard semiconductors, application-specific integrated circuits, or ICs, and fully customized ICs, as well as customers who develop their own IC products. In addition, companies not currently in direct competition with us may introduce competing products in the future.

Currency exchange rate fluctuations — Fluctuations in the exchange rate of the U.S. dollar and foreign currencies could increase operating expenses and negatively affect our financial performance and results of operations.

While the combined company and its subsidiaries will transact business primarily in U.S. dollars, and most of its revenues will be denominated in U.S. dollars, a portion of the costs and revenues is denominated in other currencies, such as the Euro and the Japanese Yen. As a result, changes in the exchange rates of these currencies or any other applicable currencies to the U.S. dollar will affect the costs of goods sold and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on results of operations cannot be accurately predicted. From time to time, Intersil and Elantec have engaged in, and may continue to engage in, exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. However, any hedging technique that we may implement may not be effective or may result in foreign exchange hedging losses.

In the past, Intersil has incurred foreign exchange hedging losses, including $13.3 million during fiscal year 1998 and $11.4 million during fiscal year 1999.

Dependence on intellectual property — We use a significant amount of intellectual property in our business. If we are unable to protect this intellectual property, we could lose our right to exclusive use of key technology, resulting in decreased revenues.

Our future success and competitive position depend in part upon our ability to obtain and maintain proprietary technology used in our principal products. We rely on intellectual property rights, including, but not limited to, rights existing under patent, trade secret, trademark, maskwork and copyright law, to protect this technology. Some of our technology is not covered by any patent or patent application, and there are risks that:

•
some of the approximately 1,400 patents that Intersil owns and other patents that it licenses from Harris Corporation, the predecessor of Intersil’s business, may be invalidated, circumvented, challenged or licensed to others; and

•	the license rights granted by Harris, or the patents that we own, will not provide competitive advantages to Intersil; or

•	some of Intersil’s pending or future patent applications will not be issued within the scope of the claims sought by it, if at all.

Further, others may develop technologies that are similar or superior to our technology, duplicate our technology or design around our patents. In addition, effective patent, trademark, copyright, maskwork and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

We also seek to protect our proprietary technology, including technology that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors’ rights agreements with our collaborators, advisors, employees and consultants. We cannot assure you that these agreements will not be breached or that we will have adequate remedies for any breach.

Some of Intersil’s current licenses to use others’ technology are scheduled to expire periodically over the next several years, unless extended. In particular, Intersil has access to a portfolio of patents under cross-license agreements that began to expire in December 2000. We will need to negotiate renewals of these agreements or obtain the technology from alternative sources. We cannot assure you that we will be able to obtain renewals on substantially similar terms as those that currently exist or at all.

The failure to protect the combined company’s intellectual property or to extend its existing license agreements could adversely affect its revenues.

Dependence on intellectual property acquired from Harris — Intersil has acquired substantially all of its intellectual property from Harris. To the extent Intersil’s use of this intellectual property infringes the intellectual property rights of others, we may be required to cease our use or sale of affected products.

Under Intersil’s intellectual property agreement with Harris, Harris has limited, royalty-free, worldwide, nonexclusive license rights (without right to sublicense) to some of Intersil’s technology. Under a patent assignment and services agreements with Harris, Harris will retain the ownership and rights to certain patents until August 13, 2002, after which time the patents will be assigned to Intersil, provided the patents are not the subject of litigation at that time, and with the provision that any binding obligations on third parties to make royalty or other payments respecting the patents will be retained by Harris.

Furthermore, the license agreements under which third parties are licensed to use Intersil’s intellectual property (or intellectual property that is assigned to Intersil) and under which Harris is cross-licensed to the third party’s intellectual property, may not be assignable to Intersil. For this situation, Harris agreed to partially indemnify Intersil for limited periods in limited situations against claims that Intersil’s activities infringe upon the intellectual property rights of others. The extent and duration of this indemnification may be insufficient to shield Intersil from the need to make monetary payments to third parties and may cause Intersil to suspend the manufacture, use or sale of some affected products.

Intellectual property upon which we rely may infringe on other parties’ intellectual property rights — We may have to pay others for infringing their intellectual property rights or defend ourselves in a litigation, resulting in significant expense to us.

Vigorous protection and pursuit of intellectual property rights or positions characterize the semiconductor industry, resulting in significant and often protracted and expensive litigation. We may from time to time be notified of claims that we may be infringing third party patents or other intellectual property rights. Proxim, Inc. has claimed that Intersil and Cisco Systems Inc. have infringed three U.S. patents relating to wireless LAN products. Proxim has also initiated actions against some of our customers alleging infringement of the same patents. Although Intersil is not party to these other actions, Intersil’s customers could seek indemnification from it. Intersil is vigorously defending against the infringement claims and has filed an action to have Proxim’s three patents found invalid, unenforceable and not infringed. In a separate action, Proxim has filed a complaint with the International Trade Commission seeking to ban the importation of products allegedly infringing these three patents. In connection with a lawsuit by Harris against Ericsson, Inc., one of Harris’ competitors and one of Intersil’s customers, Ericsson brought a countersuit alleging infringement by Harris of four of Ericsson’s patents relating to telephone subscriber line interface circuits and joined us as a defendant. In June 2001, a jury awarded $151,000 against Intersil but judgment has not yet been entered. Because this litigation was filed before we acquired the semiconductor business of Harris, Intersil believes its liability from this litigation is covered by Harris’ agreement to provide Intersil with limited indemnities. However, the possibility of an injunction exists against future sales of Intersil’s product. We do not believe that these suits will have a material adverse effect on our business, financial condition or results of operations. It is still possible, however, that these suits will be resolved in a manner that is materially adverse to us.

If necessary or desirable, we may, from time to time, seek licenses to patents or other intellectual property rights. However, we cannot be certain that we will obtain these licenses or that the terms of any offered licenses will be acceptable to us, and the acquisition of any license could require expenditure of substantial time and other resources. Furthermore, some licenses or other rights to intellectual property of third parties that Intersil uses, such as software, may not be freely assignable by Harris to Intersil. Failure to obtain a license from a third party for technology we use could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or our use of processes requiring the technology. Litigation could result in significant expense to us, adversely affecting sales of the challenged product or technology and diverting the efforts of our technical and management personnel, whether or not the litigation is determined in our favor. In the event of an adverse outcome in any litigation, we may be required to:

•	pay substantial damages and incur significant attorneys’ fees;

•	indemnify customers for damages they might suffer if the products they purchase from us violate intellectual property rights of others;

•	stop our manufacture, use, sale or importation of infringing products;

•	expend significant resources to develop or acquire non-infringing technology;

•	discontinue the use of some processes; or

•	obtain licenses for intellectual property rights covering the technology that we are found to have infringed.

Significant shareholders — A limited number of persons may substantially influence corporate actions in a manner adverse to your interests.

Upon completion of the merger, Sterling Holding Company, LLC, or Sterling, and our directors and executive officers will beneficially own about 13% of Intersil’s outstanding Class A common stock, Intersil’s only class of voting stock. By virtue of this stock ownership, they may be able to substantially influence our affairs and the outcome of matters required to be submitted to shareholders for approval, including the election of Intersil’s directors, any merger, consolidation or sale of all or substantially all of Intersil’s assets, and the amendment of Intersil’s certificate of incorporation. An affiliate of Sterling also has a significant equity investment in Fairchild Semiconductor International Inc., one of Intersil’s competitors, and is a principal shareholder of ChipPAC with which Intersil has a long-term supply agreement. Intersil’s board of directors currently consists of six directors, determined as follows: Intersil’s chief executive officer, one individual designated by Sterling, up to two independent directors designated by Sterling and, in the event the board of directors includes two independent directors designated by Sterling, one additional individual designated by Sterling. Under Intersil’s shareholders’ agreement, each of Intersil’s shareholders prior to Intersil’s initial public offering agrees to take all action necessary (including voting his, her or its shares, calling special meetings and executing and delivering written consents) to ensure that Intersil’s board of directors will be composed at all times as described above. Intersil expects that the shareholders’ agreement will be amended to provide for the appointment of Richard M. Beyer and James V. Diller to Intersil’s board upon the completion of the merger.

Risks relating to future acquisitions — We may not be able to consummate future acquisitions, and those acquisitions which we do complete may be difficult to integrate and result in increased debt and liabilities.

We plan to pursue acquisitions of related businesses in the future. We might not be able to consummate acquisitions, or, if we complete any acquisition, we may not realize any of the benefits anticipated from these acquisitions. Financing for acquisitions may not be available and, depending on the terms of these acquisitions, financing could be restricted by the terms of our senior credit facility. The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Some of the risks associated with future acquisitions include the incurrence of additional debt, contingent liabilities, coordinating new product and process development and conforming the acquired company’s standards, processes, procedures and controls with our operations, all of which could have a material adverse effect on our business, financial condition or results of operations.

Environmental liabilities and other governmental regulations — Regulatory matters could force us to expend significant capital and incur substantial costs.

We are subject to various environmental laws relating to the management, disposal and remediation of hazardous materials and the discharge of pollutants into the environment. We are also subject to laws relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous substances. Harris agreed to indemnify us for substantially all environmental liabilities in excess of financial reserve amounts related to events or activities occurring before our acquisition of the semiconductor business.

The nature of our ongoing operations exposes us to the risk of liabilities with respect to environmental matters, including those relating to the on-site and off-site disposal and release of hazardous materials, and there can be no assurance that material costs will not be incurred in connection with such liabilities.

Based on our experience, we believe that the future cost of compliance with existing environmental and health and safety laws (and liability for known environmental conditions) even without the indemnity from Harris will not have a material adverse effect on our business, financial condition or results of operations. However, we cannot predict:

•	what environmental or health and safety legislation or regulations will be enacted in the future;

•	how existing or future laws or regulations will be enforced, administered or interpreted; or

•	the amount of future expenditures which may be required to comply with these environmental or health and safety laws or to respond to future cleanup matters or other environmental claims.

Risks relating to restructuring — Intersil’s restructuring plans may result in additional costs and may not achieve its intended benefits.

In connection with Intersil’s March 2001 restructuring plans, Intersil recorded expenses of approximately $32.4 million based on our estimates as to the scope, cost and timing of various components of the plans. The final cost of fully implementing the plans may ultimately exceed this amount. Also, the perceived benefits from the restructuring plans may not be realized on a timely basis and may be less than originally anticipated. We cannot assure you that our restructuring plans will result in our achieving our internally targeted profitability goals.

If we fail to attract and retain qualified personnel, our business may be harmed.

Our future success depends largely upon the continued service of our key management and technical personnel, and on our continued ability to hire, integrate and retain qualified management and technical personnel, particularly engineers. Competition for these employees in the analog semiconductor industry is intense, and we may not be successful in attracting or retaining these personnel. In addition, it is difficult to obtain work visas for foreign professionals trained in the United States. The loss of any key employee, the failure of any key employee to perform in his or her current position or our inability to attract and retain skilled employees as needed could impair our ability to meet customer and technological demands. The loss of the services of any executive officer or other key technical or management personnel could harm our business. To help retain the continued services of some of our key executives, we have entered into employment agreements with some of them. We do not have key person life insurance on any of our key personnel.

THE SPECIAL MEETING OF INTERSIL CLASS A COMMON SHAREHOLDERS

Date, time and place of Intersil’s special meeting

The date, time and place of the special meeting of Intersil Class A common shareholders are as follows:

Hyatt Regency Hotel
17900 Jamboree Blvd.
Irvine, California 92614
May 14, 2002
9:00 a.m., local time

Purpose of the special meeting

Intersil is furnishing this joint proxy statement/prospectus to Intersil Class A common shareholders in connection with the solicitation of proxies by and on behalf of the Intersil board of directors. The Intersil board of directors will use the proxies at the special meeting of shareholders and at any adjournment or postponement thereof.

The special meeting is being held so that Intersil Class A shareholders may consider and vote upon the following proposals:

•	to approve the issuance of shares of Intersil Class A common stock in the acquisition of Elantec, as explained in greater detail in this joint proxy statement/prospectus;

•	to approve an amendment to Intersil’s certificate of incorporation, subject to the completion of the merger to increase the maximum number of directors on Intersil’s board from seven to eight; and

•	to transact such other business as may properly come before the special meeting.

Record date and outstanding shares

The Intersil board of directors has fixed the close of business on         , 2002, as the record date for the special meeting. Only holders of record of Intersil Class A common stock at the close of business on the record date are entitled to notice of, and to vote at, the meeting. As of the close of business on the record date, there were          shares of Intersil Class A common stock outstanding and entitled to vote, held of record by approximately          shareholders.

Vote and quorum required

Holders of Intersil’s Class A common stock are entitled to one vote for each share held as of the record date. In order to conduct business at the special meeting, a quorum consisting of at least a majority of Intersil’s outstanding Class A common stock must be present in person or represented by proxy. Approval of the proposal to issue shares of Intersil Class A common stock in the merger requires the affirmative vote of the holders of a majority of the votes cast at the special meeting. Approval of the issuance of Intersil Class A common stock is a condition to the completion of the merger. Approval of the proposal to amend Intersil’s certificate of incorporation requires the affirmative vote of the holders of a majority of Intersil’s outstanding Class A common stock. The completion of the merger is a condition to the amendment of Intersil’s certificate of incorporation, but approval of the amendment to Intersil’s certificate of incorporation is not a condition to the completion of the merger. See “Approval of Amendment to Intersil’s Certificate of Incorporation.”

As of the record date, directors and executive officers of Intersil as a group owned approximately 3% of the outstanding shares of Intersil Class A common stock and have granted Elantec an irrevocable proxy to vote the shares held by such officers and directors in favor of the issuance of Intersil Class A common stock in the merger and in favor of the amendment to Intersil’s certificate of incorporation.

Voting

If you are a record holder of Intersil Class A common stock, you may vote over the Internet, as well as by telephone, or by proxy. Instructions on how to vote are included in the proxy card. All properly executed proxies received before the vote at the special meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated, such proxies will be voted for the proposal to approve the issuance of Intersil Class A common stock in the merger and for the proposal to approve the amendment to

Intersil’s certificate of incorporation. The proxy holders may vote the proxy in their discretion as to any other matter which may properly come before the meeting. Brokers holding shares in “street name” may vote the shares only if the shareholder provides instructions on how to vote. Brokers will provide shareholders with directions on how to instruct the broker to vote the shares.

Abstention and Broker Non-Votes

Abstentions will be counted for purposes of determining the presence or absence of a quorum. Any abstention on the proposal relating to issuance of Class A common stock in the merger will have the same effect as a vote against the approval of the issuance of Intersil Class A common stock in the merger. Any abstention on the proposal to amend Intersil’s certificate of incorporation will have the same effect as a vote against the approval of the proposed amendment.

If a broker, bank, custodian, nominee or other record holder of Intersil Class A common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will be counted for purposes of determining the presence or absence of a quorum. Broker non-votes will not affect the proposal to vote for or against the issuance of Intersil Class A common stock in the merger, and will have the same effect as a vote against the proposal to amend Intersil’s certificate of incorporation.

Appraisal Rights

Intersil’s shareholders are not entitled to appraisal rights in connection with the merger.

Expenses of Proxy Solicitation

Intersil will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Intersil will request brokers, custodians, nominees and other record holders of Intersil Class A common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Intersil Class A common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, Intersil will reimburse such holders for their reasonable expenses.

In addition to solicitation by mail, directors, officers and key employees of Intersil may solicit proxies in person or by telephone, Internet, facsimile or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses. In addition, Intersil has retained MacKenzie Partners, Inc. to act as its proxy solicitor in connection with the special meeting. MacKenzie Partners, Inc. will be paid a fee of up to $10,000 plus reimbursement of its reasonable out-of-pocket expenses.

Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Intersil board of directors for use at the special meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to the address indicated on the proxy card. All properly signed proxies received prior to the vote at the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the issuance of Intersil common stock in the merger and the amendment to Intersil’s certificate of incorporation. You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

•	delivering a written notice to the secretary of Intersil by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a later date; or

•
attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

The Intersil board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Board of Directors Recommendation

After careful consideration, the Intersil board of directors has unanimously determined that the terms of the merger agreement and the merger are in the best interests of Intersil and its shareholders. Accordingly, the Intersil board of directors unanimously recommends that Intersil shareholders vote FOR the proposal to approve the issuance of shares of Intersil’s Class A common stock as set forth in the merger agreement. In addition, after careful consideration, the Intersil board of directors has unanimously determined that the amendment to Intersil’s certificate of incorporation is advisable and in the best interests of Intersil and its shareholders. Accordingly, the Intersil board of directors unanimously recommends that Intersil shareholders vote FOR the proposal to approve the amendment to Intersil’s certificate of incorporation in the form attached to this joint proxy statement/prospectus as Annex D.

THE SPECIAL MEETING OF ELANTEC SHAREHOLDERS

Date, time and place of Elantec’s special meeting

The date, time and place of the special meeting of Elantec shareholders are as follows:

Elantec’s Headquarters
675 Trade Zone Blvd.  Milpitas, California 95035
May 14, 2002
9:00 a.m., local time

Purpose of the special meeting

Elantec is furnishing this joint proxy statement/prospectus to Elantec shareholders in connection with the solicitation of proxies by and on behalf of the Elantec board of directors. The Elantec board of directors will use the proxies at the special meeting of shareholders and at any adjournment or postponement thereof.

The special meeting is being held so that Elantec shareholders may consider and vote upon the following proposals:

•
to adopt the Agreement and Plan of Merger, dated March 10, 2002, by and among Intersil Corporation, a Delaware corporation, Echo Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of Intersil, and Elantec; and to approve the merger of Elantec with and into Echo Acquisition, Inc.; and

•	to transact such other business as may properly come before the special meeting.

Record date and outstanding shares

The Elantec board of directors has fixed the close of business on                          , 2002, as the record date for the special meeting. Only holders of record of Elantec common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were      shares of Elantec common stock outstanding and entitled to vote, held of record by approximately           shareholders.

Vote and quorum required

Holders of Elantec’s common stock are entitled to one vote for each share held as of the record date. In order to conduct business at the special meeting, a quorum consisting of at least a majority of Elantec’s outstanding common stock must be present in person or represented by proxy. Approval of the proposal to adopt the merger agreement and approve the merger requires the affirmative vote of the holders of a majority of Elantec’s outstanding common stock. Approval of the proposal to adopt the merger agreement and approve the merger is a condition to the completion of the merger.

As of the record date, directors and executive officers of Elantec and their affiliates as a group owned approximately 2% of the outstanding shares of Elantec common stock and have granted Intersil an irrevocable proxy to vote the shares held by such officers and directors in favor of the adoption of the merger agreement and the approval of the merger.

Voting

If you are a record holder of Elantec common stock, you may vote over the Internet, as well as by telephone, or by proxy. Instructions on how to vote are included in the proxy card. All properly executed proxies received before the vote at the special meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted for the proposal to adopt the merger agreement and approve the merger. The proxy holders may vote the proxy in their discretion as to any other matter which may properly come before the meeting. Brokers holding shares in “street name” may vote the shares only if the shareholder provides instructions on how to vote. Brokers will provide shareholders with directions on how to instruct the broker to vote the shares.

Abstention and Broker Non-Votes

Abstentions will be counted for purposes of determining the presence or absence of a quorum. Any abstention on the proposal relating to the merger will have the same effect as a vote against the approval of the issuance of Elantec common stock in the merger.

If a broker, bank, custodian, nominee or other record holder of Intersil Class A common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will be counted for purposes of determining the presence or absence of a quorum. Broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger.

Appraisal Rights

This joint proxy statement/prospectus constitutes the notice required by Delaware law to Elantec shareholders that, under Delaware law, they are entitled to appraisal rights with respect to the merger and, if the merger is completed, to receive payment in cash for the fair value of their shares of Elantec common stock. In general, to preserve their appraisal rights, Elantec shareholders who wish to exercise these rights must:

•	deliver a written demand for appraisal to Elantec at or before the time the vote is taken at the Elantec special meeting;

•
not vote their shares for approval and adoption of the merger and the merger agreement; continuously hold their shares of Elantec common stock from the date they make the demand for appraisal through the closing of the merger; and

•	comply with the other procedures set forth in Section 262 of the Delaware General Corporation Law, as amended.

The text of Section 262 of the Delaware General Corporation Law governing appraisal rights is attached to this joint proxy statement/prospectus as Annex E. Your failure to comply with the procedures described in Annex E will result in the loss of appraisal rights. You are encouraged to read the text of Section 262 governing appraisal rights carefully and “The Merger—Appraisal Rights” in this joint proxy statement/prospectus.

Expenses of proxy solicitation

Elantec will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Elantec will request brokers, custodians, nominees and other record holders of Elantec common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Elantec common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, Elantec will reimburse such holders for their reasonable expenses.

In addition to solicitation by mail, directors, officers and key employees of Elantec may solicit proxies in person or by telephone, Internet, facsimile or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses. In addition, Elantec has retained MacKenzie Partners, Inc. to act as its proxy solicitor in connection with the special meeting. MacKenzie Partners, Inc. will be paid a fee of up to $5,000 plus reimbursement of its reasonable out-of-pocket expenses.

Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Elantec board of directors for use at the special meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to the address indicated on the proxy card. All properly signed proxies received prior to the vote at the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve adoption of the merger agreement and the merger. You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

•	delivering a written notice to the secretary of Elantec by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a later date; or

•
attending the meeting and voting in person, although attendance at the meeting will not, in itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

The Elantec board of directors does not know of any matter to be presented for action at the meeting that is not referred to in this joint proxy statement/prospectus. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Board of Directors Recommendation

After careful consideration, the Elantec board of directors has unanimously determined that the terms of the merger agreement and the merger are advisable, fair to, and in the best interests of, Elantec and its shareholders and it has unanimously approved the merger agreement and the merger. Accordingly, the Elantec board of directors unanimously recommends that Elantec shareholders vote FOR the proposal to adopt the merger agreement and to approve the merger.

THE MERGER

This section of the joint proxy statement/prospectus describes the proposed merger. Although Intersil and Elantec believe that the description in this section covers the material terms of the merger and the related transactions, this description may not contain all of the information that is important to you. You should carefully read the entire joint proxy statement/prospectus for a more complete understanding of the merger.

General

The boards of directors of Intersil and Elantec have approved the merger of the two companies, which will have the effect of combining the businesses, shareholder groups and other constituencies of Intersil and Elantec. The combined company is expected to be a leading provider of semiconductor products targeting the wireless LAN, power management, analog optical storage and flat panel display markets. In order to complete the merger, both companies must obtain the approval of their shareholders.

Structure of the Merger

In accordance with the merger agreement and Delaware law, Elantec will merge with and into Echo Acquisition, Inc., a wholly-owned subsidiary of Intersil formed for the purpose of the merger, with Echo Acquisition, Inc. continuing in existence as the surviving corporation. Alternatively, upon the election of Intersil, Echo Acquisition, Inc. will merge with and into Elantec, with Elantec continuing in existence as the surviving corporation and a wholly-owned subsidiary of Intersil. In either case, each share of Elantec common stock issued and outstanding as of the time of the merger will be converted into the right to receive 1.24 shares of Intersil Class A common stock and $8.00 cash, without interest. Upon completion of the merger, there will no longer be a public trading market for Elantec common stock.

The merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware or at such other time as will be specified in the certificate of merger. Intersil expects the merger to occur as soon as is practicable following the special meetings of the Intersil and Elantec shareholders.

What You Will Receive in the Merger

In the merger, each share of your Elantec common stock will be exchanged for 1.24 shares of Intersil Class A common stock and $8.00 cash, without interest.

Each option to purchase Elantec common stock outstanding immediately before the completion of the merger will automatically become an option to purchase shares of Intersil Class A common stock, for an adjusted number of shares and with an adjusted exercise price based on an exchange ratio equal to 1.24 plus the quotient of $8.00 divided by the closing price of Intersil Class A common stock as reported on the Nasdaq National Market on the trading day immediately preceding the day of the merger. After the merger, a notice will be sent to each Elantec optionholder specifying this adjustment.

In addition, participants in the Elantec 1995 Employee Stock Purchase Plan will have their outstanding purchase rights assumed by Intersil, with the number of shares of Intersil Class A common stock subject to those purchase rights and the purchase price adjusted in a manner similar to converted stock options.

No fractional Intersil shares will be issued in the merger, and cash equal to the value of any fraction of a share will be paid in place thereof. All shares of Elantec common stock held in the treasury of Elantec will be canceled.

Exchange of Elantec Stock Certificates for Intersil Class A Stock Certificates and Cash

When the merger is completed, Intersil’s exchange agent will mail to each Elantec shareholder a letter of transmittal and instructions for use in surrendering Elantec stock certificates in exchange for Intersil Class A stock certificates and cash. When you deliver your Elantec stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Elantec stock certificates will be canceled and you will receive Intersil Class A common stock certificates representing the number of full shares of Intersil Class A common stock to which you are entitled under the merger agreement and a check for the amount of cash to which you are entitled under the merger agreement. You will also receive a check for the amount of cash equal to the value (based on the average closing price of Intersil Class A common stock on the last full trading day prior to the effective time of the merger) of any fractional shares of Intersil Class A common stock which would have been otherwise issuable to you as a result of the merger. Intersil will only issue an Intersil Class A common stock certificate or a check in a name other than that in which a surrendered Elantec stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes or that such transfer taxes were not applicable.

Please do not submit your Elantec stock certificates for exchange unless and until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

You will not be entitled to receive any dividends or other distributions on Elantec common stock after the merger is completed. If there is any dividend or other distribution on Intersil Class A common stock with a record date after the merger and a payment date prior to the date you surrender your Elantec stock certificates in exchange for Intersil Class A common stock certificates, you will receive, without interest, the dividend or distribution with respect to the whole shares of Intersil Class A common stock issued to you upon surrender, after deduction of any required withholding tax.

Background of the Merger

Intersil and Elantec regularly evaluate strategies to improve their competitive positions and maximize their respective shareholder values, including evaluating opportunities for acquisitions of other companies or their assets, possible partnerships or alliances, and other significant transactions.

Consistent with this practice, senior executives of Intersil and Elantec have met with each other in industry and business settings from time to time over the past several months. These executives have discussed a number of topics relating to the semiconductor business.

In April 2001, as part of its ongoing implementation of its long-term strategic plans, Intersil met with Credit Suisse First Boston, its financial advisor, to discuss expansion opportunities, including a possible acquisition of Elantec. After the meeting, Intersil instructed Credit Suisse First Boston to contact Elantec to discuss a possible acquisition of Elantec. During the third week of April 2001, Credit Suisse First Boston contacted Richard M. Beyer, president and chief executive officer of Elantec, to discuss the possibility of an acquisition of Elantec by Intersil.

On April 23, 2001, Mr. Beyer called Gregory L. Williams, president and chief executive officer of Intersil, to follow up on the conversation between Mr. Beyer and Credit Suisse First Boston. Messrs. Beyer and Williams agreed to meet to discuss the two companies and a potential business combination.

Following this discussion, Mr. Beyer requested Mohan Maheswaran, Elantec’s vice president of corporate strategy and business development, to perform a strategic assessment of the combined Intersil/Elantec entity as well as a similar analysis of Elantec combined with each of seven other potential strategic partners. This comparative analysis concluded that the potential Intersil combination provided the best strategic fit for Elantec of the eight alternatives reviewed.

On May 2, 2001, the Elantec board of directors held a regularly scheduled meeting and discussed, among other things, a framework for the review and evaluation of strategic opportunities and the results of the comparative strategic combination analysis that Elantec had performed.

On May 9, 2001, Mr. Williams met with Mr. Beyer. During the discussion, Messrs. Williams and Beyer discussed the possibility of an acquisition of Elantec by Intersil.

On May 23, 2001, at a meeting of the Intersil board of directors, Mr. Williams reported on the preliminary discussions with Elantec, and Intersil management made a presentation to the Intersil board of directors concerning the business and financial effect of an acquisition of Elantec by Intersil. At that meeting, the Intersil board of directors authorized Intersil’s management to proceed with exploring the possibility of a potential acquisition of Elantec.

On May 24, 2001, Messrs. Beyer and Maheswaran, together with Brian McDonald, vice president and chief financial officer of Elantec, met with representatives of Robertson Stephens, Inc., Elantec’s financial advisor, to review and analyze the results of Elantec's comparative strategic business combination assessment.

On June 14, 2001, Intersil and Elantec entered into a mutual non-disclosure agreement for purposes of further exploring a potential transaction.

On June 20, 2001, Mr. Williams, Daniel J. Heneghan, Intersil’s chief financial officer, and Duncan T. Weaver, vice president of business development for Intersil, met with Messrs. Beyer and McDonald in Irvine, California to discuss the strategic rationale for a possible business combination of Intersil and Elantec.

During the next several weeks, Messrs. Williams and Beyer and other representatives of Intersil and Elantec continued to discuss by telephone the possible acquisition of Elantec by Intersil. During these discussions, the representatives of Intersil communicated to Elantec that, although Intersil remained interested in a transaction with Elantec, Intersil was also pursuing other strategic alternatives that might delay progress on a transaction with Elantec. No additional meetings were scheduled or held.

The Elantec board of directors held a meeting on July 23, 2001. During this meeting, Mr. Beyer discussed with the Elantec board the various strategic options then under consideration by Elantec.

Through mid-August 2001, Messrs. Williams and Beyer spoke on a number of occasions by telephone and indicated that each remained interested in exploring a possible acquisition of Elantec by Intersil. During the latter half of August 2001, representatives from Credit Suisse First Boston advised the management of Intersil that favorable market conditions presented an opportunity for Intersil to pursue a secondary offering of common stock. Shortly thereafter, Mr. Williams instructed Credit Suisse First Boston to terminate discussions with Elantec’s management regarding any transaction between Intersil and Elantec. Intersil completed a secondary public offering of common stock in October 2001.

In mid-September 2001, Mr. Maheswaran was contacted by a senior executive of another company, Company A, about their possible interest in a business combination with Elantec.

On September 26 and October 4, 2001, Mr. Maheswaran engaged in discussions with this senior officer of Company A regarding a potential business combination between Company A and Elantec. On October 5, 2001, Mr. Beyer contacted the chief executive officer of Company A to discuss this subject further. These discussions continued over the following weeks.

On October 31, 2001, the Elantec board of directors met and discussed, among other things, the discussions held to date with Intersil and Company A. The board requested that both sets of discussions be continued but that Elantec also contact Company B and Company C, the two other companies that were highly ranked in Elantec’s comparative strategic combination assessment, to gauge such companies’ interest in a transaction with Elantec.

In early November 2001, James V. Diller, chairman of the Board of Elantec, contacted the chief executive officer of Company B to ascertain Company B’s level of interest in a strategic transaction with Elantec and a meeting was scheduled for the CEOs. As a result, an informal discussion between Mr. Beyer and the Company B chief executive officer was held on November 8, 2001.

Also in early November 2001, Mr. Diller contacted the chief executive officer of Company C to ascertain Company C’s level of interest in a strategic transaction with Elantec. The Company C chief executive officer advised Mr. Diller that Company C would analyze the potential transaction and respond. Subsequently, representatives of Company C contacted Mr. Diller and stated that despite Company C’s interest in the strategic merits of a combination between the companies, Company C would not be willing to pay any premium over Elantec’s market trading price.

On November 5 and 7, 2001, Mr. Maheswaran met with officers of Company A to discuss corporate strategies and business plans of the two companies. Following these meetings, without stating a reason for doing so, Company A elected not to continue discussions with Elantec.

In early November 2001, following the completion of the Intersil secondary offering, Mr. Beyer telephoned Mr. Williams to indicate that representatives from another company involved in the semiconductor business had contacted Elantec’s senior management with an interest in discussing a combination with Elantec and to determine if Intersil continued to have interest regarding a transaction involving Intersil and Elantec.

On November 13, 2001, Messrs. Beyer and Maheswaran and Lee Stoian, Elantec’s vice president of design engineering, met with Company B’s chief executive officer and senior management to discuss aspects of a combination between the companies. At the conclusion of the meeting, representatives of Company B communicated that a potential merger transaction with Elantec would likely be dilutive to Company B if such transaction represented a premium to Elantec’s market trading price.

On December 6, 2001, the Intersil board of directors met. Among other matters discussed was the feasibility of renewing discussions with Elantec concerning a possible acquisition. After discussions, it was determined that market conditions were not favorable for resuming discussions.

In mid-January 2002, Mr. Williams contacted Mr. Beyer by telephone to discuss the possibility of reopening discussions regarding a transaction involving Intersil and Elantec. Messrs. Williams and Beyer also discussed the potential management roles in the combined company.

On January 21, 2002, Messrs. Heneghan and Weaver conducted a teleconference with Messrs. McDonald and Maheswaran to discuss potential benefits of an acquisition of Elantec by Intersil. From time to time between January 21 and January 25, Messrs. Heneghan, McDonald, Weaver and Maheswaran continued to communicate telephonically about the benefits of a potential transaction.

On January 23, 2002, the Elantec board of directors met and, among other things, reviewed with Elantec’s management the status of discussions with the various parties with whom a strategic business combination had been discussed.

On January 31, 2002, Mr. Williams and Mr. Beyer met for dinner in Newport Beach, California to discuss an acquisition by Intersil of Elantec. Also in attendance were Mr. Heneghan, Stephen M. Moran (Intersil’s general counsel) and certain members of Intersil’s board of directors.

On February 1, 2002, at a meeting of the Intersil board of directors, Intersil management reported on the discussions with Elantec and made a presentation to the board of directors on the merits of a potential acquisition of Elantec by Intersil. At that meeting, the Intersil board of directors authorized Intersil’s management to discuss with Elantec the terms of a potential acquisition and to present a term sheet to Elantec. Later the same day,

Mr. Williams telephoned Mr. Beyer and expressed interest in continuing discussions regarding a potential acquisition. At the request of Mr. Williams, Mr. Weaver instructed representatives of Credit Suisse First Boston to open a dialogue with Elantec.

On February 4, 2002, a representative from Credit Suisse First Boston contacted Mr. Beyer and arranged a meeting with him on February 8, 2002 in San Francisco.

On February 8, 2002, a representative from Credit Suisse First Boston met with Mr. Beyer at Intersil’s request in San Francisco to discuss a methodology for structuring a possible acquisition of Elantec by Intersil.

A few days later, Messrs. Williams and Beyer had a telephone conversation regarding the potential acquisition of Elantec by Intersil. After a general discussion concerning the possible terms of such a transaction, Mr. Beyer suggested that if Intersil wished to proceed with such an acquisition, it should present a proposal to Elantec in the form of a term sheet.

Intersil and Credit Suisse First Boston, together with Dechert, Intersil’s outside legal counsel, prepared a term sheet for the acquisition of Elantec by Intersil. On February 15, 2002, Intersil, through Credit Suisse First Boston, presented Elantec, through Robertson Stephens, with a copy of the term sheet. This term sheet contemplated a combination of cash and Intersil Class A common stock to be paid and issued for each outstanding share of Elantec common stock. Over the next three days, Messrs. Beyer, McDonald and Maheswaran and representatives of Robertson Stephens and Fenwick & West LLP, Elantec’s outside legal counsel, discussed the proposed transaction terms.

On February 18, 2002, Messrs. Williams and Beyer discussed the February 15 term sheet by telephone. No agreement was reached on the financial terms proposed by Intersil. However, Messrs. Williams and Beyer agreed to permit the two companies, together with their financial advisors, to continue discussions.

During the week of February 18, 2002, representatives from Credit Suisse First Boston and Robertson Stephens discussed terms of the proposed acquisition, including the proposed exchange ratio for the common stock of the two companies and the transaction structure.

During this time, Messrs. Williams, Heneghan, Moran and Weaver spoke by telephone with representatives of Credit Suisse First Boston and Dechert regarding the terms of the proposed transaction.

On February 25, 2002, the Elantec board of directors met with its financial and legal advisors to discuss the potential transaction with Intersil as well as other strategic alternatives. The board reviewed in detail the terms proposed by Intersil and approved counter-proposals to be made to Intersil by Mr. Beyer and Robertson Stephens. The board also discussed the status of Elantec’s contacts with certain other potential strategic partners, and noted that such other parties had declined to pursue discussions with Elantec regarding a transaction that would result in a premium for Elantec shareholders.

On the morning of February 26, 2002, Elantec, through its financial advisor Robertson Stephens, provided Intersil, through its financial advisor Credit Suisse First Boston, with a revised term sheet. Later on February 26, 2002, the Elantec board of directors held a meeting in Palo Alto to consider business and financial aspects of the proposed transaction with Intersil. At this meeting, Mr. Williams made a presentation to the Elantec board regarding Intersil’s business strategy, its products and financial position, and the potential benefits of a combination of Intersil and Elantec.

On February 27, 2002, Intersil, through Credit Suisse First Boston, provided Elantec, through Robertson Stephens, a revised term sheet in response to the proposals that had been made by Elantec in the February 26 term sheet.

On February 28, 2002, Messrs. Williams and Beyer met at the offices of Dechert, in Newport Beach, California to discuss the February 27 term sheet that Intersil had presented to Elantec. During this meeting, Messrs. Williams and Beyer negotiated the broad terms of the proposed acquisition, including the acquisition consideration to be paid to Elantec shareholders in the transaction. At the conclusion of this meeting, Messrs. Williams and Beyer reached tentative agreement on the financial terms of the proposed acquisition of Elantec by Intersil but deferred resolution of the other terms until negotiation of the definitive transaction documents. Further, Messrs. Williams and Beyer scheduled a mutual due diligence meeting for March 4, 2002. Also on February 28, 2002, Messrs. Moran and Weaver instructed representatives of Dechert to begin preparing drafts of the merger agreement and certain ancillary agreements.

On March 1, 2002, Mr. Weaver spoke by telephone with representatives of Credit Suisse First Boston and reviewed Intersil’s due diligence plan. Later that day, Messrs. Weaver and Maheswaran spoke by telephone and reviewed the agenda for the business due diligence meetings scheduled for March 4, 2002. Beginning on March 1, 2002, the parties exchanged legal and financial due diligence request lists and commenced legal due diligence.

On March 2, 2002, Messrs. Moran and Weaver and representatives of Credit Suisse First Boston and Dechert discussed the terms of the draft merger agreement to be forwarded to Elantec. Also on that day, Elantec agreed with Intersil to enter into an exclusive negotiating period with respect to an acquisition transaction.

On March 3, 2002, Dechert, at the direction of Intersil, delivered a draft of the merger agreement to representatives of Fenwick & West.

On the morning of March 4, 2002, through March 7, 2002, management teams from Intersil and Elantec, along with their respective financial, legal and accounting advisors, met at the offices of Dechert in Newport Beach, California to review and discuss Intersil’s business and Elantec’s business. During this time, advisors to Intersil and Elantec continued their due diligence review of Elantec and Intersil, respectively. In addition, representatives from Dechert and Fenwick & West negotiated the merger agreement and ancillary transaction documents. On March 6, 2002, representatives of Intersil made due diligence calls to Elantec’s customers.

On March 7, 2002, representatives from Dechert and Fenwick & West met in Newport Beach to continue negotiations of the merger agreement for the acquisition of Elantec and ancillary transaction documents. Representatives of Intersil continued to make due diligence calls to Elantec’s customers. Also on March 7, 2002, representatives of Elantec made due diligence calls to Intersil’s customers.

On March 7, 2002, the Elantec board of directors held a meeting to review the results of the business, legal and financial due diligence investigations of Intersil. Mr. Beyer gave a presentation on the strategic benefits of the proposed combination and a summary of the due diligence of the business of Intersil. Accounting representatives of Elantec discussed the results of their financial, accounting and tax due diligence of Intersil, and representatives of Fenwick & West reported on the results of their legal due diligence of Intersil. During this meeting, legal counsel also provided the board with a detailed review of the proposed transaction terms in the definitive agreements. Following discussion, the Elantec board authorized the company’s management to proceed with final transaction negotiations and due diligence, and designated Mr. Diller as the Elantec director in addition to Mr. Beyer who would serve on the Intersil board following the merger.

Also on March 7, 2002, Intersil presented Mr. Beyer with proposed terms for his compensation package as chief executive officer of the combined company. These terms were negotiated between Intersil and Mr. Beyer over the next two days.

On March 8, 2002, at a telephonic board meeting, Intersil management updated the Intersil board of directors on Intersil’s due diligence investigation of Elantec and on the status of negotiations on the merger agreement. Also at this meeting, Credit Suisse First Boston reviewed its financial analysis of the consideration to be paid by Intersil in the proposed acquisition, and Dechert reviewed the terms of the proposed acquisition of Elantec.

On March 9, 2002, representatives of Dechert and Fenwick & West worked to complete the merger agreement, the ancillary documents and their respective due diligence reviews. Representatives of Intersil and Elantec prepared marketing and communications materials, including a draft press release.

On March 10, 2002, the board of directors of Intersil held a meeting by telephone conference call. At this meeting, Intersil’s management reviewed the terms of the proposed acquisition and its assessment of Elantec’s business. Dechert reviewed the terms of the merger agreement and various ancillary agreements and its due diligence regarding legal matters. Also at this meeting, Credit Suisse First Boston rendered to the Intersil board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated March 10, 2002, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to Intersil. See “The Merger—Opinion of Intersil’s Financial Advisor.” The board of directors of Intersil then unanimously approved the proposed acquisition, authorized the execution of the merger agreement and the related documentation, and unanimously resolved to recommend that the Intersil shareholders approve the issuance of the shares of Intersil Class A common stock in the merger and, subject to the completion of the merger, the amendment of Intersil’s certificate of incorporation to increase the maximum size of the board from seven to eight.

Also on March 10, 2002, the Elantec board of directors held a meeting to consider the approval of the proposed merger. During this meeting, representatives of Fenwick & West gave a detailed report on certain of Intersil’s pending litigation matters. Then representatives of Robertson Stephens provided the board with a detailed financial analysis of the proposed transaction, and delivered to the board the opinion of Robertson Stephens that, as of the date of the opinion, and based on and subject to the matters described in the opinion, the merger consideration to be received by Elantec shareholders in the transaction was fair to such shareholders from a financial point of view. See “The Merger—Opinion of Elantec’s Financial Advisor.” Mr. Beyer then excused himself from a portion of the meeting while the remaining members of the Elantec board discussed the proposed terms of Mr. Beyer’s compensation as president and chief executive officer of Intersil following the merger, as proposed by Intersil. Following additional discussion, the three Elantec directors who will not serve as directors of Elantec or Intersil following the merger unanimously recommended to the full board that the proposed merger with Intersil should be approved. Following this recommendation, the board of directors of Elantec unanimously determined that the merger transaction with Intersil was in the best interests of Elantec’s shareholders and approved the merger and related matters.

Throughout the day, representatives from Intersil and Elantec worked to finalize communications materials and a joint press release.

At approximately 1:00 p.m. P.S.T. on March 10, 2002, the parties executed and delivered the merger agreement and the executed ancillary transaction documents.

At approximately 7:30 p.m. P.S.T. on March 10, 2002, Intersil and Elantec issued a joint press release announcing the proposed acquisition of Elantec by Intersil.

Intersil’s Reasons for the Merger

The Intersil board believes that the following are reasons the merger will be beneficial to Intersil and its shareholders and unanimously recommends that the Intersil shareholders vote FOR the issuance of shares of Intersil Class A common stock in connection with the merger.

•
Given the complementary nature of the analog product lines of Intersil and Elantec, the merger will enhance the opportunity to realize Intersil’s strategic objective of building a portfolio of proprietary analog and wireless solutions targeted at high growth markets.

•
A combination with Elantec is consistent with Intersil’s strategy of targeting the high margin, high performance analog semiconductor market, while continuing to strengthen Intersil’s leadership in the high growth wireless networking business.

•	Combining Intersil and Elantec would provide an opportunity for increased sales to and support of current Intersil and Elantec customers by offering an integrated and broader product line.

•
The combination creates significant opportunities for cost reduction through the integration of Intersil’s and Elantec’s businesses, improved manufacturing efficiencies, and the elimination of redundant overhead expenses and duplicate sales, marketing and administrative functions.

•	The highly complementary geographic channel and sales strengths of Intersil and Elantec create an efficient and competitive global sales network.

•
The combination of Intersil’s and Elantec’s analog semiconductor engineering resources and complementary technologies should enable the combined company to focus on new innovative technologies including potentially expanding the combined company’s product line into new vertical applications, as well as “best of breed” next generation product.

•	The Intersil shareholders would have the opportunity to participate in the potential for growth of the combined company after the merger.

Recommendation of the Intersil Board; Additional Considerations of the Intersil Board

After careful consideration, the Intersil board of directors has determined that the terms of the merger agreement and the transactions associated with it are advisable and in the best interests of the company and unanimously recommends that the shareholders of Intersil vote FOR the issuance of shares of Intersil Class A common stock pursuant to the merger agreement. In addition, the Intersil board of directors has unanimously determined that the amendment to the certificate of incorporation of Intersil is advisable and in the best interests of the Intersil shareholders and recommends that the Intersil shareholders vote FOR the amendment to Intersil’s certificate of incorporation to expand the maximum size of its board of directors from seven to eight at the effective time of the merger. During the course of its deliberations, the Intersil board of directors considered, with the assistance of management and its legal and financial advisors and independent accountants, a number of material factors including the following:

•	the reasons described under “—Intersil’s Reasons for the Merger;”

•
the familiarity of Intersil’s board of directors and management with the business, properties and prospects of Intersil, including the opportunities available to Intersil other than the proposed merger;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Intersil Class A common stock and Elantec common stock;

•
the opinion, dated March 10, 2002, of Credit Suisse First Boston, Intersil’s financial advisor, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to Intersil, which opinion is described below under the caption “The Merger—Opinion of Intersil’s Financial Advisor;”

•	the potential impact of the merger on Intersil’s suppliers, customers and employees;

•	the terms and conditions of the merger agreement, including:

•	the benefits to be received by Intersil shareholders relative to the dilution to Intersil’s shareholders in the merger and a comparison of comparable merger transactions,

•	the parties’ representations, warranties and covenants, and the conditions to their respective obligations; and

•	the termination fee payable to Intersil or Elantec under specified circumstances;

•
the financial condition, results of operations, businesses and prospects of Intersil and Elantec before and after giving effect to the merger, including the results of Intersil’s due diligence review of Elantec’s financial condition, results of operations, businesses and prospects;

•
historical information concerning Intersil’s and Elantec’s respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company as filed with the Securities and Exchange Commission;

•	the technical expertise and experience of Elantec’s employees; and

•	the depth of experience of the combined management.

The Intersil board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including but not limited to:

•	the risk that the potential synergies and other benefits sought in the merger might not be fully realized;

•	the challenges of integrating the management teams, strategies, cultures and organizations of the companies;

•	the risk that key management and other personnel might not remain employed by Intersil or the combined company;

•	the risk of disruption of sales momentum as a result of uncertainties created by the announcement of the merger;

•
the possibility that the merger might not be consummated, even if the merger and the issuance of Intersil Class A common stock are approved by Elantec’s and Intersil’s shareholders, respectively, including the possibility that Intersil would have to pay a termination fee;

•
the effect of the public announcement of the merger and the possibility that the merger might not be consummated on (a) demand for Intersil’s products and services, Intersil’s relationships with strategic partners, Intersil’s operating results and Intersil’s stock price and (b) Intersil’s ability to attract and retain key management and engineering, marketing, sales, technical and other personnel;

•	the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger; and

•	other applicable risks described in this joint proxy statement/prospectus under the heading “Risk Factors.”

After due consideration, Intersil’s board of directors concluded that the potential benefits of the merger to Intersil and its shareholders outweighed the risks associated with the merger.

The foregoing discussion is not exhaustive of all factors considered by the Intersil board of directors. Each member of Intersil’s board of directors may have considered different factors, and the Intersil board of directors evaluated these factors as a whole and did not quantify or otherwise assign relative weights to factors considered. In addition, the Intersil board of directors did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the Intersil board of directors conducted an overall analysis of the factors described above. The members of the board of directors were aware that, as described below under “The Merger—Interests of Certain Persons in the Merger,” certain directors and officers of Intersil have interests in the merger in addition to, or different from, their interests as shareholders in Intersil, and the board of directors considered this in deciding to recommend the transaction.

Intersil cannot assure you that any of the expected results, synergies, opportunities or other benefits described in this section will be achieved as a result of the merger.

Opinion of Intersil’s Financial Advisor

Credit Suisse First Boston has acted as Intersil’s exclusive financial advisor in connection with the merger. Intersil selected Credit Suisse First Boston based on Credit Suisse First Boston’s experience, expertise and reputation, and its familiarity with Intersil and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In connection with Credit Suisse First Boston’s engagement, Intersil requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to Intersil, of the merger consideration to be paid by Intersil in the merger. On March 10, 2002, at a meeting of the Intersil board of directors held to evaluate the merger, Credit Suisse First Boston rendered to the Intersil board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated March 10, 2002, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be paid by Intersil pursuant to the merger agreement was fair, from a financial point of view, to Intersil.

THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON’S WRITTEN OPINION, DATED MARCH 10, 2002, TO THE INTERSIL BOARD OF DIRECTORS, WHICH SETS FORTH, AMONG OTHER THINGS, THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B AND IS INCORPORATED INTO THIS JOINT PROXY STATEMENT/PROSPECTUS BY REFERENCE. HOLDERS OF INTERSIL CLASS A COMMON STOCK ARE ENCOURAGED TO READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. CREDIT SUISSE FIRST BOSTON’S OPINION IS ADDRESSED TO THE INTERSIL BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO ANY MATTER RELATING TO THE MERGER. THE SUMMARY OF CREDIT SUISSE FIRST BOSTON’S OPINION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and certain publicly available business and financial information relating to Intersil and Elantec. Credit Suisse First Boston also reviewed certain other information relating to Intersil and Elantec, including certain publicly available financial forecasts with respect to Intersil and Elantec and certain financial forecasts with respect to Intersil and Elantec prepared by and provided to or discussed with Credit Suisse First Boston by Intersil and Elantec, and met with the managements of Intersil and Elantec to discuss the businesses and prospects of Intersil and Elantec. Credit Suisse First Boston also considered certain financial and stock market data of Intersil and Elantec, and compared those data with similar data for publicly held companies in businesses similar to those of Intersil and Elantec, and Credit Suisse First Boston considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. Credit Suisse First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on that information being complete and accurate in all material respects. With respect to the publicly available financial forecasts, Credit Suisse First Boston reviewed and discussed such forecasts with the management of Elantec and Intersil and was advised, and assumed, that such forecasts represented reasonable estimates as to the future financial performance of Elantec and Intersil. Credit Suisse First Boston was advised, and assumed, that the respective financial forecasts for Elantec and

Intersil prepared by Elantec and Intersil were reasonably prepared on bases reflecting the best estimates and judgments available at that time of the respective managements of Elantec and Intersil as to the respective future financial performances of Elantec and Intersil. In addition, Credit Suisse First Boston relied, without independent verification, upon the assessments of the managements of Intersil and Elantec as to (i) the existing and future technology and products of Intersil and Elantec and the risks associated with such technology and products, (ii) the potential cost savings and synergies (including the amount, timing and achievability thereof) and strategic benefits anticipated by the managements of Intersil and Elantec to result from the merger, (iii) Intersil’s and Elantec’s ability to integrate the businesses of Intersil and Elantec and (iv) Intersil’s and Elantec’s ability to retain key employees of Intersil and Elantec. Credit Suisse First Boston also assumed, with Intersil’s consent, that the merger will be consummated upon the terms and subject to the conditions set forth in the merger agreement without amendment, modification or waiver of any material terms thereof and that in the course of obtaining any necessary regulatory and third party approvals and consents for the merger, no modification, condition, restriction, limitation or delay will be imposed that will have a material adverse effect on Intersil or Elantec or the contemplated benefits of the merger to Intersil. Credit Suisse First Boston has assumed, with Intersil’s consent, that the merger will be treated as a tax-free reorganization for federal income tax purposes. Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Intersil or Elantec, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals.

Credit Suisse First Boston’s opinion was necessarily based upon information available to it, and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Credit Suisse First Boston did not express any opinion as to the value of Intersil Class A common stock when issued pursuant to the merger or the prices at which Intersil Class A common stock would trade at any time. Credit Suisse First Boston’s opinion did not address the relative merits of the merger as compared to other business strategies that might be available to Intersil, nor did it address the underlying business decision of Intersil to proceed with the merger.

In preparing its opinion to the Intersil board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston’s analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Intersil and Elantec. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to Intersil, Elantec or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston’s analyses and estimates are inherently subject to substantial uncertainty.

Credit Suisse First Boston’s opinion and financial analyses were only one of many factors considered by the Intersil board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Intersil board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses underlying Credit Suisse First Boston’s opinion dated March 10, 2002 delivered to the Intersil board of directors in connection with the merger.

THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND CREDIT SUISSE FIRST BOSTON’S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CREDIT SUISSE FIRST BOSTON’S FINANCIAL ANALYSES.

Comparable Company Analysis.  Credit Suisse First Boston compared financial, operating and stock market data of Intersil, Elantec, and Elantec (at the price implied by the terms of the merger as of March 7, 2002) to corresponding data of the following 12 publicly traded companies in the Analog majors and Analog segments of the semiconductor industry:

Majors	Analog
– Texas Instruments Inc.	– Maxim Integrated Products, Inc.	– Silicon Laboratories, Inc.
– STMicroelectronics N.V.	– Linear Technology Corporation	– Integrated Circuit Systems, Inc.
– Analog Devices, Inc.	– National Semiconductor Corporation	– Exar Corporation
	– Semtech Corporation	– O2Micro International Limited
– Micrel, Inc.

Credit Suisse First Boston compared stock prices as a multiple of estimated calendar years 2002 and 2003 earnings per share and fully diluted aggregate values, calculated as fully diluted equity market value plus net debt, as a multiple of estimated calendar years 2002 and 2003 revenues. All multiples were based on closing stock prices as of March 7, 2002. Estimated financial data for Intersil, Elantec, and the group of companies were based on publicly available financial forecasts. This analysis indicated the following mean and median implied multiples for the group of companies, as compared to the implied multiples for Intersil, Elantec, and Elantec (at the price implied by the terms of the merger), two trading days before the public announcement of the merger. These multiples are indicated in the following table:

	Price / Earnings				Aggregate Value / Revenue
	Estimated 2002		Estimated 2003		Estimated 2002		Estimated 2003
	Mean	Median	Mean	Median	Mean	Median	Mean	Median
Majors	102.6x	97.6x	44.4x	42.7x	7.0x	7.5x	5.8x	6.4x
Analog	99.0x	68.1x	59.3x	51.2x	12.3x	11.4x	10.7x	10.1x
Intersil	55.1x		37.0x		5.5x		4.3x
Elantec	62.0x		41.5x		7.5x		6.0x
Elantec at price implied by the proposed transaction	78.1x		52.3x		10.2x		8.0x

Precedent Transactions Analysis.  Credit Suisse First Boston reviewed the premiums and implied transaction multiples paid in the following ten merger and acquisition transactions in the semiconductor industry:

Acquiror	Target
Genesis Microchip Inc.	Sage, Inc.
TriQuint Semiconductor, Inc.	Sawtek Inc.
LSI Logic Corporation	C-Cube Microsystems Inc.
Maxim Integrated Products, Inc.	Dallas Semiconductor Corporation
Microchip Technology Inc.	Telcom Semiconductor, Inc.
Texas Instruments Inc.	Burr-Brown Corporation
Texas Instruments Inc.	Unitrode Corporation
Intel Corporation	Level One Communications, Inc.
Bain Capital Inc.	Integrated Circuit Systems, Inc.
Unitrode Corporation	Benchmarq Microelectronics, Inc.

In each transaction, Credit Suisse First Boston calculated the premium implied by the per share consideration prior to announcement, relative to the target’s trading price over various periods. In stock-for-stock transactions that included no cash consideration, Credit Suisse First Boston calculated the premium implied by the exchange ratio for the targets and acquirors prior to announcement relative to the exchange ratio for the targets and acquirors over 30 trading day and 45 trading day periods.

Credit Suisse First Boston then calculated an implied exchange ratio for the proposed Elantec/Intersil merger by applying the median premiums paid in the precedent transactions to the 30 trading day and 45 trading day exchange ratios of Elantec and Intersil prior to March 7, 2002, and applying the median premiums paid in the precedent transactions to the average trading price of Elantec for various periods prior to March 7, 2002. Credit Suisse First Boston compared the implied exchange ratios based on the precedent transactions to the implied exchange ratio of 1.477x in the merger. The implied exchange ratio in the merger was calculated by dividing the implied Elantec per share merger consideration (1.240 Intersil Class A common shares multiplied by $33.79 plus $8.00) by Intersil’s stock price ($33.79 as of March 7, 2002). The median premiums and implied Elantec/Intersil exchange ratios for the different periods resulting from this analysis are set forth in the following table:

Time Period	Median Premium	Implied Elantec/Intersil Exchange Ratio
1 Trading Day Prior	41%	1.650x
30 Trading Days Prior	43%	1.587x
30 Trading Days Prior Average Stock Price	37%	1.494x
30 Trading Days Prior Average Exchange Ratio	34%	1.700x
45 Trading Days Prior Average Stock Price	37%	1.550x
45 Trading Days Prior Average Exchange Ratio	35%	1.701x
52 Week Prior High Closing Price	(32%)	0.877x
52 Week Prior Low Closing Price	164%	1.567x

Credit Suisse First Boston also reviewed fully diluted aggregate values as a multiple of last 12 months (LTM) revenue and estimated next 12 months (NTM) revenue in the ten selected transactions. In addition, Credit Suisse First Boston reviewed fully diluted equity values as a multiple of LTM net income and estimated NTM net income in the ten selected transactions. All multiples for the selected transactions were based on information available at the time of the relevant transaction. Estimated financial data for the selected transactions were based on publicly available financial forecasts. Credit Suisse First Boston then compared the range of multiples from the ten precedent transactions to the implied multiples from the proposed merger as of March 7, 2002. Financial data for Elantec were based on publicly available financial forecasts. The resulting analysis is summarized in the following table:

	Aggregate Value as a Multiple of:		Equity Value as a Multiple of:
	LTM Revenue	NTM Revenue	LTM Net Income	NTM Net Income
Low	1.6x	2.0x	14.3x	13.4x
High	22.2x	15.7x	132.6x	77.6x
Proposed Transaction	12.1x	10.2x	109.2x	78.1x

Credit Suisse First Boston also reviewed the average exchange ratio premiums paid in 294 stock-for-stock transactions in the technology universe since January 1, 1990. Credit Suisse First Boston calculated the average exchange ratio premiums paid in the precedent transactions over various periods prior to public announcement of the transactions ranging from one trading day prior to one year prior. Credit Suisse First Boston then applied the resulting average premiums to the ratio of the closing price of Elantec common stock to the closing price of Intersil common stock over the same periods. Credit Suisse First Boston then compared the implied exchange ratios over the various periods observed to the implied exchange ratio in the merger of 1.477x (calculated as described above). The range of exchange ratios implied for the merger are set forth in the table below:

	1 Year Average	90 Trading Days Prior Average	60 Trading Days Prior Average	30 Trading Days Prior Average	10 Trading Days Prior Average	One Trading Day Prior
Average Exchange Ratio Premium of 294 Precedent Transactions	21.3%	37.1%	41.7%	43.0%	40.0%	34.8%
Implied Elantec / Intersil Ratio Applying Premiums from Precedent Transactions	1.312x	1.584x	1.745x	1.820x	1.676x	1.580x

Discounted Cash Flow Analysis.  Credit Suisse First Boston performed separate discounted cash flow analyses on Intersil and Elantec to estimate the present value of the unlevered after-tax free cash flows that those businesses could produce on a stand-alone basis from calendar year 2002 through calendar year 2006. Ranges of terminal values for the discounted cash flow analyses were estimated using multiples of 32.0x to 38.0x terminal year (estimated 2006) unlevered net income for each company. Credit Suisse First Boston then discounted to present value the unlevered after-tax free cash flow streams and terminal values using discount rates ranging from 15.0% to 20.0%. The discount rates were derived from a weighted average cost of capital analysis of Intersil and Elantec. Adjusting for net cash and investments for Intersil and Elantec, these analyses implied a fully diluted per share equity reference range of $27.48 to $36.72 for Intersil and $34.41 to $46.30 for Elantec. The high end of an implied exchange ratio range between Intersil and Elantec was then calculated by dividing the highest implied Elantec price by the lowest implied Intersil price. The low end of the implied exchange ratio range between Intersil and Elantec was calculated by dividing the lowest implied Elantec price by the highest implied Intersil price. This analysis resulted in the range of implied exchange ratios set forth below:

	Implied Per Share Equity Values and Implied Exchange Ratios
	Low Elantec / High Intersil	High Elantec / Low Intersil
Elantec	$34.41	$46.30
Intersil	$36.72	$27.48
Implied Exchange Ratio	0.937x	1.685x

Pro Forma Earnings Impact Analysis.  Credit Suisse First Boston analyzed the potential pro forma effect of the merger on Intersil’s estimated earnings per share on an annual basis for calendar years 2002 and 2003. The analysis was conducted assuming publicly available financial forecasts for Intersil and Elantec, and management estimated pre-tax synergies. Based on the consideration in the merger of 1.240 Intersil shares and $8.00 in cash per Elantec share, excluding the impact of amortization expenses and assuming the transaction closed on January 1, 2002, this analysis indicated that the merger would be dilutive by approximately 6.6% to Intersil’s estimated earnings per share for calendar year 2002 and would be accretive by approximately 0.4% to Intersil’s estimated earnings per share for calendar year 2003. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Factors.  In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

•
reported earnings per share for the last 12 fiscal quarters for Elantec compared to publicly available research analysts’ estimates for the respective quarters at the time of the earnings release and at the beginning of the respective quarter; and

•
historical price performance and trading characteristics of Intersil common stock and Elantec common stock and the relationship between movements in Intersil common stock, movements in Elantec common stock and movements in selected stock indices of related industries.

Miscellaneous.  Intersil has agreed to pay Credit Suisse First Boston a fee for its financial advisory services in connection with the merger, a significant portion of which is contingent upon the consummation of the merger. Credit Suisse First Boston also received a fee upon delivery of its opinion. Intersil also has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Credit Suisse First Boston and its affiliates have in the past provided and may currently be providing investment banking and financial services to Intersil unrelated to the proposed merger, for which services Credit Suisse First Boston and its affiliates have received and expect to receive compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the securities of Intersil or Elantec for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

Elantec’s Reasons for the Merger; Additional Considerations of the Elantec Board

The Elantec board of directors has determined that the terms of the merger agreement and the merger are advisable, fair to, and in the best interests of, Elantec and its shareholders. In reaching its unanimous decision to approve the merger agreement and the merger, the Elantec board of directors consulted Elantec’s management, financial advisors and legal counsel, and identified and considered many factors which, when taken as a whole, supported its decision. The Elantec board of directors considered the following material information and factors in reaching its determination to approve the merger agreement and the merger:

•	The board considered that based upon:

•
the $36.65 closing price of Intersil Class A common stock on the Nasdaq National Market on March 8, 2002, the last full trading day prior to the board’s meeting on March 10, 2002 to approve the merger;

•	the $41.20 closing price of Elantec common stock on the Nasdaq National Market on March 8, 2002;

•	the exchange ratio of 1.24 shares of Intersil Class A common stock for each share of Elantec common stock; and

•	the $8.00 cash, without interest, to be paid for each share of Elantec common stock,

$53.45 in value was being offered for each share of Elantec common stock in the merger, representing a 29.7% premium to the closing price of Elantec common stock on the Nasdaq National Market on March 8, 2002, a 44.5% premium to the average closing price of Elantec common stock for the 30 consecutive trading day period prior to March 10, 2002, a 41.4% premium to the average closing price of Elantec common stock for the 90 consecutive trading day period prior to March 10, 2002 and a 17.1% premium to the highest trading price for Elantec common stock during the 52-week period prior to March 10, 2002 of $45.63. The board also considered current financial market conditions and the historic volatility and trading prices of Elantec common stock and Intersil Class A common stock, as well as the board’s expectations regarding the potential for future increases in the trading prices of the two stocks.

•
that $8.00 of the merger consideration to be received by the Elantec shareholders will be paid in cash, without interest, ensuring the delivery of a certain amount of fixed value to Elantec shareholders despite overall stock market or semiconductor industry volatility or adverse changes in Intersil’s business or common stock price. In agreeing to a transaction containing this fixed cash consideration, the board also sought to ensure that Elantec shareholders would benefit from Elantec’s own cash position.

•
the analyses and presentation of Robertson Stephens on the financial aspects of the merger, including its opinion to the Elantec board of directors as to the fairness, from a financial point of view, of the merger consideration to the holders of Elantec common stock.

•	the larger market capitalization of Intersil compared to Elantec’s and the corresponding increase in trading liquidity for Elantec shareholders as a result of the merger.

•
the complementary nature of Intersil’s and Elantec’s product portfolios, Intersil’s and Elantec’s shared vision of providing system level value for their target markets and the potential for the combined company to become a more powerful and strategic supplier of analog and wireless semiconductor products.

•
the opportunity for existing Elantec shareholders to participate in the future growth of Intersil, whose resources combined with those of Elantec may enhance the combined company’s ability to respond more quickly and effectively to increased competition and demands in targeted markets.

•
the terms of the merger agreement, including the limited conditions to closing the merger, Intersil’s limited rights to terminate the merger agreement, and Elantec’s rights under the merger agreement to consider superior acquisition proposals and to otherwise alter the board’s recommendation to approve the merger should the board determine that its fiduciary duties to Elantec shareholders so require.

•	the likelihood that Intersil and Elantec would be able to complete the merger, including their ability to obtain the necessary regulatory approvals.

•
the expected tax treatment of the merger for U.S. federal income tax purposes, including the possibility that the merger would not be treated as a “reorganization” under the tax code, but that in any event, Elantec shareholders would receive in the merger cash and registered shares of a highly liquid security.

•
the opportunities and risks of continuing to operate Elantec as an independent company and the difficulties of competing in the markets for video, optical storage, communications and power management products against other semiconductor companies, many of whom have significantly larger product lines, sales and marketing capabilities and financial resources than Elantec, and the Elantec board’s conclusion that a combination with Intersil is a superior alternative.

•
historical information concerning Intersil’s and Elantec’s respective businesses, financial performance and financial conditions, operations, prospects, technology, managements, competitive positions and stock performances.

In reaching its decision to approve the merger agreement and the merger and to recommend approval and adoption of the merger agreement and approval of the merger to Elantec’s shareholders, Elantec’s board of directors also considered a number of potentially negative factors concerning the merger. These factors included the following:

•	the risks of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger with Intersil.

•
the challenges of combining the businesses, assets and workforces of Elantec and Intersil and the risks of not achieving anticipated business, technological and financial synergies of the combination, as well as other matters that might adversely affect the trading price of the Intersil Class A common stock received in the merger.

•	the possible effects of the public announcement of the merger on Elantec’s sales and its relationships with its suppliers, customers and employees as a result of the merger.

•	the risk to Elantec’s business, sales, operations and financial results in the event that the merger is not consummated.

•
the number of Elantec shares covered by the voting agreement with Intersil as well as the termination fee payable to Intersil in certain events involving another transaction, and the potential effect of such factors in deterring other potential acquirors from proposing an alternative transaction that may be more advantageous to Elantec shareholders than the merger.

In addition, Elantec’s board of directors considered the interests that its officers and directors may have with respect to the merger in addition to their interests as Elantec shareholders. See “The Merger—Interests of Certain Persons in the Merger.”

After due consideration, the Elantec board of directors concluded that the risks associated with the proposed merger were outweighed by the potential benefits of the merger.

The foregoing discussion of the information and factors considered by Elantec’s board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by Elantec’s board. In view of the variety of factors and the amount of information considered, Elantec’s board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the merger agreement and the merger. In addition, individual members of Elantec’s board of directors may have given different weights to different factors. The Elantec board considered all of these factors as a whole, and overall considered them to be favorable to and to support its determination.

Recommendation of Elantec’s Board of Directors

Elantec’s board of directors has unanimously approved the merger agreement and the merger. Elantec’s board of directors believes that the terms of the merger agreement and the merger are advisable, fair to, and in the best interests of, Elantec and its shareholders, and recommends that its shareholders vote FOR the proposal to approve and adopt the merger agreement and to approve the merger.

If the merger is not completed, Elantec intends to continue as an independent public company and will continue to evaluate other strategic transactions or alternatives to realize value for its shareholders.

Opinion of Elantec’s Financial Advisor

Under a letter agreement dated March 5, 2002, Elantec engaged Robertson Stephens to provide financial advisory and investment banking services in connection with the proposed merger and to render an opinion as to the fairness of the merger consideration, from a financial point of view, to the holders of Elantec common stock.

On March 10, 2002, at a meeting of the Elantec board of directors held to evaluate the proposed merger, Robertson Stephens delivered to Elantec’s board of directors its oral opinion (also confirmed in writing on March 10, 2002) that, as of March 10, 2002 and based on the matters considered and the limitations on the review undertaken described in the opinion, the 1.24x exchange ratio (the “exchange ratio”) plus $8.00 cash, without interest (together with the Intersil Class A common stock payable pursuant to the exchange ratio, the “merger consideration”), which implied a total exchange ratio of 1.458x (the “merger exchange ratio”), was fair from a financial point of view to the holders of Elantec common stock. The merger consideration was determined through negotiations between the respective managements of Elantec and Intersil. Although Robertson Stephens assisted the management of Elantec in those negotiations, Robertson Stephens was not asked by, and did not recommend to, Elantec that any specific exchange ratio constituted the appropriate exchange ratio for the merger. The implied exchange ratio in the merger was calculated by dividing the implied Elantec per share merger consideration (1.240 Intersil Class A common shares multiplied by $36.65 plus $8.00) by Intersil’s stock price ($36.65 as of March 8, 2002).

You should consider the following when reading the discussion of the opinion of Robertson Stephens in this document:

•	We urge you to read carefully the entire opinion of Robertson Stephens, which is set forth in Annex C to this joint proxy statement/prospectus and is incorporated herein by reference.

•
The following description of the Robertson Stephens opinion is qualified by reference to the full opinion located in Annex C to this joint proxy statement/prospectus. The full opinion sets forth, among other things, the assumptions made by Robertson Stephens, the matters it considered and the limitations on the review undertaken.

•
The Robertson Stephens opinion was prepared for the benefit and use of the Elantec board of directors in its consideration of the merger and does not constitute a recommendation to shareholders of Elantec as to how they should vote at the special meeting, or take any other action, in connection with the merger.

•
The Robertson Stephens opinion does not address the relative merits of the merger and any other transactions or business strategies considered by the Elantec board of directors as alternatives to the merger agreement or the underlying business decision of the Elantec board of directors to proceed with or effect the merger.

Although developments following the date of the Robertson Stephens opinion may affect the opinion, Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The Robertson Stephens opinion was necessarily based upon market, economic and other conditions that were in effect on, and information made available to Robertson Stephens as of, the date of the opinion. You should understand that subsequent developments may affect the conclusion expressed in the Robertson Stephens opinion and that Robertson Stephens disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion. The Robertson Stephens opinion was limited to the fairness, from a financial point of view and as of March 10, 2002, of the merger consideration to the holders of Elantec common stock.

Opinion and Analysis of Robertson Stephens

In connection with the preparation of its opinion, Robertson Stephens:

•	reviewed certain publicly available financial statements and other business and financial information of Elantec and Intersil;

•
reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information, concerning (a) Elantec prepared by the management of Elantec and (b) Intersil prepared by the management of Intersil;

•	reviewed with Elantec and Intersil certain publicly available estimates of research analysts relating to Elantec and Intersil;

•
held discussions with the respective managements of Elantec and Intersil concerning the businesses, past and current operations, financial conditions and future prospects of both Elantec and Intersil, independently and combined, including discussions with the managements of Elantec and Intersil concerning cost savings and other synergies that are expected to result from the merger as well as their views regarding the strategic rationale for the merger;

•	reviewed the financial terms and conditions set forth in the draft merger agreement dated March 8, 2002;

•	reviewed the stock price and trading history of Elantec common stock and Intersil common stock;

•
compared the financial performance of Elantec and Intersil and the prices and trading activity of Elantec common stock and Intersil Class A common stock with that of certain other publicly traded companies comparable with Elantec and Intersil, respectively;

•	compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that it deemed relevant;

•	reviewed the pro-forma impact of the merger on Intersil’s earnings per share;

•	prepared an analysis of the relative contributions of Elantec and Intersil to the combined company;

•	prepared a discounted cash flow analysis of Elantec;

•	participated in discussions and negotiations among representatives of Elantec and Intersil and their financial and legal advisors; and

•	made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the managements of Elantec and Intersil) or publicly available and neither attempted independently to verify, nor assumed responsibility for verifying, any of such information. Robertson Stephens relied upon the assurances of the managements of Elantec and Intersil that they were not aware of any facts that would make the information, in light of the circumstances under which it was provided, inaccurate or misleading. Furthermore, Robertson Stephens did not obtain or make, or assume responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Elantec or Intersil, nor was it furnished with any such evaluation or appraisal.

With respect to the financial forecasts and projections (and the assumptions and bases therefor) for Elantec and Intersil (including projections with respect to operations of the combined companies following the merger) that Robertson Stephens has reviewed, Robertson Stephens assumed that:

•	these forecasts and projections were reasonably prepared in good faith on the basis of reasonable assumptions;

•
these forecasts and projections reflect the best currently available estimates and judgments of the managements of Elantec and Intersil, respectively, as to the future financial condition and performance of the Elantec and Intersil, respectively; and

•	these forecasts and projections would be realized in the amounts and in the time periods currently estimated.

In addition, Robertson Stephens assumed that:

•	the merger will be consummated upon the terms set forth in the merger agreement without material alteration thereof; and

•
the historical financial statements of each of Elantec and Intersil reviewed by Robertson Stephens have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of its legal counsel.

Robertson Stephens expressed no opinion as to:

•	the value of any employee agreement or other arrangement entered into in connection with the merger;

•	any tax or other consequences that may result from the merger; or

•
what the value of Intersil Class A common stock will be when issued to Elantec’s shareholders in connection with the merger or the price at which shares of Intersil Class A common stock may be traded in the future.

The following is a summary of the material financial analyses performed by Robertson Stephens in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Robertson Stephens. Certain information in this section is presented in tabular form.

IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY ROBERTSON STEPHENS, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE ROBERTSON STEPHENS OPINION IS BASED ON THE TOTALITY OF THE VARIOUS ANALYSES THAT IT PERFORMED, AND NO PARTICULAR PORTION OF THE ANALYSIS HAS ANY MERIT STANDING ALONE.

Exchange Ratio Analysis

Robertson Stephens reviewed the ratios of the closing prices of Elantec common stock to the corresponding closing prices of Intersil common stock over various periods from March 8, 2001 through March 8, 2002. Robertson Stephens examined the premiums represented by the merger exchange ratio over the averages of these implied exchange ratios over various periods:

Period	Period Average Exchange Ratio	Merger Exchange Ratio Premium
Spot (March 8, 2002)	1.124x	29.7%
10-day	1.191x	22.5%
30-day	1.267x	15.1%
60-day	1.232x	18.4%
90-day	1.156x	26.1%
Last 12 Months	1.082x	34.7%

Comparable Company Analysis

Using publicly available information, Robertson Stephens compared certain financial information of Elantec with publicly available information for selected companies comparable to the business or businesses of Elantec. The following table lists the relevant comparable companies analyzed by Robertson Stephens:

•	O2Micro International Ltd.

•	Semtech Corporation

•	Integrated Circuit Systems, Inc.

•	Analog Devices, Inc.

•	Intersil Corporation

•	Xicor, Inc.

•	Power Integrations, Inc.

•	Micrel, Inc.

•	Microsemi Corporation

•	Pericom Semiconductor Corporation

As set forth in the following table, applying a range of multiples for these companies for calendar year (“CY”) 2002 and 2003 to Elantec’s corresponding publicly-available research estimates for calendar year 2002 and 2003 revenue and earnings resulted in the following range of implied equity values and implied exchange ratios.

Methodology	Multiple Range	Implied Equity Value (MM) (a)	Implied Exchange Ratio (b)
Without Control Premium
CY 2002 Revenues	6.4x–8.6x	$876–$1,119	0.908x–1.160x
CY 2003 Revenues	5.4x–7.2x	$903–$1,155	0.936x–1.198x
CY 2002 Earnings	49.9x–67.6x	$711–$962	0.737x–0.997x
CY 2003 Earnings	39.3x–35.2x	$915–$1,237	0.949x–1.283x

With Control Premium of 34.3%
CY 2002 Revenues	6.4x–8.6x	$1,176–$1,503	1.220x–1.559x
CY 2003 Revenues	5.4x–7.2x	$1,213–$1,552	1.258x–1.609x
CY 2002 Earnings	49.9x–67.6x	$955–$1,292	0.990x–1.340x
CY 2003 Earnings	39.3x–53.2x	$1,229–$1,662	1.274x–1.724x

MEAN		$1,143–$1,502	1.186x–1.558x

(a)	Equity Value excludes a net debt of ($187.1) MM.
(b)	Based on Intersil’s closing stock price of $36.65 as of March 8, 2002.

Selected Precedent Transactions Analysis

Using publicly available information, Robertson Stephens analyzed the aggregate value and equity value multiples paid or proposed to be paid in the following seventeen public to public transactions in the semiconductor industry announced since 1999 with an announced deal value greater than $100 million.

•	Sage, Inc. / Genesis Microchip, Inc.

•	General Semiconductor, Inc. / Vishay Intertechnology, Inc.

•	Sawtek, Inc. / Triquint Semiconductor, Inc.

•	C-Cube Microsystems, Inc. / LSI Logic Corporation

•	Blue Wave Systems, Inc. / Motorola Inc.

•	Dallas Semiconductor Corporation / Maxim Integrated Products, Inc.

•	TelCom Semiconductor, Inc. / Microchip Technology, Inc.

•	Galileo Technology Ltd. / Marvell Technology Group Ltd.

•	MMC Networks, Inc. / Applied Micro Circuits Corporation

•	Nogatech, Inc. / Zoran Corporation

•	Quantum Effect Devices, Inc. / PMC-Sierra, Inc.

•	Burr-Brown Corporation / Texas Instruments, Inc.

•	Maker Communications, Inc. / Conexant Systems, Inc.

•	DSP Communications, Inc. / Intel Corporation

•	Unitrode Corporation / Texas Instruments, Inc.

•	Level One Communications, Inc. / Intel Corporation

•	VLSI Technology, Inc. / Koninklijke Philips Electronics N.V.

Robertson Stephens compared, among other things, the aggregate values in these transactions as a multiple of the last twelve months, or “LTM”, actual revenues and the next twelve months, or “NTM”, publicly-available research estimates for revenues and earnings. Implied transaction values in the selected transactions were adjusted to reflect the percentage change in the acquiring company’s stock price since public announcement of the relevant transaction. Applying these multiples to similar revenue and earnings figures for Elantec resulted in the following range of implied equity values and implied exchange ratios.

Methodology	Multiple Range	Implied Equity Value (MM) (a)	Implied Exchange Ratio (b)
Selected Adjusted Precedent Transactions
LTM Revenues	4.7x–6.3x	$630–$786	0.653x–0.816x
NTM Revenues	3.7x–5.1x	$591–$733	0.613x–0.761x

LTM Earnings	67.6x–91.4x	$781–$1,057	0.810x–1.096x
NTM Earnings	34.1x–46.1x	$485–$656	0.503x–0.681x
MEAN		$622–$808	0.645x–0.838x

(a)	Equity Value excludes a net debt of ($187.1) MM.
(b)	Based on Intersil’s closing stock price of $36.65 as of March 8, 2002.

Stock Price Premium Analysis

Robertson Stephens reviewed the premium of the offer price over the trading prices one day and one month prior to the announcement date of the selected precedent transactions described above. Robertson Stephens reviewed the stock price premiums for all of the selected precedent transactions since January 1999 and for those selected precedent transactions that occurred since January 2001. The following table presents the premium of the offer prices over the trading prices one day prior and one month prior to the announcement date for the selected precedent transactions, and the premiums implied for Elantec.

Methodology	Range of Premiums	Implied Equity Value (MM) (a)	Implied Exchange Ratio (b)
Premiums Paid Analysis (Transactions from CY2001 to Present)
Premium to 1 Day Prior Stock Price	29.2%–39.5%	$1,400–$1,512	1.452x–1.568x
Premium to 1 Month Prior Stock Price	26.8%–36.2%	$1,374–$1,476	1.425x–1.531x

MEAN		$1,387–$1,494	1.439x–1.550x

Premiums Paid Analysis (Transactions from CY1999 to Present)
Premium to 1 Day Prior Stock Price	37.7%–50.9%	$1,492–$1,636	1.547x–1.697x
Premium to 1 Month Prior Stock Price	46.3%–62.7%	$1,586–$1,763	1.645x–1.829x

MEAN		$1,539–$1,700	1.596x–1.763x

(a)	Equity Value excludes a net debt of ($187.1) MM.
(b)	Based on Intersil’s closing stock price of $36.65 as of March 8, 2002.

No company, transaction or business used in the comparable company analysis or the selected precedent transaction analysis as a comparison is identical to Elantec or the merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies or the business segment, company or transactions to which they are compared.

Contribution Analysis

Robertson Stephens analyzed the respective contributions of Elantec and Intersil to the actual calendar year 2001 results and to the publicly-available research estimates for revenues and earnings of the combined company (without consideration of any synergies) for calendar years 2002 and 2003. The actual results achieved by the combined company may vary from projected results and the variations may be material.

The contribution analysis for calendar years 2001, 2002 and 2003 resulted in the following implied exchange ratios and implied equity values.

	Suggested Pro-Forma Ownership		Implied Exchange Ratio (a)
Calendar Year	Elantec	Intersil
2001 Revenues	17.6%	82.4%	0.896x
2001 Earnings	20.4%	79.6%	1.071x

2002E Revenues	17.5%	82.5%	0.889x
2002E Earnings	17.2%	82.8%	0.869x

2003E Revenues	17.6%	82.4%	0.896x
2003E Earnings	18.3%	81.7%	0.936x

(a)	Based on Intersil’s closing stock price of $36.65 as of March 8, 2002.

Discounted Cash Flow Analysis

Robertson Stephens performed a discounted cash flow analysis using publicly-available research analyst estimates as supplemented by assumptions as to long-term revenue growth rates and operating margins, based on discussions with the management of Elantec, of Elantec’s stand-alone, unlevered, after-tax free cash flows for the period commencing June 1, 2002 and ending December 31, 2007. Robertson Stephens calculated the discounted unlevered, after-tax free cash flow using discount rates ranging from 19.8% to 23.8%, based on a weighted average cost of capital analysis of Elantec, and terminal multiples of estimated revenue for Elantec’s calendar year ending December 31, 2007 ranging from 6.3x to 10.3x.

This analysis implied a range of Elantec equity values of $830 million to $1,381 million, with the corresponding implied exchange ratios ranging from 0.860x to 1.433x.

Pro Forma Earnings Analysis

Robertson Stephens analyzed the potential pro forma effect of the merger on Intersil’s estimated cash earnings per share for calendar year 2002 and calendar year 2003, based on publicly-available research analysts’ estimates and assuming potential cost savings and other synergies from the merger for calendar years 2002 and 2003 as estimated by the managements of Elantec and Intersil. Robertson Stephens observed that, based on the merger exchange ratio provided for in the merger agreement, the merger will be approximately $0.02 dilutive to earnings per share for calendar year 2002 and neutral to earnings per share for calendar year 2003.

Other Factors

While this summary describes the analyses and factors that Robertson Stephens deemed material in its presentation to the Elantec board of directors, it is not a comprehensive description of all analyses and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Robertson Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Robertson Stephens is based on all analyses and factors taken as a whole and on application of Robertson Stephens’ own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens gives no opinion as to the value or merit standing alone of any one or more parts of the analyses it performed. In performing its analyses, Robertson Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of Elantec or Robertson Stephens. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty. Furthermore, no opinion is being expressed as to the prices at which shares of Intersil common stock may be traded at any future time.

Elantec’s engagement letter with Robertson Stephens provides that, for its services, Robertson Stephens is entitled to receive a fee for delivering its opinion, whether or not the opinion is favorable, as well as an additional fee for its financial advisory and investment banking services contingent upon consummation of the merger. Elantec has also agreed to reimburse Robertson Stephens for its out-of-pocket expenses and to indemnify and hold harmless Robertson Stephens and its affiliates and any other person, director, employee or agent of Robertson Stephens or any of its affiliates, or any person controlling Robertson Stephens or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to Elantec. The terms of the fee arrangements with Robertson Stephens, which Elantec and Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm’s length between Elantec and Robertson Stephens, and the Elantec board of directors was aware of these fee arrangements.

Robertson Stephens was retained based on Robertson Stephens’ experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Robertson Stephens’ investment banking relationship and familiarity with Elantec. Robertson Stephens has provided financial advisory and underwriting services to Elantec from time to time. Robertson Stephens has also provided financial advisory and underwriting services to Intersil from time to time, and, with the consent of both Elantec and Intersil, is currently performing financial advisory services for Intersil. In addition, in the ordinary course of business, Robertson Stephens may actively trade the securities of Elantec and Intersil for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in these securities.

Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

Interests of Certain Persons in the Merger

In considering the recommendation of the Elantec board of directors regarding the merger agreement and the merger, Elantec shareholders should be aware that some of Elantec’s directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Elantec shareholders. These interests may create potential conflicts of interest. The Elantec board of directors was aware of these interests and took these interests into account in approving the merger agreement and the merger.

Voting Agreements.    The following Elantec directors and executive officers have entered into voting agreements and granted irrevocable proxies to Intersil pursuant to which they have agreed to vote shares of Elantec common stock for which they exercise voting control in favor of the proposal to approve and adopt the merger agreement and to approve the merger:

•	Richard M. Beyer, a director and the president and chief executive officer of Elantec.

•	Chuck K. Chan, a director of Elantec.

•	Alden J. Chauvin, Jr., vice president of worldwide sales of Elantec.

•	James V. Diller, chairman of the board of Elantec.

•	Alan V. King, a director of Elantec.

•	Rajeeva Lahri, senior vice president of technology and operations of Elantec.

•	Mohan Maheswaran, vice president of marketing and business development of Elantec.

•	Brian McDonald, vice president of finance and administration and chief financial officer of Elantec.

•	Umesh Padval, a director of Elantec.

Acceleration of Elantec stock options held by Elantec directors.    The Elantec stock options held by each of Elantec’s directors and executive officers will be assumed in the merger and become exercisable, in accordance with their terms, for shares of Intersil Class A common stock. Upon the merger, the vesting of stock options held by Chuck K. Chan, Alan V. King and Umesh Padval, all of whom are non-employee directors of Elantec, will accelerate and become fully vested. With respect to James V. Diller, who is the chairman of Elantec’s board and Elantec’s former president and chief executive officer, those options granted to Mr. Diller while he was a non-employee director of Elantec will accelerate and become fully vested upon the consummation of the merger.

Executive Change in Control Severance Benefits Agreement with Mr. Beyer.    Elantec has entered into an Executive Change in Control Severance Benefits Agreement, dated February 13, 2001, as amended on November 9, 2001, with Mr. Beyer. The agreement provides that if Mr. Beyer is terminated involuntarily (other than death or disability) or voluntarily terminates his employment for good reason within 12 months following a change in control of Elantec (which includes the proposed merger with Intersil), all of his options and restricted stock will become fully and immediately vested and exercisable. In addition, he will receive a lump sum payment equal to 12 months of his annual base salary in effect prior to the change in control or the termination, whichever is greater, and his projected annual bonus for the fiscal year in which the termination occurs. If Mr. Beyer is still employed by the surviving company one year after a change in control of Elantec, Mr. Beyer will receive a lump sum payment equal to 12 months of his annual base salary and his target bonus in effect prior to the change in control. Additionally, all of his options and restricted stock will become fully and immediately vested and exercisable, regardless of whether Mr. Beyer subsequently terminates his employment with the surviving company.

Employment Agreement between Elantec and Mr. Beyer.    Elantec entered into an employment agreement, dated July 12, 2000, with Mr. Beyer, pursuant to which Mr. Beyer serves as president and chief executive officer of Elantec. In addition to stating Mr. Beyer’s initial salary, bonus and stock compensation, the agreement provides for severance benefits following the termination of his employment, including in the event of a change in control of Elantec. If Mr. Beyer is terminated involuntarily or without cause, he will receive a lump sum severance payment equal to 12 months of his current annual base salary, a lump sum payment equal to his full target bonus for the year of his termination, and credit for 12 additional months of employment service for purposes of accelerating the vesting of his options and restricted stock granted under the agreement. In the event of his involuntary termination within 12 months following a change in control of Elantec where Mr. Beyer is not placed in a comparable position, all of his options and restricted stock granted under the agreement will become fully and immediately vested and exercisable.

Executive Change in Control Severance Benefits Agreement with certain executive officers of Elantec.    Elantec has entered into Executive Change in Control Severance Benefits Agreements with the following executive officers of Elantec: Alden Chauvin, Rajeeva Lahri, Mohan Maheswaran and Brian McDonald. These agreements provide for these executive officers to receive severance payments, acceleration of vesting of certain stock options and other benefits payable upon a change in control of Elantec and a termination of their employment.

Employment Arrangements between Intersil and Mr. Beyer.    Mr. Beyer, the president, chief executive officer and a director of Elantec, will become the president, chief executive officer and a director of Intersil upon the consummation of the merger. Mr. Beyer and Intersil have reached an agreement in principle as to the terms of his employment as president and chief executive officer, and are in the process of finalizing an employment agreement containing these terms. Pursuant to these terms, Mr. Beyer is to serve as the president and chief executive officer of Intersil for a term commencing upon the consummation of the merger and lasting through December 31, 2004, with automatic one-year renewals thereafter, unless either party gives 90 days prior written notice of termination. Mr. Beyer will receive an initial base salary equal to approximately $550,000 per year or such greater amount as may be determined by the Intersil compensation committee plus a target annual bonus of up to 100% of his base salary, and standard benefits made available to senior management of Intersil. The treatment of Mr. Beyer’s outstanding Elantec stock options and restricted stock, as well as any new grants of Intersil stock options that may be made in connection with his new employment arrangement, are still being discussed and must be agreed upon by both parties. In the event Intersil terminates Mr. Beyer’s employment for any reason other than for cause, death or disability, or if Mr. Beyer terminates his employment because of an adverse change in his compensation, title, duties or location of employment, or status as a director, Mr. Beyer will receive severance benefits that include the payment of a lump sum equal to twelve months of his then current base salary and a prorated portion of his target bonus, payable within thirty days following termination and full vesting of options and restricted stock granted prior to the merger and any new grants by Intersil (with only one year of vesting for new stock grants in the case of death or disability). Mr. Beyer will agree not to compete with Elantec’s business acquired by Intersil in the merger during the term of his employment and for one year thereafter. Mr. Beyer’s employment agreement will also have change in control provisions which will include a lump sum severance payment equal to 12 months of his current base salary plus a target bonus equal to 100% of his base salary and vesting of options and restricted stock, along with a reimbursement by Intersil to Mr. Beyer of any excise taxes owed by Mr. Beyer upon termination as described above following such change of control. Mr. Beyer’s employment agreement will contain a provision providing for the reimbursement by Intersil to Mr. Beyer of any excise taxes due upon the consummation of the merger, and an equitable readjustment of certain cash out and accelerated vesting provisions of his Executive Change in Control Severance Benefits Agreement with Elantec, which will be terminated along with his employment agreement with Elantec upon the consummation of the merger. The agreement, once agreed upon by Intersil and Mr. Beyer, will become effective upon the consummation of the merger.

In addition, other executive officers of Elantec may become employees of Intersil.

Intersil Board Seats.    Messrs. Beyer and Diller, both of whom are currently members of Elantec’s board, will become members of Intersil’s board upon the consummation of the merger. Mr. Beyer, who will also serve as Intersil’s president and chief executive officer, will not receive compensation for his services as a director of Intersil. Mr. Diller will receive the standard compensation received by Intersil’s non-employee directors.

Indemnification.    The merger agreement provides that, from and after the consummation of the merger, Intersil will, or will cause the surviving corporation to, indemnify, defend and hold harmless, in certain circumstances, any past or present officer or director of Elantec. Intersil will fulfill and honor Elantec’s obligations under Delaware law and Elantec’s certificate of incorporation, bylaws and indemnification agreements in effect as of the date of the merger agreement to the extent that any on those claims are based on, or arising out of, the fact that the indemnified person was a director or officer of Elantec, or the merger agreement and the merger.

The merger agreement also provides that, for at least six years following the merger, Intersil shall maintain Elantec’s existing directors’ and officers’ liability insurance policy or substitute another policy comparable to the existing policy, provided that Intersil will not be required to pay any premium amount that exceeds $1,750,000. In the event the existing policy expires or is canceled during the six-year period, Intersil shall use its reasonable efforts to obtain a substantially similar policy. Directors of Elantec who become directors of Intersil will be provided with the same directors’ and officers’ liability insurance given to any other Intersil director and will enter into indemnification agreements on the same terms, if any, entered into with other directors of Intersil generally.

As a result of interests described above, these executive officers and directors could be more likely to vote for, and to recommend the vote for, the proposal to approve and adopt the merger agreement and to approve the merger, than if they did not hold these interests.

In considering the recommendation of the Intersil board of directors with respect to the issuance of shares of Intersil Class A common stock and the amendment to Intersil’s certificate of incorporation, Intersil shareholders should be aware that Gregory L. Williams, Intersil’s president and chief executive officer, has reached an agreement in principle with Intersil’s board of directors regarding the terms of an employment agreement under which he will become Intersil’s executive chairman of the board of directors following the merger. The Intersil board of directors knew about this interest and considered it in approving the merger agreement and the issuance of Intersil Class A common stock in the merger.

Elantec Rights Agreement

In connection with the execution of the merger agreement, Elantec amended its rights agreement with Mellon Investors Services LLC, as rights agent, to provide that neither Intersil nor its affiliates will become an “acquiring person,” as that term is defined in the rights agreement, solely as a result of the public announcement, execution, delivery, or performance of the merger agreement, voting agreements, or the other transactions contemplated by the merger agreement, and the rights will terminate at the effective time of the merger.

Material U.S. Federal Income Tax Consequences

General.    The following discussion describes the material U.S. federal income tax consequences to a U.S. holder of Elantec common stock with respect to the exchange of Elantec common stock for cash and Intersil Class A common stock pursuant to the merger. This discussion only applies to you if you are a U.S. holder of Elantec common stock.

For purposes of this discussion, a U.S. holder means:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions;

•
a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

This discussion is based upon the Internal Revenue Code, as amended (the “Code”), Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion assumes that you hold your Elantec common stock and will hold your Intersil Class A common stock as a capital asset within the meaning of Section 1221 of the Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your personal investment circumstances or if you are subject to special treatment under U.S. federal income tax laws, including rules applicable to:

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or foreign currency;

•	banks, trusts or financial institutions;

•	persons that hold their Elantec common stock as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction;

•	persons that have a functional currency other than the U.S. dollar;

•	investors in pass-through entities;

•	persons who acquired their Elantec common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan;

•	foreign persons;

•	persons that are subject to the alternative minimum tax provisions of the Code; or

•	holders of options to purchase Elantec common stock granted under any Elantec benefit plan.

If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. tax purposes) is a beneficial owner of Elantec common stock, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of Elantec common stock that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding the common stock.

In addition, the following discussion does not address:

•	the tax consequences of any transaction in which shares of Intersil are disposed of;

•	the tax consequences of the merger under foreign, estate, state or local tax laws; or

•
the tax consequences of the conversion of Elantec common stock options into Intersil Class A common stock options or the tax consequences of the receipt of rights to acquire Intersil Class A common stock.

ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Material U.S. Federal Income Tax Consequences.    Elantec and Intersil intend that this merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. Neither Elantec nor Intersil can provide assurance, however, that the merger will qualify as a reorganization. Assuming the merger does so qualify, the following summarizes the material federal income tax consequences of the merger to U.S. holders of Elantec common stock under the law in effect as of the date hereof.

•	Gain Recognition. You will recognize gain in an amount equal to the lesser of:

•	the difference between the amount of cash and the fair market value of the Intersil Class A common stock you receive in the exchange and your basis in your Elantec shares; and

•	the amount of cash you receive in the exchange.

You will not be permitted to recognize a loss in the exchange.

•
Character of Gain.    The gain you recognize, if any, on receipt of cash and Intersil Class A common stock pursuant to the merger generally will be characterized as capital gain, and should be long-term capital gain if you held (or are treated as having held) the Elantec shares for more than one year as of the time of the exchange. If your receipt of cash has the effect of a distribution of a dividend as described below, however, you will be required to treat any gain recognized as ordinary income (rather than capital gain) up to your proportionate share of Elantec’s accumulated earnings and profits.

•	Fractional Shares. If you receive cash in lieu of a fractional share, you will generally recognize gain or loss in an amount equal to the difference between:

•	the amount of cash you receive in lieu of a fractional share and

•	the portion of the basis in your Elantec shares that is allocated to the fractional share.

Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you held (or are treated as having held) the Elantec shares for more than one year as of the time of the exchange.

•
Tax Basis.    The total tax basis of the Intersil Class A common stock you receive in the merger will be equal to the total tax basis of your Elantec shares exchanged for Intersil Class A common stock (other than that portion of such tax basis allocable to a fractional share of Intersil Class A common stock for which you received cash), decreased by the amount of cash (other than cash in lieu of a fractional share) you receive in the exchange, and increased by the amount of gain, if any, you recognize in the exchange.

•
Holding Period.    The holding period of the Intersil Class A common stock you receive in the merger will include the period for which you held the Elantec common stock surrendered in exchange for Intersil common stock.

Whether your receipt of cash has the effect of a distribution of a dividend to you depends on your particular circumstances. In general, if the receipt of cash is deemed to result in a meaningful reduction in your actual and constructive ownership in Intersil (as opposed to the amount of Intersil Class A common stock you would have owned if you had received solely Intersil common stock in the merger), then the receipt of such cash will not have the effect of a distribution of a dividend. For this purpose, if you are a small, minority shareholder of Elantec, you should be considered to have had a meaningful reduction of interest (and therefore to have capital gain rather than dividend income) if you experience any reduction in interest as a result of the receipt of cash and you exercise no control with respect to corporate affairs. Moreover, if the percentage interest in Intersil Class A common stock you actually or constructively hold following the merger is less than 80% of the percentage interest you would have held if only Intersil Class A common stock had been issued in the merger, you should be considered to have had a meaningful reduction of interest.

If you are a holder of Elantec common stock who exercises appraisal rights, and you therefore receive only cash in exchange for your shares, you will recognize gain or loss equal to the difference between: (i) the amount of cash you receive, and (ii) your basis in your shares of Elantec common stock. The gain or loss you recognize generally will be characterized as capital gain, and should be long-term capital gain if you held (or are treated as having held) the Elantec shares for more than one year as of the time of the exchange.

Tax Opinions.    It is the opinion of Dechert, counsel to Intersil, and of Fenwick & West LLP, counsel to Elantec, that the merger of Elantec with and into Echo Acquisition, Inc. will qualify as a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code. However, the opinions of counsel are based on certain facts, representations by Elantec and Intersil, and assumptions, some of which assumptions are outside of the control of Intersil and Elantec. If any of these facts, representations, and assumptions are incorrect in certain material respects as of the time of the merger, the conclusions reached in the opinions could be jeopardized, and the opinions of counsel may be withdrawn and may not be delivered at the time of the merger. For example, one or more of the opinions of counsel will be withdrawn and not delivered at the time of the merger if the fair market value of the Intersil Class A common stock issued to Elantec shareholders is less than 45% of the total aggregate merger consideration paid to or for the benefit of Elantec stockholders in consideration for their Elantec shares.

Except for the assumption described in the immediately preceding paragraph, neither Elantec nor Intersil is currently aware of any facts or circumstances that could cause any facts, representations, and assumptions set forth in the opinions to be untrue or incorrect in any material respect.

An opinion of counsel is not binding on the Internal Revenue Service or the courts, and the Internal Revenue Service could assert, or a court could adopt, a contrary provision. The opinions are based on currently existing provisions of the Code, existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of these being subject to change. Any change, which may or may not be retroactive, could jeopardize the conclusions reached in the opinions.

A successful Internal Revenue Service challenge to the reorganization status of the merger would result in your recognizing taxable gain or loss with respect to your Elantec common stock surrendered equal to the difference between:

•	the amount of cash and the fair market value, as of the closing day of the merger, of the Intersil Class A common stock you receive in exchange for your shares of Elantec common stock, and

•	your basis in your shares of Elantec common stock.

In this event, any gain will generally be capital gain, and such capital gain will be long-term capital gain if you held (or are treated as having held) your Elantec common stock for more than one year as of the completion of the merger. The aggregate tax basis in the Intersil Class A common stock you receive will equal its fair market value as of the completion of the merger. Your holding period in the Intersil Class A common stock you receive will commence on the day after the date of the completion of the merger.

Backup Withholding With Respect to Cash Paid Instead of Fractional Shares of Intersil Common Stock.    Certain non-corporate U.S. holders of Elantec common stock may be subject to backup withholding, at the current rate of 30%, on cash payments received. Backup withholding will not apply to you, however, if you furnish a correct taxpayer identification number and make appropriate certifications as provided on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the date of the merger, or are otherwise exempt from backup withholding.

Reporting Requirements.    As a U.S. holder of Elantec common stock who receives cash and Intersil Class A common stock as a result of the merger, you will be required to retain records related to the merger and file with your federal income tax return a statement setting forth facts relating to the merger.

Federal Securities Laws Consequences

The shares of Intersil Class A common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended. These shares will be freely transferable under the Securities Act, except for Intersil Class A common stock issued to any person who is deemed to be an affiliate of Elantec or the combined company. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Elantec and include Elantec’s officers and directors, as well as its principal shareholders. Elantec’s affiliates may not sell their Intersil Class A common stock acquired in the merger, except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

Accounting Treatment

The acquisition will be accounted for using the purchase method of accounting, which means that the assets and liabilities of Elantec, including intangible assets, will be recorded on Intersil’s balance sheet at their fair values upon completion of the merger. One of the intangible assets identified is in-process research and development. The value of this intangible asset will be charged to Intersil’s statement of operations in the quarter during which the merger is completed and the acquisition accounting and valuation amounts are recorded. Additionally, the intrinsic value of the unvested options assumed in the merger will be allocated to unearned stock-based compensation, which will be amortized over the remaining vesting period of these options. The remaining purchase price will be reflected as goodwill and other identifiable intangible assets. Accounting principles generally accepted in the United States allow certain intangible assets with indefinite lives, including goodwill, to be maintained on the balance sheet rather than being amortized; however, they must be written down to the extent that they are deemed to be impaired. The results of operations and cash flows of Elantec will be included in Intersil’s results from the date of the merger.
All unaudited pro forma financial information contained in this joint proxy statement/prospectus has been prepared using the purchase method to account for the merger. See “Intersil Corporation Unaudited Pro Forma Combined Condensed Financial Statements.” The final allocation of the purchase price will be determined after the merger is consummated and after completion of a thorough analysis to determine the fair market values of Elantec’s tangible and identifiable intangible assets and liabilities. In addition, estimates related to merger-related charges are subject to final decisions related to combining the companies. Accordingly, the final purchase accounting adjustments and merger-related charges may be materially different from the unaudited pro forma adjustments presented in this document.

Any decrease in the net fair value of the assets and liabilities of Elantec as compared to the information shown in this document will have the effect of increasing the amount of the purchase price allocable to goodwill.

Regulatory Matters

U.S. Antitrust Approvals.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and related rules, Intersil and Elantec may not complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and satisfy the specified waiting period requirement. Intersil and Elantec filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division as of March 15, 2002. The applicable waiting period under the Hart-Scott-Rodino Act is scheduled to expire on April 15, 2002, unless it is earlier terminated or extended by a request for additional information or documentary materials. If the Federal Trade Commission or the Antitrust Division issues such a request, the waiting period will be extended until the first business day that is 30 days after Intersil and Elantec have substantially complied with the request. The waiting period may be terminated earlier by the Federal Trade Commission or the Antitrust Division.

At any time before or after the effective time of the merger, and notwithstanding that the waiting period has terminated or the merger may have been consummated, the Federal Trade Commission, the Antitrust Division or any state could take such action under the applicable antitrust or competition laws as it deems necessary or desirable. This action could include seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of Intersil or Elantec. Private parties may also institute legal actions under the antitrust laws under some circumstances. Although Intersil believes that the merger is legal under U.S. antitrust laws, a challenge to the merger on antitrust grounds may be made, and if a challenge is made, it may be successful.

Foreign Antitrust Approvals.    Intersil and Elantec own property and conduct business in a number of other foreign countries and jurisdictions. In connection with the acquisition of Elantec in the merger, the laws of some of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in those countries and jurisdictions might attempt to impose additional conditions on Elantec’s operations conducted in those countries and jurisdictions as a result of the acquisition of Elantec in the merger. If such approvals or consents are found to be required, Intersil intends to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, Intersil cannot be certain that such approvals or consents will be granted and, if such approvals or consents are received, Intersil cannot be certain as to the date of those approvals or consents. In addition, Intersil cannot be certain that it will be able to cause Elantec or its subsidiaries to satisfy or comply with those laws or that compliance or noncompliance will not have adverse consequences for Elantec or any subsidiary of Elantec after the merger.

Appraisal Rights

Elantec common shareholders may object to the merger and demand in writing that Elantec pay the fair value of their shares under Section 262 of Delaware General Corporation Law, as amended, as to shares of Elantec common stock that they own. This joint proxy statement/prospectus constitutes the notice of appraisal rights required by Delaware law. Failure to properly and timely comply with the procedures required by Delaware law will result in the loss of your appraisal rights. If you lose your appraisal rights, you will receive the merger consideration only. The following discussion is a summary of the required procedures and is qualified in its entirety by reference to the relevant provisions of Section 262 of Delaware law, a copy of which is reprinted in its entirety as Annex E to this joint proxy statement/prospectus and incorporated herein by reference.

All references in Section 262 and in this summary to a “shareholder” or “stockholder” are to the record holder of the shares of Elantec common stock. A person having a beneficial interest in shares of Elantec common stock that are held of record in the name of another person must act promptly to cause the shareholder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

In accordance with Section 262, any Elantec common shareholder may, before the vote is taken at the special meeting of Elantec shareholders, demand in writing from Elantec the appraisal of the fair value of the shareholder’s shares of Elantec common stock. The demand must reasonably inform Elantec of the identity of the Elantec common shareholder and that the Elantec shareholder intends to demand the appraisal of the Elantec shareholder’s shares of Elantec common stock.

In order to be entitled to appraisal rights with respect to any shares of Elantec common stock, a shareholder must:

•	be the record holder of the shares of Elantec common stock on the date of the demand;

•	continuously hold the shares of Elantec common stock through the closing of the merger;

•	properly demand an appraisal as described in this section; and

•	not have voted in favor of the proposal to approve the merger and adopt the merger agreement.

An Elantec shareholder who elects to exercise appraisal rights must mail or deliver a written demand to:

Elantec Semiconductor, Inc.
675 Trade Zone Blvd.
Milpitas, California 95035
Attention: Secretary

The written demand for appraisal should specify the shareholder’s name and mailing address, the number of shares of stock owned, and that the shareholder is demanding appraisal of such shareholder’s shares. A failure to vote for the merger will not by itself constitute notice of an Elantec common shareholder’s election to exercise appraisal rights.

Any Elantec common shareholder, other than a record owner who is acting as a nominee holder for more than one beneficial owner, seeking to exercise appraisal rights for a portion, but not all, of the Elantec common shareholder’s shares of Elantec common stock should consult with legal counsel before taking action. Elantec believes that Delaware law has not clearly addressed the ability of an Elantec common shareholder to exercise appraisal rights with respect to a portion, but not all, of an Elantec common shareholder’s shares of Elantec common stock. Should an Elantec common shareholder, other than a record owner who is acting as a nominee holder for more than one beneficial owner, seek to exercise appraisal rights with respect to a portion, but not all, of the Elantec common shareholder’s shares of Elantec common stock, Elantec presently intends to assert that by doing so the Elantec common shareholder has waived appraisal rights. Elantec common shareholders should be aware that a Delaware court may find that the Elantec common shareholder has so waived the Elantec common shareholder’s appraisal rights.

A demand for appraisal must be signed by, or on behalf of, the Elantec common shareholder of record as the Elantec common shareholder’s name appears on the certificate or certificates representing his or her shares of Elantec common stock. If the shares of Elantec common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, the demand must be signed by the fiduciary and disclose the fact that it is being signed in that capacity. If the shares of Elantec common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for an Elantec common shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner. A shareholder who holds shares of Elantec common stock as a nominee for others may exercise appraisal rights with respect to the shares of Elantec common stock held for all or less than all beneficial owners for which it holds shares of Elantec common stock. Where the number of shares of Elantec common stock is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such shareholder. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

From and after the closing of the merger, no Elantec common shareholder who has duly demanded appraisal in compliance with Section 262 will be entitled to vote the shares of Elantec common stock subject to the demand for any purpose or to receive payment of dividends or other distributions on the shares of Elantec common stock, except for dividends or distributions payable to Elantec common shareholders of record at a date prior to the closing of the merger.

At any time within 60 days after the closing of the merger, any Elantec common shareholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the merger agreement. After this period, an Elantec common shareholder may withdraw his or her demand for appraisal only with the written consent of the surviving corporation of the merger. In the event of any such withdrawal, the right of the withdrawing shareholder to an appraisal of his or her shares of common stock will cease. If an appraisal petition has already been filed (as described in the next paragraph), the permission of the Delaware Court of Chancery will also be required for such withdrawal.

Within 120 days after the closing of the merger, either the surviving corporation of the merger or any Elantec common shareholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of the dissenting Elantec common shareholders. If a petition for an appraisal is timely filed, after a hearing on the petition, the Court of Chancery will determine which Elantec common shareholders are entitled to appraisal rights and will appraise the shares formerly owned by these Elantec common shareholders, determining the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the Court of Chancery is to take into account all relevant factors.

The surviving corporation will give notice of the effective date of the merger to each Elantec common shareholder who properly filed a timely written demand for appraisal and who did not vote for the merger.

The cost of the appraisal proceeding may be determined by the Court of Chancery and taxed against the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a dissenting Elantec shareholder, the Court of Chancery may order that all or a portion of the expenses incurred by any dissenting Elantec common shareholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

If no petition for appraisal is filed with the Court of Chancery within 120 days after the closing of the merger, Elantec common shareholders’ rights to appraisal shall be lost. Thereafter, Elantec common shareholders shall only be entitled to receive Intersil Class A common stock and cash pursuant to the merger agreement upon valid surrender of the certificates that formerly represented their shares of Elantec common stock. Since neither Elantec, Echo Acquisition, Inc. nor Intersil has an obligation to file a petition, and none has any present intention to do so, any shareholder who desires a petition to be filed is advised to file it on a timely basis.

Intersil’s shareholders will not have appraisal rights under Delaware law with respect to the merger because:

•	Intersil is not a constituent corporation of the merger;

•	Intersil’s common stock is traded on the Nasdaq National Market; and

•	Intersil shareholders will continue to hold their shares after the merger.

Delisting and Deregistration of Elantec Common Stock

If the merger is completed, Elantec common stock will be removed from quotation on the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Quotation on the Nasdaq National Market

The merger agreement provides that Intersil will use all reasonable efforts to cause the shares of Intersil common stock to be issued in the merger and the shares of Intersil Class A common stock to be reserved for issuance in connection with the merger to be approved for trading on the Nasdaq National Market.

THE MERGER AGREEMENT

The Merger Agreement

This section is a summary of the material terms and provisions of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. The following summary is not intended to be a complete description of all the terms of the merger agreement and is qualified in its entirety by reference to the merger agreement. We encourage you to carefully read the complete merger agreement for the precise legal terms of the merger agreement and other information that may be important to you.

The Merger

The merger agreement provides that upon the closing, Elantec will be merged with and into Echo Acquisition, Inc., with Echo Acquisition, Inc. continuing as the surviving corporation under the name “Elantec Semiconductor, Inc.” As a result of the merger, Elantec will become a wholly-owned subsidiary of Intersil. The merger will become effective on the date of filing a certificate of merger with the Secretary of State of the State of Delaware, or such later time as agreed to by the parties and specified in the certificate of merger. This is referred to as the effective time of the merger.

At any time prior to the effective time, Intersil may elect that Echo Acquisition, Inc. merge with and into Elantec, with Elantec continuing as the surviving corporation. Intersil may not make this election if it would cause a material delay or adverse effect to the merger or the other transactions contemplated by the merger agreement. None of the parties’ representations, warranties or covenants in the merger agreement will be effected by Intersil’s election to make Elantec the surviving corporation.

Conversion of Ela ntec Shares in the Merger

At the effective time of the merger:

•
each share of Elantec common stock issued and outstanding immediately prior to the effective time (other than shares of Elantec common stock held in the treasury of Elantec and shares of Elantec common stock held by holders who have properly exercised appraisal rights in accordance with Section 262 of the Delaware General Corporation Law, as amended), together with the attached Elantec preferred stock purchase rights, shall cease to be outstanding and will be converted into the right to receive 1.24 shares of Intersil Class A common stock and $8.00 cash, without interest; and

•	shares of Elantec common stock held in the treasury of Elantec will be cancelled and retired and no Intersil common stock or other consideration will be delivered in exchange for this cancellation.

For more information on Section 262 of the Delaware General Corporation Law and appraisal rights, see the above section contained herein entitled “The Merger—Appraisal Rights.”

At the effective time of the merger, each share of capital stock of Echo Acquisition, Inc. shall remain outstanding and shall represent the capital stock of the surviving corporation. However, if Intersil elects for Echo Acquisition, Inc. to merge with and into Elantec, with Elantec being the surviving corporation, then each share of capital stock of Echo Acquisition, Inc. shall be converted into one issued and outstanding share of capital stock of the surviving corporation.

Conversion of Elantec Op tions and Purchase Rights in the Merger

At the effective time of the merger, each unexpired and unexercised option to purchase Elantec common stock, whether or not currently exercisable, will be converted into an option to purchase Intersil Class A common stock on the same terms and conditions as were applicable under the option to purchase Elantec common stock before the merger, except the number of shares subject to the option will be multiplied by the option exchange ratio described below (with the number of shares rounded down to the nearest whole share) and the exercise price per share immediately prior to the effective time shall be divided by the option exchange ratio (with the exercise price rounded up to the nearest whole cent). The option exchange ratio is equal to the sum of (i) 1.24 and (ii) the quotient of $8.00 divided by the closing price of a share of Intersil Class A common stock on the Nasdaq National Market on the last full trading day immediately prior to the closing date.

Also at the effective time of the merger, all outstanding purchase rights under Elantec’s 1995 Employee Stock Purchase Plan shall be assumed by Intersil on the same terms and conditions, except that (i) the number of shares of Intersil Class A common stock issuable upon exercise of these purchase rights will equal the number of shares of Elantec common stock otherwise issuable upon exercise multiplied by the option exchange ratio and (ii) the purchase price for these Intersil shares shall be the lower of (x) the quotient determined by dividing 85% of the fair market value per share of Elantec common stock on the commencement date of the purchase rights by the option exchange ratio or (y) 85% of the fair market value per share of Intersil Class A common stock on the purchase date provided for pursuant to Elantec’s Employee Stock Purchase Plan. After the final purchase date for purchase rights outstanding prior to the date of the merger agreement, Elantec’s Employee Stock Purchase Plan shall terminate and no additional purchase rights will be granted following the date of the merger agreement.

Intersil has agreed to file a registration statement on Form S-8, within 5 business days after the closing date, for the shares of Intersil Class A common stock issuable upon exercise of the assumed Elantec stock options and purchase rights, and Intersil will use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of the assumed Elantec stock options and purchase rights.

Nasdaq Quotation

Intersil has agreed to use all reasonable efforts to cause the shares of Intersil Class A common stock issuable pursuant to the merger, including shares issuable upon the exercise of Elantec options and purchase rights that have converted to Intersil options and purchase rights, to be approved for quotation on the Nasdaq National Market prior to the effective time.

Exchange of Certificates

As soon as practicable after the effective time of the merger, Intersil will cause American Stock Transfer & Trust Company, as exchange agent, to mail to each shareholder of record of Elantec a letter of transmittal and instructions for the surrender of certificates representing Elantec common stock in exchange for cash and certificates representing Intersil Class A common stock.

No certificates representing fractional shares of Intersil Class A common stock will be issued in the merger. Instead of issuing fractional shares of Intersil Class A common stock to the holders of shares of Elantec common stock, Intersil will pay cash to the holder in an amount equal to the value of the fractional interest, determined by reference to the closing price of a share of Intersil Class A common stock on the Nasdaq National Market on the last full trading day immediately prior to the closing date.

If, after 180 days from the date of mailings of letters of transmittals and instructions by the exchange agent, a holder of shares of Elantec common stock has not surrendered the stock certificates representing the shares to the exchange agent, then the holder of stock certificates representing Elantec common stock may look only to Intersil to receive its $8.00 per share cash payment and shares of Intersil Class A common stock, any cash in lieu of fractional shares and any unpaid dividends and distributions on shares of Intersil Class A common stock.

None of Intersil, Elantec or the exchange agent will be liable to any holder of a certificate formerly representing shares of Elantec common stock for the $8.00 per share cash payment, Intersil Class A common stock or any unpaid dividends and distributions delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any certificates for Elantec common stock are not surrendered prior to seven years from the effective time of the merger, any cash, shares or dividends or distributions payable thereon shall, to the extent permitted by applicable law, become the property of Intersil free and clear of any claims of any person previously entitled thereto.

Holders of Elantec common stock should not send in their certificates until they receive a letter of transmittal from the exchange agent.

If, before the merger is completed, there is a reclassification, recapitalization, stock split, stock dividend or similar distribution, stock combination or other change with respect to the Intersil Class A common stock, the exchange ratio will be adjusted accordingly to provide the holders of Elantec common stock the same economic effect of the exchange ratio in effect immediately before the relevant event.

Representations and Warranties

The merger agreement contains customary representations and warranties, subject in many instances to qualifications, including materiality or material adverse effect, made by Elantec to Intersil and Echo Acquisition, Inc. on the one hand, and by Intersil and Echo Acquisition, Inc. to Elantec on the other hand. These representations and warranties relate to, among other things, the following matters:

•	corporate organization;

•	the existence and ownership of subsidiaries;

•	the corporate power and authority to enter into and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	capitalization;

•	the absence of conflicts between organizational documents, bylaws, agreements and applicable laws, and the merger agreement and the consummation of the transactions contemplated thereby;

•	the absence of any required governmental consents, approvals or authorizations other than those specified in the merger agreement;

•
the absence of material adverse changes or events relating to our businesses since December 30, 2001, in the case of Elantec, and December 28, 2001, in the case of Intersil, other than as disclosed in their respective securities filings;

•	the timely filing of documents and the accuracy of information contained in documents filed with the SEC;

•	timely filing of tax returns and other tax-related matters;

•	intellectual property matters;

•	the accuracy of information supplied by the parties in connection with this joint proxy statement/ prospectus and the registration statement of which it is a part;

•	litigation matters and the absence of undisclosed pending or threatened litigation;

•	the absence of undisclosed brokers’ and finders’ fees;

•	the absence of actions that would prevent the merger from qualifying as a reorganization;

•	the absence of undisclosed liabilities;

•	the absence of certain transactions since December 30, 2001, in the case of Elantec, and December 28, 2001, in the case of Intersil;

•	the absence of material adverse effects in relationships with suppliers and customers since January 1, 2000, in the case of Elantec, and December 28, 2001, in the case of Intersil;

•	the possession of material permits;

•	compliance with environmental laws and regulations;

•	the receipt of opinions from financial advisors;

•	board recommendation of the merger agreement and the transactions contemplated thereby;

•	absence of related party transactions;

•	the inapplicability of state anti-takeover laws and the Elantec rights agreement;

•	the absence of any joint venture agreement, partnership or contract relating to off balance sheet financings or sales of receivables;

•	compliance with applicable laws;

•	title to, or valid leasehold interests in, material property and assets;

•	employee benefit plans and other employment and labor related matters;

•	the existence, validity and status of contracts;

•	the authorization and valid issuance of the Intersil Class A common stock to be issued in the merger; and

•	Intersil’s possession of sufficient cash funds and adequate financial resources to pay all required cash amounts pursuant to the merger.

Conduct of Business Pending the Merger

Prior to the effective time of the merger, Elantec has agreed to use all reasonable efforts to conduct its operations in the ordinary course (except as otherwise contemplated by the merger agreement) and will use all reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and use all reasonable efforts to maintain relationships with customers, suppliers, lessees, licensees and other third parties with the intent that its goodwill and ongoing business shall not be impaired in any material respect.

Elantec has additionally agreed that it will not, prior to the effective time of the merger or earlier termination of the merger agreement, and except as otherwise expressly contemplated by the merger agreement, do any of the following without the prior written consent of Intersil:

•	adjust, split, combine or reclassify its capital stock;

•	make, declare or pay any dividend or distribution on, or acquire, any of its capital stock or any securities convertible into its capital stock;

•
grant any person any right or option to acquire its capital stock, other than the rights or options granted to newly hired or promoted employees, not in excess of 300,000 shares of Elantec common stock in the aggregate, with an exercise price not less than the fair market value of Elantec’s common stock on the date of grant;

•
issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any other securities or obligations convertible into or exchangeable or exercisable for its capital stock, except in limited circumstances;

•	enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

•	sell, transfer, lease, pledge, encumber or otherwise dispose of any of its properties or assets other than in the ordinary course of business;

•	amend its certificate of incorporation or bylaws;

•	merge or consolidate with any other person;

•	acquire assets or capital stock or other equity interests in any other person;

•
incur, create, assume or become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of others;

•
except for specified exceptions, enter into or modify any employment, severance, stay-put termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than ordinary course offer letters to newly hired employees that provide for employment that is “at will” and which do not provide any post termination benefits except as may be required by applicable laws, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by applicable laws;

•	enter into, adopt or amend any employee benefit or similar plan except as may be required by applicable laws;

•
change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by Elantec’s independent accountants, or make any material tax election (unless required by law or consistent with prior practice) or settle any material tax liability between Elantec and a government authority;

•	amend, terminate, modify or enter into any material contract of a type required to be disclosed by Elantec under the merger agreement;

•
enter into any confidentiality, standstill or non-compete agreements or arrangements which after the effective time of the merger would apply or purport to apply to Intersil or any of its subsidiaries (other than Elantec or any of its subsidiaries);

•	incur or commit to any capital expenditures, individually or in the aggregate, in excess of specified dollar amounts;

•	modify or waive any of its rights under any provision of any confidentiality agreement or standstill agreement;

•	enter into or carry out any other transaction other than in the ordinary and usual course of business or other than as permitted by the merger agreement;

•	permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

•	agree in writing or otherwise to take any of the foregoing actions.

In addition, each of Intersil and Elantec has agreed to give prompt notice to the other of (x) the occurrence or non-occurrence of any event that would likely cause any of its representations or warranties to be untrue or inaccurate, at or prior to the effective time, in any material respect or (y) any material failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it.

Intersil has agreed not to enter into a definitive agreement, or publicly announce an intention to enter into a definitive agreement, with respect to any acquisition, disposition, merger or other business combination involving Intersil or any of its subsidiaries at any time prior to the date of Intersil’s special shareholders meeting, if (x) in order to consummate the transaction, the approval by the holders of Intersil Class A common stock shall be required or (y) the transaction presents a material risk of making it materially more difficult to obtain any approval or authorization required to consummate the merger under antitrust laws.

Non-Solicitation Covenant

The merger agreement contains detailed provisions prohibiting Elantec from seeking a competing transaction (as defined below). Under the non-solicitation covenant, Elantec has agreed that neither it nor any of its subsidiaries nor any of their respective directors, officers, employees, agents or representatives will, directly or indirectly:

•
solicit, initiate, intentionally encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to the following transactions (each of which we refer to as a “competing transaction”):

•	any recapitalization, merger, consolidation or other business combination involving Elantec;

•
any acquisition of any capital stock from Elantec (other than upon exercise of outstanding stock options) or sale of 15% or more of the assets of Elantec and its subsidiaries taken as a whole, in a single transaction or series of transactions;

•	any acquisition by Elantec of any material assets or capital stock of any other person; or

•	any combination of any of the foregoing;

•	negotiate or otherwise engage in discussions with any person other than Intersil with respect to any competing transaction; or

•	enter into any agreement, arrangement or understanding requiring Elantec to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

However, the merger agreement permits Elantec to furnish information to, and negotiate and otherwise engage in discussion with, any person who delivers a bona fide written proposal for a competing transaction that was not solicited or intentionally encouraged after the date of the merger agreement, if and only to the extent that:

•	the shareholders of Elantec have not yet approved the merger;

•
the board of directors of Elantec determines in good faith by a majority vote, after consultation with its outside legal counsel, that failing to take these actions would constitute a breach of the fiduciary duties of the board of directors of Elantec under applicable laws;

•
the board of directors of Elantec determines in good faith by a majority vote, after consultation with its outside legal counsel, that the proposal for the competing transaction is, if accepted, reasonably likely to be consummated and is, after consulting with Robertson Stephens, Elantec’s financial advisor, more favorable to Elantec’s shareholders from a financial point of view than the transactions contemplated by the merger agreement, including any adjustment to the terms and conditions proposed by Intersil in response to the competing transaction (we refer to this type of competing transaction as a “superior proposal”);

•	Elantec notifies Intersil not less than two (2) business days prior to taking any of these actions (which notice shall identify the person making the proposal and the terms of the proposal); and

•
Elantec receives from the person making the proposal an executed confidentiality agreement containing provisions that are at least as restrictive to the person making the proposal as the comparable provisions in the confidentiality agreement are to Intersil.

In addition, Elantec has agreed to promptly notify Intersil of any proposal for a competing transaction (and in no event more than 24 hours) after receipt of the proposal, and to thereafter inform Intersil on a prompt basis of the status of any discussion or negotiations with the third party making the proposal and any material changes to the terms and conditions of the proposal, and Elantec shall promptly give Intersil a copy of any information delivered to the person making the proposal that has not been previously reviewed by Intersil.

Elantec agreed, as of the date of the merger agreement, to immediately cease, and to cause its officers, directors and representatives to cease, all existing activities, discussions and negotiations with any parties conducted prior to the date of the merger agreement with respect to any proposal for a competing transaction.

If, prior to the approval of the merger by the shareholders of Elantec, the board of directors of Elantec determines in good faith by a majority vote, after consultation with outside legal counsel, that failure to do so would constitute a breach of its fiduciary duties under applicable laws, the board of directors of Elantec may withdraw, amend or modify, in a manner adverse to Intersil, its recommendation of the transactions contemplated by the merger agreement and, if the reason for the change in recommendation is the existence of a superior proposal, take and disclose to the shareholders of Elantec a position with respect to the superior proposal by disclosing (x) its withdrawn, amended or modified recommendation of the transactions contemplated by the merger agreement and (y) if applicable, a recommendation with respect to the superior proposal in connection with a tender or exchange offer for the securities of Elantec. Elantec must give Intersil at least two business days prior written notice of its intention to take any of these actions.

If the reason for the change in Elantec’s board of directors recommendation of the transactions contemplated by the merger agreement is Elantec’s receipt of a superior proposal, and within the two business day advance notice period required to be given to Intersil, Intersil proposes in writing to modify the terms and conditions of the merger agreement, Elantec’s board of directors shall determine in good faith whether the terms as modified by Intersil are at least as favorable to Elantec’s shareholders from a financial point of view as the superior proposal, and if Elantec’s board of directors determines that the terms as modified are at least as favorable as the superior proposal, the board of directors of Elantec may not withdraw, amend or modify, in a manner adverse to Intersil, its recommendation of the transactions contemplated by the merger agreement.

The merger agreement further provides that Elantec may take any action to the extent necessary in order to comply with Rules 14d-9 and 14e-2 promulgated under the Securities and Exchange Act of 1934, as amended.

Additional Covenants and Agreements

The merger agreement contains additional covenants and agreements relating to specified matters that are made mutually by both parties or that are made by Intersil or Elantec to the other party.

Reasonable Efforts; Antitrust Laws

The parties have agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as practicable, including:

•
the obtaining of all necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental authorities and the making of all necessary registrations and filings;

•
the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the merger that are necessary to consummate the merger and the transactions contemplated by the merger agreement or required to prevent a material adverse effect on Intersil or Elantec from occurring prior to or after the effective time;

•	the preparation of this joint proxy statement/prospectus and the registration statement of which it is a part;

•	the taking of all action necessary to ensure that the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

The parties have made appropriate filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act and will make as promptly as practicable any other necessary filings with other governmental entities with respect to the merger. Intersil and Elantec will cooperate with each other in connection with these filings and in connection with resolving any investigation or other inquiry of any agency or other governmental authority under any foreign antitrust laws with respect to any filings. Each party will use all reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable laws in connection with the merger and the other transactions contemplated by the merger agreement. Each of Intersil and Elantec will use all reasonable efforts to resolve any objections that may be asserted by the U.S. Federal Trade Commission or the Department of Justice or any governmental authority with respect to the transactions contemplated by the merger agreement under federal, state or foreign antitrust laws. Each of Intersil and Elantec will use all reasonable efforts to take such action as may be required to cause the expiration or early termination of the notice periods under the antitrust laws with respect to such transactions as promptly as possible.

No party will be required to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action that could reasonably be expected to limit the freedom of action of Intersil or its subsidiaries or affiliates with respect to operation of any business, product lines or assets of Elantec, or limit the ability to retain, own or operate any portion of the businesses, product lines or assets of Intersil or its subsidiaries or alter or restrict in any way the business or commercial practices of Elantec, Intersil or either of their subsidiaries or affiliates. Neither Intersil nor Elantec shall be required to hold separate or divest any of their respective businesses or assets or to waive any of the conditions to the merger specified in the merger agreement.

Public Announcements

Elantec and Intersil have agreed not to issue any press release or other public announcement with respect to the merger, the merger agreement or the other transactions contemplated by the merger agreement without the prior approval of the other party, except for disclosures required by law or by any listing agreement with the Nasdaq National Market or a national securities exchange. If disclosures are required by law or any listing agreement, these disclosure may not be made without prior consultation of the other parties.

Section 16 Matters

Intersil and Elantec have agreed to take, before completion of the merger, all required steps to exempt under SEC Rule 16b-3 under the Securities Exchange Act of 1934, as amended, any dispositions of Elantec common stock or acquisitions of Intersil common stock in connection with the merger, including any derivative securities, by each individual that is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Elantec, or who will become subject to those reporting requirements with respect to Intersil.

Special Meetings

Each of Intersil and Elantec have agreed to hold special meetings of their respective shareholders to consider and vote upon, in the case of Elantec, the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement and, in the case of Intersil, the issuance of shares of Intersil Class A common stock in the merger. Unless the board of directors of Intersil or Elantec, as the case may be, determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to do so would constitute a breach of its fiduciary duties under applicable laws (and in the case of Elantec, unless some additional requirements are met as described above in the section entitled “—Non-Solicitation Covenant”), neither the board of directors of Intersil or Elantec nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to the other party, its recommendation to the shareholders of Intersil or Elantec, as the case may be, to approve the merger agreement and the other transactions contemplated in the merger agreement or the issuance of the shares of Intersil Class A common stock pursuant to the merger. Nothing shall limit Intersil’s or Elantec’s obligation to hold and convene their respective special shareholders meetings, regardless of whether their board of director recommendations shall have been withdrawn, amended or modified.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that, after the effective time of the merger, Intersil will, or will cause the surviving corporation of the merger to, indemnify, defend and hold harmless, and advance expenses to, all past and present directors and officers of Elantec or any of its subsidiaries, to the fullest extent permitted under the Delaware General Corporation Law, as amended, Elantec’s certificate of incorporation and bylaws or any indemnification agreements in effect prior to the date of the merger agreement, for matters or facts arising, existing or occurring at or prior to the effective time of the merger. All rights to indemnification of liabilities, and all limitations with respect thereto, existing in favor of any indemnified person, as provided in Elantec’s certificate of incorporation or bylaws and any indemnification agreement in effect as of the date of the merger agreement, shall survive the merger and shall continue in full force and effect without any amendment thereto.

In addition, Intersil will maintain Elantec’s existing directors’ and officers’ insurance policy for at least six years after the effective time of the merger. Intersil may substitute for this insurance policy policies of substantially similar coverage and amounts with comparable insurance carriers, containing terms that are no less advantageous to Elantec’s former directors or officers, provided that if Elantec’s existing insurance policy expires or is cancelled during the six year period, Intersil will not be required to pay an aggregate premium for directors’ and officers’ insurance in excess of $1.75 million. To the extent aggregate premiums for coverage would exceed this amount, Intersil will purchase as much insurance policy coverage as possible for this amount.

Intersil Board of Directors and Officers

At the effective time of the merger, Intersil will take all required action (x) to appoint Richard M. Beyer to serve as president and chief executive officer of Intersil and Gregory L. Williams to serve as executive chairman of the board of directors of Intersil, each at the discretion of the board of directors of Intersil, and (y) to cause Intersil’s board of directors to include as members thereof Richard M. Beyer and James V. Diller.

Employees and Employee Benefits

Intersil and Elantec have agreed to confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements. From and after the effective time of the merger, Intersil will treat all service with Elantec by employees of Elantec at the effective time of the merger, to the extent credited under the terms of Elantec’s employee benefit plans prior to the effective time, as service with Intersil for eligibility and vesting purposes under Intersil’s employee benefits plans. With respect to any medical or dental benefit plan in which the Elantec employees participate after the effective time of the merger, (x) Intersil shall use all reasonable efforts to waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements, except that no waiver shall apply to a pre-existing condition that was treated under Elantec’s employee benefit plans as a pre-existing condition and (y) any covered expenses incurred on or before the effective time of the merger by any of these Elantec employees or their covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the effective time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Intersil and its subsidiaries.

Following the consummation of the merger, employees of Elantec may participate in Intersil’s employee stock purchase plan, to the extent permitted by the Internal Revenue Code, beginning with the first purchase period of Intersil’s employee stock purchase plan that follows cessation of participation in Elantec’s employee stock purchase plan in accordance with the terms of the merger agreement.

Access to Information

Subject to existing confidentiality obligations and applicable laws, Elantec has agreed to permit representatives of Intersil to have full access at all reasonable times to Elantec’s premises, properties, books, records, contracts, documents, customers and suppliers, and Elantec shall cause its independent accountants to give Intersil access to these accountants’ work papers. Elantec has also agreed to provide Intersil its financial results for any period after the date of the merger agreement prior to making these financial results public and prior to the filing of any document with the SEC.

Fees and Expenses

Subject to the provisions relating to payment of termination fees, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring these expenses, except expenses incurred in the filing, printing and mailing of this joint proxy statement/prospectus (other than the registration fee, which shall be paid by Intersil) and the filing fee required by the Hart-Scott-Rodino Antitrust Improvements Act will be shared equally by Intersil and Elantec.

Affiliates

Elantec will use all reasonable efforts to cause each person Elantec has identified as, and each additional person, if any, who may be at the effective time of the merger, an “affiliate” of Elantec for purposes of Rule 145 under the Securities Act, to execute and deliver to Intersil no less than 30 days prior to the date of the Elantec special shareholders meeting, written undertakings of these affiliates which provide, among other things, their agreement not to sell, transfer or otherwise dispose of Elantec common stock in violation of SEC rules promulgated under the Securities Act of 1933, as amended, and their acknowledgment of the resale restrictions imposed by Rule 145 of the Securities Act on shares of Intersil common stock to be received by these affiliates in the merger.

No Redemption of Elantec Rights Plan

Between the date of the merger agreement and the earlier of the effective time of the merger and the termination of the merger agreement, Elantec has agreed not to redeem, amend or waive any provisions of Elantec’s rights agreement (other than such amendments as are necessary to accommodate the merger agreement and the transactions contemplated by the merger agreement, but not with respect to any competing transaction) or implement or adopt any other “poison pill,” shareholder rights plan or other similar plan.

Conditions to the Consummation of the Merger

The respective obligations of Intersil, Echo Acquisition, Inc. and Elantec to consummate the merger are subject to satisfaction of the following conditions:

•	the approval of the shareholders of Intersil of the issuance of shares of Intersil Class A common stock pursuant to the merger agreement;

•	the approval of the shareholders of Elantec of the merger and the merger agreement and the transactions contemplated thereby;

•	the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act and any applicable foreign antitrust laws;

•	no provision of applicable law and no judgment, injunction, order or decree shall prohibit the consummation of the merger or the transactions contemplated by the merger agreement;

•
there shall not be pending any action by any governmental authority (i) challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement, (ii) seeking to prohibit or limit the ownership or operation by Intersil or the surviving corporation of any portion of the business or assets of Intersil or Elantec or their subsidiaries, or to compel Intersil or the surviving corporation to dispose of any portion of the business or assets of Intersil, Elantec or their subsidiaries, or (iii) seeking to prohibit Intersil from effectively controlling the business or operations of Elantec or its subsidiaries; and

•
the registration statement of which this joint proxy statement/prospectus is a part shall have been declared effective by the SEC, no stop order suspending the effectiveness of the registration statement shall be in effect and no proceeding for that purpose shall be pending before or threatened by the SEC or any state securities administrator.

Elantec’s obligations to consummate the merger are subject to the fulfillment of the following additional conditions unless waived by Elantec:

•
the representations and warranties of Intersil and Echo Acquisition, Inc., disregarding all qualifications relating to materiality or material adverse effect, shall be true and correct in all respects on and as of the closing date except where the failure of these representations and warranties in the aggregate to be true and correct in all respects would not have a material adverse effect on Intersil, and Intersil shall provide a certificate of its president or any vice president to that effect;

•
Intersil shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant required to be performed and complied with by Intersil prior to the effective time of the merger, and Intersil shall provide a certificate of its president or any vice president to that effect;

•
there shall not have been and be continuing any event, change or effect, individually or in the aggregate, which would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, prospects, results of operations or financial condition of Intersil and its subsidiaries taken as a whole or (ii) the ability of Intersil to consummate the transactions contemplated by the merger agreement;

•
Elantec shall have received an opinion from Fenwick & West LLP, counsel to Elantec, or counsel to Intersil, to the effect that for federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•
Intersil shall have taken all requisite action so that Richard M. Beyer and James V. Diller shall become members of Intersil’s board of directors at the effective time, except that if Intersil has taken all requisite action and either of such persons shall be unable or unwilling to serve as a director of Intersil, this condition shall be deemed satisfied.

Intersil’s obligations to consummate the merger are subject to the fulfillment of the following additional conditions unless waived by Intersil:

•
the representations and warranties of Elantec, disregarding all qualifications relating to materiality or material adverse effect, shall be true and correct in all respects on and as of the closing date, except for changes permitted by the merger agreement and except where the failure of these representations and warranties in the aggregate to be true and correct in all respects would not have a material adverse effect on Elantec, and Elantec shall provide a certificate of its president or any vice president to that effect;

•
Elantec shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant required to be performed and complied with by Elantec prior to the effective time of the merger, and Elantec shall provide a certificate of its president or any vice president to that effect;

•
there shall not have been and be continuing any event, change or effect, individually or in the aggregate, which would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, prospects, results of operations or financial condition of Elantec and its subsidiaries taken as a whole or (ii) the ability of Elantec to consummate the transactions contemplated by the merger agreement;

•
Intersil shall have received an opinion from Dechert, counsel to Intersil, or from counsel to Elantec, to the effect that for federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	Holders of no more than ten percent of the outstanding shares of Elantec common stock shall have validly demanded appraisal rights and shall not have failed to perfect or withdraw these rights.

A material adverse effect is defined in the merger agreement as any event, change or effect, individually or in the aggregate with such other events, changes or effects, the occurrence of which would reasonably be expected to have a material adverse effect on:

•
the business, assets (including intangible assets), liabilities (contingent or otherwise), prospects, results of operations or financial condition of such party and its subsidiaries taken as a whole; or

•	the ability of such party to consummate the transactions contemplated by the merger agreement.

A material adverse effect does not include any change in or effect upon the business, assets (including intangible assets), liabilities (contingent or otherwise), prospects, results of operations or financial condition of such party or any of its subsidiaries directly or indirectly arising out of or attributable to:

•
any decrease in the market price of the shares of Elantec common stock in the case of Elantec or Intersil Class A common stock in the case of Intersil (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a material adverse effect on such party); or

•	conditions, events, or circumstances generally affecting the economy as a whole or the semiconductor industry generally.

For purposes of analyzing whether any state of facts, change, development, effect, condition or occurrence constitutes a material adverse effect under this definition,

•
materiality shall be analyzed from the viewpoint of whether there is a significant likelihood that the disclosure of such state of facts, change, development, effect, condition or occurrence would be viewed by a reasonable investor as having significantly altered the total mix of information available to such investor if the total mix consisted solely of:

•	the representations and warranties contained in the merger agreement (other than Elantec’s and Intersil’s representations and warranties that they have not experienced a material adverse effect);

•	the documents filed by Elantec with the SEC in the case of Elantec and the documents filed by Intersil with the SEC in the case of Intersil, and

•	Elantec’s disclosure schedule provided to Intersil in the case of Elantec and Intersil’s disclosure schedule provided to Elantec in the case of Intersil; and

•	the analysis of materiality shall not be limited to the standpoint of a long-term investor.

Termination of the Merger Agreement

The merger agreement provides that at any time prior to the effective time of the merger, whether before or after shareholder approval, the merger agreement may be terminated:

•	by mutual written consent of Intersil and Elantec;

•	by either Intersil or Elantec if:

•
the merger has not been completed before September 30, 2002, provided, however, that this right to terminate shall not be available to a party whose failure to perform any material covenant or obligation under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before September 30, 2002;

•
a judgment, injunction, order or decree of a court or other competent governmental authority enjoining Intersil or Elantec from consummating the merger shall have become final or nonappealable, provided, that a party may not terminate the merger agreement if its failure to perform its obligations under the merger agreement resulted in or contributed to the issuance of the judgment, injunction, order or decree; or

•	at the Elantec or Intersil special meeting of shareholders, the required shareholder approvals of Elantec or Intersil shall not have been obtained;

•	by Intersil if:

•
there shall have been a material breach by Elantec of any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would result in the failure to satisfy one or more of the conditions to Intersil’s obligations which relate to breaches of representations, warranties or covenants or would interfere with the ability of Intersil and/or Elantec to consummate the transactions contemplated by the merger agreement, and the breach, if it is curable, shall not have been cured within 30 days after notice thereof shall have been received by Elantec;

•
there shall have occurred any event, change or effect, individually or in the aggregate, that would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, prospects, results of operations or financial condition of Elantec and its subsidiaries taken as a whole or (ii) the ability of Elantec to consummate the transactions contemplated by this Agreement; provided, however, that this shall not include any changes or effects arising out of or attributable to any decrease in the market price of the shares of Elantec’s common stock or conditions, events or circumstances generally affecting the economy as a whole or the semiconductor industry generally; or

•
before the Elantec special shareholder meeting, (i) the board of directors of Elantec or any committee thereof shall have withdrawn or modified, in a manner adverse to Intersil, its recommendation of the transactions contemplated by the merger agreement; (ii) Elantec shall have failed to include in this joint proxy statement/prospectus the recommendation of the board of directors of Elantec in favor of the approval of the merger agreement and the merger; (iii) the board of directors of Elantec shall have failed to reaffirm its recommendation in favor of the approval of the merger agreement and the merger within ten days after Intersil requests in writing that the recommendation be reaffirmed; (iv) the board of directors of Elantec or any committee thereof shall have approved or publicly recommended any competing transaction; (v) a tender or exchange offer relating to securities of Elantec in excess of 20% of its outstanding voting securities shall have been commenced by a person unaffiliated with Intersil, and Elantec shall not have sent to its shareholders pursuant to Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, within ten business days after the tender or exchange offer is first published, sent or given, a statement disclosing that Elantec’s board of directors recommends rejection of the tender or exchange offer; or (vi) Elantec shall have intentionally breached its obligations to hold and convene the Elantec special shareholder meeting, its obligations under the non-solicitation covenant or its obligations with respect to Elantec’s rights agreement; and

•	by Elantec if:

•
there shall have been a material breach by Intersil of any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would result in the failure to satisfy one or more of the conditions to Elantec’s obligations which relate to breaches of representations, warranties or covenants or would interfere with the ability of Intersil and/or Elantec to consummate the transactions contemplated by the merger agreement, and the breach, if it is curable, shall not have been cured within 30 days after notice thereof shall have been received by Intersil;

•
there shall have occurred any event, change or effect, individually or in the aggregate, that would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, prospects, results of operations or financial condition of Intersil and its subsidiaries taken as a whole or (ii) the ability of Intersil to consummate the transactions contemplated by this Agreement; provided, however, that this shall not include any changes or effects arising out of or attributable to any decrease in the market price of the shares of Intersil’s Class A common stock or conditions, events or circumstances generally affecting the economy as a whole or the semiconductor industry generally;

•
before the Intersil special shareholder meeting, (i) the board of directors of Intersil or any committees thereof shall have withdrawn or modified, in a manner adverse to Elantec, its recommendation of the transactions contemplated by the merger agreement; (ii) Intersil shall have failed to include in this joint proxy statement/prospectus the recommendation of the board of directors of Intersil in favor of the issuance of the shares of Intersil Class A common stock in connection with the merger; (iii) the board of directors of Intersil shall have failed to reaffirm its recommendation in favor of the issuance of the shares of Intersil Class A common stock in connection with the merger within ten days after Elantec requests in writing that such recommendation be reaffirmed; or (iv) Intersil shall have intentionally breached its obligations to hold and convene the Intersil special shareholder meeting and not to withdraw, amend or modify the Intersil board of directors recommendation except as permitted by the merger agreement in relation to fiduciary duties.

Termination Fee

Termination Fee to be Paid by Elantec

Elantec has agreed to pay Intersil a termination fee of $32 million, plus an amount equal to Intersil’s reasonable out of pocket expenses incurred in connection with the transactions contemplated by the merger agreement, if:

•
Intersil terminates the merger agreement as the result of a material breach by Elantec, which, if curable, is not cured within 48 hours, of its obligation to hold the Intersil special shareholders meeting or Elantec’s non-solicitation covenant (see the section above entitled “—Non-Solicitation Covenant”);

•	Intersil terminates the merger agreement in the event that, before the Elantec special shareholder meeting, any of the following occurs:

•
the board of directors of Elantec or any committee thereof shall have withdrawn or modified, in a manner adverse to the Intersil, its recommendation of the transactions contemplated by the merger agreement;

•	Elantec shall have failed to include in this joint proxy statement/prospectus the recommendation of the board of directors of Elantec in favor of the approval of the merger agreement and the merger;

•
the board of directors of Elantec shall have failed to reaffirm its recommendation in favor of the approval of the merger agreement and the merger within ten days after Intersil requests in writing that the recommendation be reaffirmed;

•	the board of directors of Elantec or any committee thereof shall have approved or publicly recommended any competing transaction;

•
a tender or exchange offer relating to securities of Elantec in excess of 20% of its outstanding voting securities shall have been commenced by a person unaffiliated with Intersil, and Elantec shall not have sent to its shareholders pursuant to Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, within ten business days after the tender or exchange offer is first published, sent or given, a statement disclosing that Elantec’s board of directors recommends rejection of the tender or exchange offer; or

•
Elantec shall have intentionally breached its obligations to hold and convene the Elantec special shareholder meeting, its obligations under the non-solicitation covenant or its obligations with respect to Elantec’s rights agreement; or

•	Intersil terminates the merger agreement in the event that all of the following occurs:

•	prior to the Elantec special shareholder meeting, a competing transaction shall have been made known to Elantec, and the fact of this competing transaction shall have become publicly known or the proposal for the competing transaction shall have been made directly to the shareholders of Elantec generally, or any person shall have publicly announced its intention to make a proposal for a competing transaction;

•	the shareholders of Elantec do not approve the merger at the Elantec special shareholders meeting; and

•	within 12 months of Intersil’s termination of the merger agreement, Elantec enters into a definitive agreement with respect to, or consummates, a “company acquisition” (as described below).

A “company acquisition” is (x) a merger, consolidation, share exchange, business combination or similar transaction involving Elantec as a result of which the shareholders of Elantec prior to such transaction in the aggregate cease to own at least the 50% of voting securities of the entity surviving or resulting from the transaction (or at least 75% of the voting securities if the acquisition proposal involves a person who publicly announced its intention to make a proposal for a competing transaction prior to termination of the merger agreement), (y) a sale, lease, exchange, transfer or other disposition of more than 50% of the assets of Elantec and its subsidiaries, taken as a whole, in a single transaction or series of transactions (or more than 25% of these assets if the acquisition proposal involves a person who publicly announced its intention to make a proposal for a competing transaction prior to termination of the merger agreement) or (z) the acquisition, by a person (other than Intersil or its affiliates) or a group of persons, of beneficial ownership of more than 50% of Elantec’s common stock (or of more than 25% of Elantec’s common stock if the acquisition proposal involves a person who publicly announced its intention to make a proposal for a competing transaction prior to termination of the merger agreement, in either case whether by tender or exchange offer or otherwise).

Any termination fee to be paid by Elantec to Intersil as a result of Elantec’s breach of its obligations under the non-solicitation covenant given by Elantec to Intersil in the merger agreement will be the sole remedy for such breach (other than equitable or injunctive relief) and shall constitute complete and reasonable liquidated damages for any such breach, provided Elantec has not committed an act with the intent and effect of breaching the merger agreement.

Termination Fee to be Paid by Intersil

Intersil has agreed to pay Elantec a termination fee of $10 million, plus an amount equal to Elantec’s reasonable out of pocket expenses incurred in connection with the transactions contemplated by the merger agreement, if:

•
Elantec terminates the merger agreement as the result of a material breach by Intersil, which, if curable, is not cured within 48 hours, of its obligations to hold the Intersil special shareholders meeting and its obligations not to have the board of directors of Intersil or any committee thereof withdraw, amend or modify, in a manner adverse to Elantec, its recommendation to the shareholders of Intersil (except as permitted by the merger agreement); or

•	Elantec terminates the merger agreement in the event that, before the Intersil special shareholder meeting, any of the following occurs:

•
the board of directors of Intersil or any committees thereof shall have withdrawn or modified, in a manner adverse to the Elantec, its recommendation of the transactions contemplated by the merger agreement;

•
Intersil shall have failed to include in this joint proxy statement/prospectus the recommendation of the board of directors of Intersil in favor of the issuance of the shares of Intersil Class A common stock in connection with the merger;

•
the board of directors of Intersil shall have failed to reaffirm its recommendation in favor of the issuance of the shares of Intersil Class A common stock in connection with the merger within ten days after Elantec requests in writing that such recommendation be reaffirmed; or

•
Intersil shall have intentionally breached its obligations to hold and convene the Intersil special shareholder meeting and not to withdraw amend or modify the Intersil board of directors recommendation except as permitted by the merger agreement.

Amendment, Waiver and Extension of the Merger Agreement

The parties may amend the merger agreement at any time before or after the approval of the merger proposals by the Intersil shareholders or the Elantec shareholders, by action taken or authorized by their respective boards of directors. The merger agreement may not be amended, except by an instrument in writing signed on behalf of Intersil, Echo Acquisition, Inc. and Elantec. Following any shareholder approval, no amendment shall be made which by law requires further shareholder approval or authorization without obtaining this further approval or authorization.

At any time prior to the effective time of the merger, by action taken or authorized by their respective boards of directors, the parties may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance by the other party with any of the agreements or conditions in the merger agreement.

Any extension or waiver described above will be valid if set forth in writing and signed on behalf of the waiving party.

AGREEMENTS RELATED TO THE MERGER

Elantec Voting Agreements

Concurrently with the execution of the merger agreement, some of the shareholders of Elantec entered into voting agreements with Intersil, Echo Acquisition, Inc. and Elantec and have granted Echo Acquisition, Inc. and its officers, agents and nominees irrevocable proxies to vote any shares of Elantec common stock which are beneficially owned by each of them in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement. The irrevocable proxy is valid for the Elantec special shareholders meeting or at any annual or other meeting of Elantec’s shareholders or for any written consent of shareholders. For any matters other than voting in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement, the shares owned by these Elantec shareholders shall be voted by and in the manner determined by these shareholders upon written notice to Echo Acquisition, Inc.

The voting agreements do not prohibit the sale, transfer or other disposition by these Elantec shareholders of their shares of Elantec common stock. The irrevocable proxy applies to the shares of Elantec common stock, if any, that are owned by these shareholders at the time of the record date for the Elantec special meeting of shareholders or other shareholder meeting. As of the date of this joint proxy statement/prospectus, the shareholders that have entered into voting agreements with Intersil own shares of Elantec common stock, representing approximately 2% of the voting power of the outstanding Elantec common stock. In the event that these Elantec shareholders acquire any additional Elantec securities, these securities will automatically be subject to the terms of the Elantec voting agreements.

Each shareholder executing the Elantec voting agreement has made representations and warranties to Intersil and Echo Acquisition, Inc., subject to certain qualifications, as to its ownership and unencumbered title to Elantec securities. These Elantec shareholders, on the one hand, and Intersil and Echo Acquisition, Inc., on the other hand, have also made reciprocal representations and warranties to each other regarding power and authority to execute the voting agreement, due execution and enforceability of the voting agreement and the absence of conflicts with other agreements, arrangements, judgments, orders or applicable laws.

The Elantec voting agreements will terminate at the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

Intersil Voting Agreements

Concurrently with the execution of the merger agreement, some of the shareholders of Intersil entered into voting agreements with Intersil, Echo Acquisition, Inc. and Elantec and have granted Elantec and its officers, agents and nominees irrevocable proxies to vote any shares of Intersil Class A common stock which are beneficially owned by each of them in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement. The irrevocable proxy is valid for the Intersil special shareholders meeting or at any annual or other meeting of Intersil’s shareholders or for any written consent of shareholders. For any matters other than voting in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement, the shares owned by these Intersil shareholders shall be voted by and in the manner determined by these shareholders upon written notice to Elantec.

The voting agreements do not prohibit the sale, transfer or other disposition by these Intersil shareholders of their shares of Intersil Class A common stock. The irrevocable proxy applies to the shares of Intersil Class A common stock, if any, that are owned by these shareholders at the time of the record date for the Intersil special shareholders meeting or other shareholder meeting. As of the date of this joint proxy statement/prospectus, the shareholders that have entered into voting agreements with Elantec own shares of Intersil Class A common stock, representing approximately 3% of the voting power of the outstanding Intersil Class A common stock. In the event that these Intersil shareholders acquire any additional Intersil securities, these securities will automatically be subject to the terms of the Intersil voting agreements.

Each shareholder executing the Intersil voting agreement has made representations and warranties to Elantec, subject to certain qualifications, as to its ownership and unencumbered title to Intersil securities. These Intersil shareholders and Elantec have also made reciprocal representations and warranties to each other regarding power and authority to execute the voting agreements, due execution and enforceability of the voting agreement and the absence of conflicts with other agreements, arrangements, judgments, orders or applicable laws.

These Intersil shareholders have also agreed to confirm in writing to Elantec the accuracy of their representation and warranties immediately prior to the effective time of the merger if requested.

The Intersil voting agreements will terminate at the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

Elantec Affiliate Letters

Each of the affiliates of Elantec has executed and delivered to Intersil an affiliate letter. Pursuant to the affiliate letters, each affiliate has agreed not to sell, transfer or otherwise dispose of Elantec common stock in violation of the Securities Act or the rules and regulations of the SEC. Elantec has also agreed to deliver an affiliate letter executed by any additional person who, between the date of the merger agreement and the completion of the merger, shall become an affiliate of Elantec.

These Elantec affiliates have been advised that they may not sell, transfer or otherwise dispose of shares of Intersil Class A common stock received by them in connection with the merger unless such sale, transfer or other disposition has been registered under the Securities Act, is made in accordance with Rule 145 promulgated by the SEC under the Securities Act, or is otherwise exempt from registration under the Securities Act in the opinion of legal counsel reasonably acceptable to Intersil or based on a “no action” letter obtained by the shareholder from the SEC staff.

In accordance with the affiliate letters, Intersil will be entitled to place appropriate restrictive legends on these Elantec shareholders’ certificates evidencing any Intersil Class A common stock to be received by them in connection with the merger. Execution of an affiliate letter does not constitute an admission by the Elantec shareholder to being an affiliate of Elantec.

INTERSIL CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the proposed merger of Intersil and Elantec, using the purchase method of accounting. These pro forma statements were prepared as if the merger had been completed as of December 30, 2000 for statement of operations purposes and as of December 28, 2001 for balance sheet purposes.

The unaudited pro forma combined condensed financial statements are based on estimates and assumptions, which are preliminary. The unaudited pro forma combined condensed financial statements are presented for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial condition of Intersil that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of future results of operations of Intersil.

These unaudited pro forma combined condensed financial statements should be read in conjunction with the accompanying notes thereto and the separate historical consolidated financial statements and notes of Intersil and Elantec incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

Fiscal Year Ended December 28, 2001

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Intersil	Elantec
	(in millions, except per share data)
Revenue
Product sales	$481.1	$94.7	$—		$575.8
Costs and Expenses
Cost of product sales	258.6	46.9	—		305.5
Research and development	106.1	22.2	—		128.3
Selling, general and administrative	93.5	17.1	—		110.6
Amortization of purchased intangibles and deferred compensation	44.2	—	27.0	(a)	71.2
Impairment of long-lived assets	7.6	15.3	—		22.9
Restructuring	32.4	1.1	—		33.5

Operating loss	(61.3)	(7.9)	(27.0)		(96.2)
Interest and other income, net	20.8	7.3	—		28.1
Interest expense	(2.3)	(0.2)	—		(2.5)
Impairment on investment	(8.2)	—	—		(8.2)

Loss before disposal of certain operations	(51.0)	(0.8)	(27.0)		(78.8)
Net sales from disposed operations	38.5	—	—		38.5
Costs and expenses of disposed operations	(41.4)	—	—		(41.4)
Gain on disposal of certain operations	168.4	—	—		168.4

Income (loss) before income taxes and extraordinary item	114.5	(0.8)	(27.0)		86.7
Income taxes (benefit)	62.4	(0.4)	—		62.0

Income (loss) before extraordinary item	$52.1	$(0.4)	$(27.0)		$24.7

Basic earnings per share before extraordinary item	$0.49	$(0.02)			$0.18
Diluted earnings per share before extraordinary item	$0.48	$(0.02)			$0.18
Weighted average common shares outstanding
Basic	105.7	22.5			135.1
Diluted	108.9	22.5			141.2

INTERSIL CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
December 28, 2001

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Intersil	Elantec
	(in millions)
Assets
Cash and cash equivalents	$601.5	$113.1	$(218.0)	(b)	$496.6
Short-term investments	—	75.1	—		75.1
Trade receivables	55.1	7.5	—		62.6
Inventories	67.9	12.7	—		80.6
Prepaid expenses	9.1	4.7	—		13.8
Deferred income taxes	33.8	3.1	—		36.9

Total current assets	767.4	216.2	(218.0)		765.6
Property, plant and equipment	140.1	11.3	(5.2)	(c)	146.2
Intangibles	241.1	—	1,117.6	(c)	1,358.7
Investments	39.2	—	—		39.2
Deferred income taxes	—	12.6	—		12.6
Other	12.4	1.8	—		14.2

Total other assets	432.8	25.7	1,112.4		1,570.9

Total assets	$1,200.2	$241.9	$894.4		$2,336.5

Liabilities and Shareholders’ Equity
Trade payables and accrued expenses	$87.9	$13.3	$—		$101.2
Exit and restructuring costs	23.9	—	—		23.9
Deferred revenue	—	2.6	—		2.6
Income taxes payable	24.7	—	—		24.7
Current portion of capital lease obligations	—	0.8	—		0.8

Total current liabilities	136.5	16.7	—		153.2
Long-term capital lease obligations	—	0.3	—		0.3
Other long-term liabilities	—	1.7	—		1.7
Deferred income taxes	6.5	—	12.7	(d)	19.2
Shareholders’ Equity
Common stock	1.1	0.2	0.1	(e)	1.4
Additional paid-in capital	1,065.3	207.7	994.0	(e)	2,267.0
Retained earnings (deficit)	4.2	23.8	(86.2)	(e)(f)	(58.2)
Unearned compensation	(1.1)	(3.5)	(31.2)	(e)(g)	(35.8)
Accumulated other comprehensive income (loss)	(0.4)	0.1	(0.1)	(e)	(0.4)
Treasury shares, at cost	(11.9)	(5.1)	5.1	(e)	(11.9)

Total shareholders’ equity	1,057.2	223.2	881.7		2,162.1

Total liabilities and shareholders’ equity	$1,200.2	$241.9	$894.4		$2,336.5

INTERSIL CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS

(i)    Basis of Pro Forma Presentation

On March 10, 2002, Intersil and Elantec entered into a definitive agreement whereby each outstanding share of Elantec common stock will be converted into 1.24 shares of Intersil Class A common stock and $8.00 cash, without interest. Each outstanding option to purchase shares of Elantec common stock will be assumed using an exchange ratio equal to 1.24 plus the quotient of $8.00 divided by the closing sales price of Intersil Class A common stock as reported on the Nasdaq National Market on the trading day immediately preceding the date of the merger. Completion of the merger is conditioned upon the affirmative vote of both companies’ shareholders, among other things. Under the terms of the merger agreement, Intersil expects to issue 29,379,509 shares of its Class A common stock and reserve 9,602,693 shares of its Class A common stock to be exchanged for Elantec’s outstanding stock options. The stock options to be exchanged have been estimated based on the closing sales price of Intersil Class A common stock on March 21, 2002 of $29.78. The actual number of shares of Intersil Class A common stock to be issued will be determined on the effective date of the merger based on the number of Elantec shares outstanding on such date.

The unaudited pro forma combined condensed statement of operations combine the historical audited consolidated statement of operations for Intersil for the year ended December 28, 2001, with Elantec’s historical unaudited consolidated statement of operations for the year ended December 31, 2001, giving effect to the merger as if it had occurred on December 30, 2000, the first day of the fiscal year. Elantec’s historical unaudited consolidated statement of operations for the year ended December 31, 2001 was derived by adding the unaudited consolidated statement of operations for the quarter ended December 31, 2001 to the audited consolidated statement of operations for its fiscal year ended September 30, 2001 and deducting the unaudited consolidated statement of operations for the quarter ended December 31, 2000.

The unaudited pro forma combined condensed balance sheet combines Intersil’s historical audited consolidated balance sheet as of December 28, 2001 with Elantec’s historical unaudited consolidated balance sheet as of December 31, 2001, giving effect to the merger as if it had occurred as of December 28, 2001.

(ii)    Preliminary Purchase Price

The estimated value of Intersil’s Class A common stock is $32.42 per share based on the average closing price of Intersil’s common stock for the five-day period including the date of announcement of the signing of the merger agreement and the two days preceding and succeeding such date.

The purchase price of the Elantec merger is estimated as follows (in millions):

Value of Intersil common stock to be issued	$952.5
Cash to be paid to Elantec shareholders	189.5
Fair value of stock options to be issued	249.5
Merger costs and transaction fees	28.5
Unearned stock-based compensation	(34.7)

Total purchase price	$1,385.3

The final purchase price is dependent on the actual number of shares of common stock and cash to be issued, the actual number of options assumed and actual acquisition related costs and will be determined upon completion of the merger.

INTERSIL CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS—(Continued)

The preliminary purchase price allocation, which is subject to change based on Intersil’s final analysis, is as follows (in millions):

Net tangible assets acquired	$218.0
Completed technology	33.2
Acquired in-process research and development	62.4
Goodwill	1,084.4
Deferred tax liability	(12.7)

Total purchase price	$1,385.3

An independent valuation specialist performed an allocation of the total purchase price of Elantec to certain of its individual assets and liabilities. In addition to the value assigned to in-process research and development projects and tangible assets, specific intangible assets were identified and valued. The related amortization of the identifiable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma combined condensed statement of operations. The identifiable intangible assets consist of acquired completed technology. This independent appraisal will be finalized at the date of closing. For purposes of these pro forma combined condensed financial statements, estimated values as of December 31, 2001 have been used.

The $62.4 million amount allocated to acquired in-process research and development represents the purchased in-process technology for projects that, as of the date of the acquisition had not yet reached technological feasibility and had no alternative future use. Based on preliminary assessments, the value of these projects was determined by estimating the resulting net cash flows from the sale of products resulting from the completion of the projects, reduced by the portion of the revenue attributable to developed technology and the percentage of completion of the project. The resulting cash flows were then discounted back to their present value at appropriate discount rates.

The amounts allocated to acquired in-process research and development will be charged to the statement of operations in the period the acquisition is consummated. The related amortization of identifiable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma combined condensed statement of operations.

The preliminary residual purchase price of $1,084.4 million has been recorded as goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or FAS 142, goodwill will be carried at cost and tested for impairment annually and whenever events indicate that impairment may have occurred. Goodwill is not amortized under FAS 142. As this plan of merger was initiated after July 1, 2001, the Company has adopted FAS 142 for the accounting treatment of goodwill in these unaudited pro forma combined condensed financial statements.

(iii)    Pro Forma Adjustments

There were no transactions between Intersil and Elantec during the periods presented.

Based on the timing of the closing of the merger, the final purchase price, finalization of the valuation and purchase price allocation, finalization of the integration plans, determination of the fair value of acquired assets and liabilities and other factors, the pro forma adjustments may differ materially from those presented in these pro forma combined condensed financial statements. A change in the value assigned to long-term tangible and intangible assets and liabilities could result in a reallocation of the purchase price and a change in the pro forma adjustments. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

INTERSIL CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS—(Continued)

The unaudited pro forma combined condensed provision for income taxes may not represent the amounts that would have resulted had Intersil and Elantec filed consolidated income tax returns during the periods presented.

The following pro forma adjustments have been made to the unaudited pro forma combined condensed financial statements:

(a)
To record the amortization of intangible assets ($6.6 million) and unearned stock-based compensation ($20.4 million) related to the merger as if it had occurred on December 30, 2000. Intangible assets are amortized over 60 months. Stock-based compensation is amortized over the remaining vesting periods.

(b)	To record the estimated cash consideration to be paid to Elantec shareholders under the merger agreement ($189.5 million) and merger-related transaction costs ($28.5 million).

(c)	To record the write-down to fair market value of property, plant and equipment and to record the estimated fair value of intangible assets resulting from the merger, including (in millions):

Goodwill	$1,084.4
Completed technology	33.2

Total	$1,117.6

(d)	To record a deferred tax liability related to identifiable intangible assets.

(e)
To record the increase in shareholders’ equity of Intersil as a result of the issuance of common shares ($0.3 million common stock and $952.2 million additional paid-in-capital) in exchange for the all of the issued and outstanding common shares of Elantec, the fair value associated with the Intersil stock options to be exchanged for Elantec stock options ($249.5 million) and to eliminate the historical retained earnings, unearned stock-based compensation, common stock, additional paid-in capital, accumulated other comprehensive income, and treasury shares of Elantec as a result of the purchase transaction.

(f)	To reflect the estimated charge for acquired in-process research and development of $62.4 million.
(g)	To record unearned stock-based compensation related to the unvested Elantec stock options assumed in the merger.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Market Prices

Intersil Class A common stock is listed on the Nasdaq National Market under the symbol “ISIL.” Elantec common stock is listed on the Nasdaq National Market under the symbol “ELNT.”

The following table shows the high and low closing sale prices for the calendar quarters shown for both Intersil and Elantec common stock on the Nasdaq National Market.

	Intersil		Elantec
	High	Low	High	Low
Calendar 2000
First Quarter	$66.00	$46.50	$47.50	$13.50
Second Quarter	58.50	27.50	75.63	25.97
Third Quarter	67.00	42.56	101.69	53.63
Fourth Quarter	57.88	19.06	121.75	22.50
Calendar 2001
First Quarter	33.38	13.88	56.06	19.81
Second Quarter	40.51	15.00	37.51	21.02
Third Quarter	42.36	21.65	41.00	21.69
Fourth Quarter	40.02	25.49	43.83	19.65

Recent Closing Prices

On March 8, 2002, the last trading day immediately before the public announcement of the merger, the closing price of Intersil Class A common stock on the Nasdaq National Market was $36.65 per share, and the closing price of common stock of Elantec was $41.20 per share. On             , 2002, the last trading day before the printing of this joint proxy statement/prospectus, the closing price of Intersil Class A common stock on the Nasdaq National Market was $         per share and the closing price of Elantec common stock was $         per share. Following the merger, common stock of Elantec will cease to be traded on the Nasdaq National Market and will represent only the right to receive shares of Intersil Class A common stock and cash under the terms and conditions of the merger agreement.

Because the market price of Intersil Class A common stock is subject to fluctuation, the market value of the shares of Intersil Class A common stock that holders of common stock of Elantec will receive in the merger may increase or decrease before and after the merger. See “Risk Factors.” Shareholders are urged to obtain current market quotations for Intersil Class A common stock and Elantec common stock.

Dividends

Neither Intersil nor Elantec has ever declared or paid a cash dividend on its common stock and neither anticipates paying any cash dividends in the foreseeable future. In addition, the merger agreement prohibits Elantec from declaring or paying dividends on its shares until the completion of the merger or termination of the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ELANTEC

The following table sets forth certain information, as of March 8, 2002 with respect to the beneficial ownership of Elantec’s common stock by:

•	each shareholder known by Elantec to be the beneficial owner of more than 5% of Elantec’s common stock;

•	each director;

•	each of Elantec’s executive officers; and

•	all current executive officers and directors as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Mellon Financial Corporation (2)	1,582,960	6.8%
Trust Company of the West (TCW) Asset Management Company (3)	1,575,136	6.8
Capital Research and Management (4)	1,171,200	5.0
James V. Diller (5)	1,089,563	4.6
Richard M. Beyer (6)	371,068	1.6
Alden J. Chauvin, Jr. (7)	158,894	*
Alan V. King (8)	114,583	*
Chuck K. Chan (9)	109,988	*
Brian McDonald (10)	64,500	*
Mohan Maheswaran (11)	46,500	*
Umesh Padval (12)	42,499	*
Rajeeva Lahri (13)	50,000	*
All current officers and directors as a group (9 persons) (14)	2,047,430	8.8%

*Less than 1%.

(1)
Unless otherwise indicated below, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for each officer and director named in the table is c/o Elantec Semiconductor, Inc., 675 Trade Zone Boulevard, Milpitas, California 95035.

(2)
Based on information obtained from a Schedule 13G filed by Mellon Financial Corporation on January 24, 2002. The address for Mellon Financial Corporation is One Mellon Center, Pittsburgh, Pennsylvania 15258.

(3)
Based on information obtained from a Schedule 13G amendment filed by Trust Company of the West Asset Management Company on March 11, 2002. The address for Trust Company of the West Asset Management Company is 865 South Figueroa Street, Suite 1800, Los Angeles, California 90017.

(4)
Based on information obtained from a Schedule 13G filed by Capital Research and Management on February 11, 2002. The address for Capital Research and Management is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(5)
Represents 277,480 shares held by Mr. Diller’s family trust and 812,083 shares subject to options exercisable within 60 days of March 8, 2002. Mr. Diller is the chairman of Elantec’s board of directors.

(6)
Includes 1,036 shares held by Mr. Beyer and 2,300 shares held by Mr. Beyer’s family trust. In addition, 69,200 shares of common stock are held by Mr. Beyer’s family trust and Elantec has a right of repurchase on these shares that expires ratably over a five-year period. Also includes 298,532 shares subject to options exercisable within 60 days of March 8, 2002. Mr. Beyer is the president, chief executive officer and a director of Elantec.

(7)
Represents 67,300 shares held by Mr. Chauvin, 165 shares held by or in the name of Mr. Chauvin’s children and 91,429 shares subject to options exercisable within 60 days of March 8, 2002. Mr. Chauvin is Elantec’s vice president of worldwide sales.

(8)	Represents 40,000 shares held by Mr. King and 74,583 shares subject to options exercisable within 60 days of March 8, 2002. Mr. King is a director of Elantec.

(9)	Represents 19,571 shares held by Dr. Chan’s family trust and 90,417 shares subject to options exercisable within 60 days of March 8, 2002. Dr. Chan is a director of Elantec.
(10)
Mr. McDonald does not hold any shares but holds 64,500 shares subject to options exercisable within 60 days of March 8, 2002. Mr. McDonald became Elantec’s vice president of finance and administration, chief financial officer and secretary in January 2001.

(11)
Mr. Maheswaran does not hold any shares but holds 46,500 shares subject to options exercisable within 60 days of March 8, 2002. Mr. Maheswaran joined Elantec as its vice president of corporate strategy and business development in January 2001 and he was appointed as vice president of marketing and business development in July 2001.

(12)	Mr. Padval does not hold any shares but holds 42,499 shares subject to options exercisable within 60 days of March 8, 2002. Mr. Padval is a director of Elantec.
(13)
Mr. Lahri does not hold any shares but holds 50,000 shares subject to options exercisable within 60 days of March 8, 2002. Mr. Lahri became Elantec’s senior vice president of technology and operations in April 2001.

(14)	Includes shares subject to options exercisable within 60 days of March 8, 2002 described in footnotes (5) through (13).

INFORMATION WITH RESPECT TO EACH ADDITIONAL PERSON WHO WILL SERVE AS A
DIRECTOR OR EXECUTIVE OFFICER OF INTERSIL

Mr. Diller has been chairman of Elantec’s board since 1997 and a director of Elantec since 1986. From November 1998 to July 2000, he served as Elantec’s president and chief executive officer. Mr. Diller was a founder of PMC-Sierra, Inc., a communications semiconductor company, was its president and chief executive officer from 1983 to 1997 and is currently its vice chairman of the board. Mr. Diller has been a director of Sierra Wireless, a provider of wireless data communications hardware and software products, since 1993. In addition, Mr. Diller serves on the board of a privately held company. Mr. Diller holds a B.S. degree in physics from the University of Rhode Island.

Mr. Beyer has been Elantec’s president, chief executive officer and a director since July 2000. From January 1999 through July 2000, Mr. Beyer served as president, chief executive officer and a director at FVC.COM, Inc. From July 1996 through August 1998, Mr. Beyer served as president, chief operating officer, and director of VLSI Technology, Incorporated. From June 1995 through June 1996, Mr. Beyer served as executive vice president and chief operating officer at National Semiconductor Corporation, and from February 1993 through May 1995, he held the position of president of the communications and computing group of National Semiconductor Corporation. Prior to this, Mr. Beyer served in a number of senior managerial positions in the telecommunications and computer industries. Richard Beyer served three years as an officer in the United States Marine Corps. In addition, Mr. Beyer serves on the board of a privately held company. He holds a B.S. degree and a M.S. degree in Russian from Georgetown University as well as a M.B.A. degree in marketing and international business from Columbia University.

Directors’ Compensation

Directors who are not employees of Elantec, including Mr. Diller, receive cash compensation of $1,500 for each of Elantec’s board of directors meetings attended.

Mr. Diller receives compensation from Elantec for his services as chairman of the board. In February 2002, Mr. Diller was granted an option to purchase 20,000 shares of common stock under Elantec’s 1995 Directors Stock Option Plan, with these options vesting at 2.0833% per month. Mr. Diller currently has outstanding options to purchase a total of 835,000 shares of Elantec common stock. From April 2001 through March 2002, he received $6,250 per month, full benefits, one-third of his possible management bonus of 1.7% of Elantec’s pretax profit and continued vesting of all of his outstanding stock options.

Executive Compensation

The following table sets forth all compensation awarded to, or earned or paid for services rendered in all capacities to Elantec and its subsidiaries during each of fiscal 1999, 2000 and 2001 by Mr. Beyer, Elantec’s president and chief executive officer. This information includes the dollar values of base salaries, bonus awards and restricted stock awards, the number of shares subject to stock options granted and certain other compensation, if any, whether paid or deferred. Elantec does not grant SARs and has no long-term compensation benefits other than restricted stock awards and stock options.

Summary Compensation Table

	Annual Compensation (1)			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Restricted Stock Awards ($)		Securities Underlying Options (No. of Shares)	All Other Compensation ($) (3)
Richard M. Beyer (4) President and Chief Executive Officer	2001	$295,385	$76,475	—		92,000	$8,020
	2000	34,542	78,258	$5,016,140	(5)	613,500	73
	1999	—	—	—		—	—

(1)	Perquisites are excluded, as their aggregate value did not meet the reporting threshold of the lesser of $50,000 or 10% of Mr. Beyer’s salary plus bonus.
(2)	Represents bonuses earned for services rendered during the fiscal year listed, even if paid after the end of the fiscal year.
(3)
Represents insurance premiums paid by Elantec with respect to term life insurance for the benefit of the chief executive officer and 401(k) employer matched contributions totaling 2.5% of plan participant’s base salary.

(4)	Mr. Beyer became Elantec’s president, chief executive officer and a director in July 2000.
(5)
Represents the value of 86,500 shares of restricted stock issued to Mr. Beyer on July 12, 2000 at an aggregate cost of $860 and an aggregate fair market value of $5,017,000 on the date of issuance. Elantec has a right of repurchase on these shares that expires ratably over a five year period.

Option Grants in Fiscal 2001

The following table sets forth information concerning individual stock option grants during the fiscal year ended September 30, 2001 to Mr. Beyer, Elantec’s president and chief executive officer. In accordance with the rules of the SEC, the table sets forth the hypothetical gains or “option spreads” that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date the option was granted to the end of the option terms. Actual gains, if any, on option exercises are dependent on the future performance of Elantec’s common stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (4)
	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year 2001 (2)	Exercise Price ($/Share) (3)	Expiration Date
					5%($)	10%($)
Richard M. Beyer	90,000	4.8%	$40.50	01/16/2010	$2,292,341	$5,809,037
	2,000	0.1	25.88	04/17/2010	32,552	82,490

(1)	Stock options vest as to 25% of the shares on the first anniversary of the date of grant and 1/48th of the total number of shares on a monthly basis.
(2)	Elantec granted options to purchase 1,893,472 shares in fiscal 2001. There were 532,063 granted options canceled during the fiscal year due primarily to employee terminations.
(3)	Stock options are granted with an exercise price equal to the fair market value of Elantec’s common stock on the date of grant.
(4)	The 5% and 10% assumed rates of annual compound stock price appreciation are mandated by rules of the SEC and do not represent Elantec’s estimate or projection of future common stock prices.

The following table sets forth information concerning the number of shares acquired on exercise of stock options, the value realized on such exercise, and the number and value of unexercised stock options held at September 30, 2001 by Mr. Beyer, Elantec’s president and chief executive officer.

Aggregated Option Exercises in Fiscal 2001 and September 30, 2001 Option Values

	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at 9/30/01		Value of Unexercised In-the-Money Options at 9/30/01 ($) (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard M. Beyer	—	—	178,937	526,563	—	—

(1)	“Value Realized” represents the fair market value of the shares underlying the option on the date of exercise less the aggregate exercise price.
(2)
These values, unlike the amounts set forth in the column entitled “Value Realized,” have not been and may never be realized. They are based on the positive spread between the respective exercise prices of outstanding stock options and the fair market value of Elantec’s common stock on September 30, 2001 ($22.95 per share).

For information on Mr. Beyer’s employment agreement with Elantec, his Executive Change in Control Severance Benefits Agreement with Elantec and the terms of his understanding with Intersil regarding his employment with Intersil, see “The Merger—Interests of Certain Persons in the Merger.”

COMPARISON OF RIGHTS OF HOLDERS OF INTERSIL COMMON STOCK AND
ELANTEC COMMON STOCK

Upon completion of the merger, holders of Elantec common stock will become entitled to receive Intersil Class A common stock. Both Intersil and Elantec are corporations organized under the laws of the State of Delaware.

The following is a summary of some material differences between the rights of holders of Intersil common stock and the holders of Elantec common stock. These differences arise from differences between the Intersil certificate of incorporation, bylaws and shareholders’ agreement, on the one hand, and the Elantec certificate of incorporation and bylaws, on the other hand. This summary is qualified by the full text of each document. For information as to how to get those documents, see “Where You Can Find More Information.”

Authorized Capital Stock

Intersil.    The authorized capital stock of Intersil consists of: (i) 300,000,000 shares of Class A common stock, par value $.01 per share, (ii) 300,000,000 shares of Class B common stock, par value $.01 per share, and (iii) 100,000 shares of preferred stock, par value $.01 per share. In general, shares of Class A common stock and Class B common stock are exchangeable one for the other on a share for share basis.
Elantec.    The authorized capital stock of Elantec consists of 100,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

Voting Rights

Intersil.     Holders of Intersil Class A common stock have cumulative voting rights. This means that at all elections of directors, each holder of Intersil Class A common stock has the right to cast one vote for each share of Intersil Class A common stock held of record by such holder multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit. On all other matters submitted to a vote of shareholders of Intersil, each holder of Intersil Class A common stock has the right to cast one vote for each share of Intersil Class A common stock held of record. Except as otherwise required by law, the holders of Intersil Class B common stock have no voting rights. Holders of Intersil common stock have no preemptive rights.

Elantec.    Each holder of Elantec common stock is entitled to one vote per share on all matters submitted to a vote of shareholders. Only holders of Elantec common stock are entitled to vote for the election of directors. Holders of Elantec common stock have no cumulative voting rights and no preemptive rights.

Size of the Board of Directors

Intersil.    The certificate of incorporation of Intersil provides that the board of directors must have no fewer than three and no more than seven members and may not be divided into classes. The term of each member of the board of directors expires at each annual shareholders’ meeting. Intersil shareholders are being asked to approve an amendment to Intersil’s certificate of incorporation that would increase the maximum size of the board from seven directors to eight. See “Approval of Amendment to Intersil’s Certificate of Incorporation.”

The bylaws of Intersil provide that the board of directors shall have the authority to determine the number of directors and fix the terms of office for the directors.

Under the Intersil shareholders’ agreement, each of Intersil’s shareholders prior to its initial public offering agrees to take all action necessary to ensure that (i) Intersil’s board of directors will be composed at all times of up to seven persons as follows: Intersil’s chief executive officer, one individual designated by Sterling, up to four independent directors designated by Sterling and, in the event the board of directors includes four independent directors designated by Sterling, one additional individual designated by Sterling (which position is currently vacant); (ii) any vacancy in the board of directors in a directorship subject to designation by Sterling shall be filled by Sterling’s designee; and (iii) upon Sterling’s written request, any director designated by Sterling shall be removed (with or without cause) from the board of directors. Intersil expects that its shareholders’ agreement will be amended prior to completion of the merger to allow Intersil’s board of directors to include Richard M. Beyer and James V. Diller from Elantec’s board of directors.

Elantec.    The bylaws of Elantec provide that the board of directors shall consist of one or more members as fixed from time to time by resolution of the board of directors. The term of each member of the board of directors expires at each annual shareholders’ meeting.

Removal of Directors; Vacancies

Intersil.    The Intersil bylaws and certificate of incorporation are silent with respect to the removal of directors and the filling of vacancies. Delaware law provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors. Delaware law also provides that vacancies and newly created directorships may be filled by a majority of the directors then in office. These provisions of Delaware law control removal and vacancies except to the extent limited by the Intersil shareholders’ agreement. See “—Size of the Board of Directors.”

Elantec.    The Elantec bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors and any vacancy occurring in the board of directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors to be elected by all shareholders having the right to vote as a single class, shall be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and any director so chosen shall hold office for a term expiring at the next annual meeting of shareholders and until his or her successor is duly elected and qualified.

Meetings of Shareholders

Intersil.    The bylaws of Intersil provide that an annual meeting of shareholders shall be held at a time and place as may be designated by the board of directors. The Intersil bylaws also provide that a special meeting of shareholders may be called at any time by the chief executive officer, the board of directors, or the holders of a majority of the outstanding shares of Intersil common stock entitled to vote at the meeting.

Elantec.    The Elantec bylaws provide that each year an annual meeting of shareholders shall be held at a time and place as may be designated by the board of directors. The Elantec bylaws also provide that a special meeting of shareholders may be called at any time by the chairman of the board, the chief executive officer, the president, or by a majority of the board of directors. If a special meeting of shareholders is called by any person or persons other than by a majority of the members of the board of directors, then such person or persons shall call such meeting by delivering a written request to call such meeting to each member of the board of directors, and the board of directors shall then determine the time, date and place of such special meeting, which shall be held not more than one hundred twenty (120) nor less than thirty-five (35) days after the written request to call such special meeting was delivered to each member of the board of directors.

Indemnification of Officers and Directors

Intersil.    The bylaws of Intersil provide for indemnification of directors and officers, except to the extent prohibited by applicable law. In addition, the Intersil bylaws provide that Intersil will pay any expenses incurred in defending any indemnified action, in advance, if a determination is made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding that resulted in the indemnification claim or (ii) by independent legal counsel if such quorum is not obtainable that idemnification or advancement of fees is permissible.

Elantec.    The certificate of incorporation of Elantec provides for indemnification of directors to the fullest extent permitted by existing or future law.

The bylaws of Elantec provide for indemnification of directors and officers and that Elantec will pay any expenses incurred in defending any indemnified action, in advance; provided, however, that if Delaware law requires, the payment of expenses in advance shall be made only upon delivery of an undertaking by or on behalf of the indemnified party to repay all amounts advanced if it shall ultimately be determined that the indemnified party is not entitled to indemnification. Furthermore, Elantec is not required to advance any expenses to a person against whom the company brings a claim alleging that such person has breached his or her duty of loyalty to the company, committed an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, or derived an improper personal benefit from a transaction.

Section 203 of the Delaware General Corporation Law

Intersil.    The bylaws of Intersil provide that Intersil is not subject to the provisions of Section 203 of Delaware law regulating takeovers.

Elantec.    Elantec is subject to the provisions of Section 203 of Delaware law. Section 203 generally makes it more difficult for a third party to take control of a company by prohibiting a third party owning more than 15% of the company’s stock from entering into transactions with the company unless the board of directors or shareholders unaffiliated with the third party approve either the third party becomes a 15% owner or the third party acquires at least 85% of the company’s stock.

Rights Plan

Intersil.    Intersil does not have a shareholder rights plan and will not have a rights plan after the merger is consummated. The Intersil certificate of incorporation provides that a shareholder rights plan can be adopted with the consent of a majority of the board of directors or the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock.

Elantec.    Elantec has entered into a rights agreement with Mellon Investor Services LLC as rights agent pursuant to which each share of Elantec common stock is entitled to a right to purchase one two-hundredth of a share of Series A Junior Participating Preferred Stock of the company exercisable at such time when a person or group of persons or the company publicly (i) announces that such person or persons have acquired or intend to acquire 20% or more of Elantec common stock or (ii) discloses facts indicating such acquisition. In connection with the proposed merger, Elantec has amended its rights agreement to except Intersil from triggering such rights and to provide for the termination of such rights at the effective time of the merger.

Action by Unanimous Written Consent of Shareholders Without a Meeting

Intersil.    The certificate of incorporation of Intersil provides that any action which may be taken at any annual or special meeting of the shareholders of the company may be taken by written consent, without a meeting and without notice or a vote.

Elantec.    The Elantec bylaws provide that any action which may be taken at any annual or special meeting of the shareholders of the company may be taken by written consent, without a meeting or prior notice, and without a vote. Any shareholder seeking to take such action must first, by written notice to the secretary of Elantec, request that the board fix a record date for such consent and provide a brief description of the proposed action.

Amendment

Intersil.    Delaware law provides that Intersil’s certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon.

Under the provisions of Intersil’s certificate of incorporation and bylaws, the bylaws may be amended by the affirmative vote of a majority of all directors in office or the holders of a majority of the outstanding stock entitled to vote.

Elantec.    Delaware law provides that Elantec’s certificate of incorporation may be amended by the affirmative vote of a holders of a majority of the outstanding stock entitled to vote thereon.

Under the provisions of Elantec’s certificate of incorporation and bylaws, the board of directors and the shareholders of the company holding a majority of the outstanding voting stock shall have the power to amend the bylaws.

APPROVAL OF AMENDMENT TO INTERSIL’S CERTIFICATE OF INCORPORATION

Intersil shareholders are being asked to approve an amendment to Intersil’s certificate of incorporation.

The Intersil board of directors has approved an amendment to the Intersil certificate of incorporation that would increase the maximum size of the board from seven directors to eight. Approval of this amendment to Intersil’s certificate of incorporation is conditioned on completion of the merger between Intersil and Elantec. The board recommends that the shareholders vote to adopt this amendment. The proposed amendment will leave two vacancies on the Intersil board and will allow Intersil to add Messrs. Beyer and Diller to the board to fill those vacancies. The text of the proposed amendment is included in the form of certificate of amendment to the certificate of incorporation attached to this joint proxy statement/prospectus as Annex D.

Purpose of the Increase in the Maximum Size of the Board

The purpose of the increase in the maximum size of the board is to enable Intersil to appoint Messrs. Beyer and Diller to the Intersil board at the effective time of the merger. The Intersil board believes that adding Messrs. Beyer and Diller to the Intersil board will assist in the integration of the two companies and serve to strengthen the Intersil board. In the merger agreement, Intersil agreed to take all action required to add Messrs. Beyer and Diller to its board.

In order to add both Messrs. Beyer and Diller to the Intersil board, without the resignation of one of the current Intersil directors, an additional vacancy in the board must be created because the Intersil certificate of incorporation provides that the maximum size of the board is seven directors and, with six directors currently in office, there is currently only one vacancy. An additional vacancy may be created either by increasing the maximum size of the board to eight directors or through the resignation of one of the current Intersil directors. The current vacancy in the Intersil board and this new vacancy may then be filled by a nominee approved by a majority of the Intersil directors now in office. If this proposal is not approved, then upon completion of the merger, Intersil’s board of directors will consist of seven directors, two of whom will be Messrs. Beyer and Diller.

Effectiveness of the Amendment

If this proposal is approved by holders of Intersil Class A common stock, the officers of Intersil will be authorized to file the certificate of amendment upon the completion of the merger with Elantec. The amendment would become effective as soon as practicable after Intersil files the amendment to Intersil’s certificate of incorporation with the Secretary of State of the State of Delaware.

Appraisal Rights of Dissenting Shareholders

Shareholders have no right under Delaware law or Intersil’s certificate of incorporation or bylaws to exercise dissenters’ rights of appraisal with respect to the increase in the maximum size of the board.

THE INTERSIL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS AMENDMENT

The Intersil board of directors has unanimously determined that the amendment to the certificate of incorporation is advisable and in the best interests of Intersil’s shareholders and recommends that the Intersil shareholders vote FOR the proposal to amend Intersil’s certificate of incorporation.

SHAREHOLDER PROPOSALS

Future Shareholder Proposals of Intersil

Shareholders interested in submitting a proposal for inclusion in the proxy materials for Intersil’s annual meeting of shareholders in 2003 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, Intersil’s Secretary must receive shareholder proposals no later than December 20, 2002.

Future Shareholder Proposals of Elantec

If the merger is not completed, Elantec will convene a 2003 annual meeting of shareholders. Shareholder proposals for inclusion in the Elantec’s Proxy Statement and form of proxy relating to Elantec’s annual meeting of shareholders to be held in 2003 must be received by September 1, 2002. Shareholders wishing to bring a proposal before the annual meeting for 2003 (but not include it in the Elantec’s proxy materials) must provide written notice of such proposal to the Secretary of Elantec at the principal executive offices of the company after September 17, 2002 but no later than October 17, 2002.

LEGAL MATTERS

The validity of the shares of Intersil Class A common stock offered by this joint proxy statement/prospectus will be passed upon for Intersil by Dechert, counsel for Intersil. It is a condition to the completion of the merger that Elantec receive an opinion from Fenwick & West LLP and that Intersil receive an opinion from Dechert to the effect that, among other things, the merger will be a reorganization for federal income tax purposes.

EXPERTS

The consolidated financial statements and the related financial statement schedule appearing in Intersil Corporation’s Annual Report on Form 10-K for the year ended December 28, 2001, incorporated in this joint proxy statement/prospectus, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon and incorporated by reference in this joint proxy statement/prospectus. Such consolidated financial statements and related financial statement schedule are incorporated by reference in this joint proxy statement/prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and the related consolidated financial statement schedule of Elantec Semiconductor, Inc. incorporated in this joint proxy statement/prospectus by reference from Elantec Semiconductor, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated October 22, 2001, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Intersil and Elantec file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be inspected and copied at the following public reference facilities maintained by the SEC:

Judiciary Plaza	Citicorp Center
Room 1024	500 West Madison Street
450 Fifth Street, NW	Suite 1400
Washington, D.C. 20549	Chicago, Illinois 60661

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy statements and other information regarding Intersil. The address of the SEC web site is www.sec.gov. These materials may also be inspected at the offices of the National Association of Securities Dealers, 1735 K Street, NW, Washington, D.C. 20006.

Intersil filed a registration statement on Form S-4 to register with the SEC the issuance of Intersil Class A common stock in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Intersil in addition to being a proxy statement of Intersil and Elantec for their special meetings. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to that registration statement.

The SEC allows Intersil and Elantec to “incorporate by reference” information into this joint proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Intersil and Elantec has previously filed with the SEC. These documents contain important information about Intersil and Elantec and their financial performance.

Intersil SEC Filings (File No. 000-29617)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2001 (filing dated March 8, 2002)

Current Reports on Form 8-K	Filing dated March 12, 2002

Definitive Proxy Statement on Form 14A	Filing dated April 27, 2001

Description of Intersil Capital Stock included in our Registration Statement on Form 8-A filed on February 18, 2000 under Section 12(g) of the Exchange Act including any amendment or report filed for the purpose of updating such description
Filing dated February 18, 2000

Elantec SEC Filings (File No. 000-26690)	Period
Annual Report on Form 10-K	Fiscal year ended September 30, 2001 (filing dated December 26, 2001)

Quarterly Report on Form 10-Q	Quarter ended December 30, 2001 (filing dated February 13, 2002)

Current Reports on Form 8-K	Filing dated March 13, 2002

Definitive Proxy Statement on Form 14A	Filing dated December 28, 2001

Description of Elantec Common Stock on form 8-A	Filing dated August 29, 1995

Description of Elantec Preferred Stock purchase rights on Form 8-A	Filing dated September 16, 1998

Intersil and Elantec are also incorporating by reference additional documents that they file with the SEC between the date of this joint proxy statement/prospectus and the date of the special meetings of Intersil’s and Elantec’s shareholders.

You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits, unless Intersil has specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Shareholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from the following:

Intersil Corporation 7585 Irvine Center Drive Suite 100 Irvine, California 92618 (949) 341-7000 Attention: Investor Relations	Elantec Semiconductor, Inc. 675 Trade Zone Boulevard Milpitas, California 95035 (408) 945-1323 Attention: Investor Relations

If you would like to request documents from us, please do so by            , 2002, to receive them before either of the special meetings.

ANNEX A

AGREEMENT AND PLAN OF MERGER

By and Among

INTERSIL CORPORATION,

ECHO ACQUISITION, INC.

and

ELANTEC SEMICONDUCTOR, INC.

March 10, 2002

A-i

Exhibit A-1	Form of Company Voting Agreement
Exhibit A-2	Form of Parent Voting Agreement
Exhibit B	Form of Company Affiliate Letter

A-ii

Defined Terms

Term	Page
1983 Option Plan	A-7
1994 Incentive Plan	A-7
1995 Incentive Plan	A-7
1995 Option Plan	A-8
2001 Incentive Plan	A-8
Agreement	A-1
Antitrust Laws	A-24
Applicable Laws	A-10
Assumed Purchase Right	A-6
Cash Consideration	A-2
CERCLA	A-18
Certificate of Merger	A-1
Certificates	A-3
Claim	A-26
Closing	A-2
Closing Date	A-2
Code	A-1
Commission	A-6
Company	A-1
Company 423 Plan	A-6
Company Acquisition	A-36
Company Affiliate Letter	A-31
Company Board Recommendation	A-18
Company Bylaws	A-7
Company Certificate	A-7
Company Common Stock	A-7
Company Disclosure Schedule	A-7
Company Employees	A-28
Company Intellectual Property	A-10
Company Option	A-5
Company Permits	A-17
Company Preferred Stock	A-7
Company Registered Intellectual Property	A-11
Company SEC Documents	A-9
Company Stockholders Meeting	A-28
Competing Transaction	A-30
Confidentiality Agreement	A-32
Contract	A-16
Converted Option	A-5
Costs	A-36
CSFB	A-23
D&O Insurance	A-27
DGCL	A-1
Dissenting Common Stock	A-5
Effective Time	A-1
Environmental Laws	A-17
Environmental Permit	A-18
Exchange Act	A-9
Exchange Agent	A-3

A-iii

Exchange Fund	A-3
Exchange Ratio	A-2
Foreign Antitrust Laws	A-8
Governmental Authority	A-8
Hazardous Materials	A-18
HSR Act	A-8
HSR Authority	A-24
Indemnified Person	A-26
Intellectual Property	A-10
Joint Proxy Statement	A-13
Knowledge	A-39
Material Adverse Effect	A-38
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
Multiemployer Plan	A-15
Multiple Employer Plan	A-15
Parent	A-1
Parent 423 Plan	A-6
Parent Board Recommendation	A-23
Parent Bylaws	A-19
Parent Certificate	A-19
Parent Class A Common Stock	A-19
Parent Class B Common Stock	A-20
Parent Common Stock	A-20
Parent Disclosure Schedule	A-19
Parent Permits	A-22
Parent Preferred Stock	A-20
Parent SEC Documents	A-21
Parent Stockholder Proposal	A-19
Parent Stockholders Meeting	A-26
Patents	A-10
Plan	A-14
Prospectus	A-13
PTO	A-11
Qualified Plan	A-14
Registered Intellectual Property	A-11
Registration Statement	A-13
Release	A-18
Rights	A-2
Rights Agreement	A-2
Robertson Stephens	A-13
Secretary of State	A-1
Securities Act	A-4
Stated Percentage	A-36
Stock Consideration	A-2
Subsidiary	A-39
Superior Proposal	A-31
Surviving Corporation	A-1
Takeover Statute	A-18
Tax	A-10
Tax Return	A-10
Taxes	A-10

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of the 10th day of March, 2002, by and among Intersil Corporation, a Delaware corporation (“Parent”), Echo Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Elantec Semiconductor, Inc., a Delaware corporation (the “Company”).

BACKGROUND

A.    The Board of Directors of Parent has determined that a combination with the Company is in the best interests of its stockholders.

B.    The Board of Directors of the Company has determined that a combination with Parent is in the best interests of its stockholders.

C.    In effectuation of the foregoing, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable and in the best interests of their respective stockholders the merger of the Company with and into Merger Sub, with Merger Sub as the surviving corporation (the “Merger”), upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

D.    Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s and the Company’s willingness to enter into this Agreement, each of the directors and officers of the Company and Parent is entering into a Voting Agreement in the forms attached as Exhibits A-1 and A-2, respectively (the “Voting Agreements”).

E.    The parties intend that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

F.    The parties intend that the Merger be accounted for as a purchase transaction for financial accounting purposes.

TERMS

In consideration of the foregoing and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1.  The Merger.    Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the DGCL, at the Effective Time (as defined in Section 1.2(a)), the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2.  Effective Time; Closing.    (a) Concurrently with the Closing (as defined in Section 1.2(b)), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Secretary of State”) a certificate of merger (the “Certificate of Merger”) in accordance with Section 251 of the DGCL. The Merger shall become effective (the “Effective Time”) when the Certificate of Merger has been filed with the Secretary of State or at such later time as shall be agreed upon by the parties and specified in the Certificate of Merger.

(b)  The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Dechert, 4675 MacArthur Court, Suite 1400, Newport Beach, California, at 10:00 a.m. local time on the second business day following the date on which the conditions set forth in Article VI shall have been satisfied or waived, or at such other place or time or on such other date as Parent and the Company may agree. The date on which the Closing takes place is referred to herein as the “Closing Date.”

1.3.  Effects of the Merger.    From and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

1.4.  Certificate of Incorporation and Bylaws.    At the Effective Time, the Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that as of the Effective Time the Certificate of Incorporation shall be amended to change the name of the Surviving Corporation to “Elantec Semiconductor, Inc.”

1.5.  Directors and Officers of the Surviving Corporation.    The directors and corporate officers of Merger Sub immediately prior to the Effective Time shall be the directors and corporate officers of the Surviving Corporation immediately following the Effective Time.

1.6.  Structure of Transaction.    Notwithstanding the foregoing, Parent may elect, by written notice delivered to the Company, and upon the terms and subject to the conditions set forth in this Agreement, at any time prior to the Effective Time, that instead of merging the Company into Merger Sub, Merger Sub or another direct wholly owned subsidiary of Parent shall merge with and into the Company, with the effects set forth in the DGCL; provided that no material delay or adverse effect (including on the treatment of the Merger as a “reorganization” under the Code) to the Merger or the other transactions contemplated hereby results from the making of such election. In such event, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation and shall continue under the name “Elantec Semiconductor, Inc.,” and references in this Agreement to the “Merger” shall refer to the reverse merger described in this Section 1.6. None of the Company’s, Parent’s or Merger Sub’s representations, warranties or covenants shall be affected by whether the Company or Merger Sub is the Surviving Corporation in the Merger.

ARTICLE II

CONVERSION OF SECURITIES

2.1.  Conversion of Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or their respective stockholders:

(a)  Subject to the other provisions of this Article II, each share of Company Common Stock (as defined in Section 3.4) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 2.1(b) and Dissenting Common Stock (as defined in Section 2.4)), including the associated preferred stock purchase rights (the “Rights”) issued pursuant to the Rights Agreement dated as of September 14, 1998 between the Company and Mellon Investor Services, LLC (the “Rights Agreement”), shall be converted into and represent the right to receive (i) 1.24 (the “Exchange Ratio”) shares of Parent Class A Common Stock (as defined in Section 4.4) (the “Stock Consideration”) and (ii) $8.00 in cash without interest (the “Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”). Subject to the other provisions of this Article II, as of the Effective Time, each such share of Company Common Stock shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired, and each holder of a certificate representing any such shares shall thereafter cease to have any rights with respect thereto except the right to receive (i) the Merger Consideration payable in respect of such shares of Company Common Stock, (ii) certain dividends and other distributions in accordance with Section 2.3(c) and (iii) cash in lieu of fractional shares of Parent Class A Common Stock in accordance with Section 2.2(a), without interest.

(b)  Each share of capital stock of the Company held in the treasury of the Company shall be cancelled and retired and no Merger Consideration or any other payment shall be made in respect thereof.

(c)  Each issued and outstanding share of capital stock of Merger Sub shall remain outstanding and shall represent capital stock of the Surviving Corporation following the Effective Time; provided, that if, pursuant to Section 1.6, the Company is the Surviving Corporation in the Merger, then each issued and outstanding share of capital stock of Merger Sub shall be converted into one issued and outstanding share of capital stock of the Surviving Corporation following the Effective Time.

2.2.  Fractional Shares; Adjustments.    (a) No fractional shares of Parent Class A Common Stock shall be issued as a result of the conversion provided for in Section 2.1(a). In lieu of any such fractional shares, the holder of a certificate previously evidencing Company Common Stock, upon presentation of such fractional interest represented by an appropriate certificate for Company Common Stock to the Exchange Agent (as defined in Section 2.3) pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of a share of Parent Class A Common Stock as quoted on the Nasdaq National Market on the last full trading day immediately prior to the Closing Date) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of Company Common Stock shall be surrendered for the account of the same holder, the number of shares of Parent Class A Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. Any payment owed with respect to fractional shares shall be rounded upward to the nearest cent.

(b)  If, prior to the Effective Time, Parent shall declare a stock dividend or other similar distribution of Parent Class A Common Stock or securities convertible into shares of Parent Class A Common Stock, or effect a stock split, reclassification, recapitalization, stock combination or other change with respect to the Parent Class A Common Stock, the Exchange Ratio shall be adjusted to reflect such dividend, distribution, stock split, reclassification, recapitalization, stock combination or other change.

2.3.  Exchange of Certificates.

(a)  Exchange Agent.    Promptly following the Effective Time, Parent shall deposit, or shall cause to be deposited, with EquiServe LLC or such other exchange agent as may be designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 2.3, certificates representing shares of Parent Class A Common Stock issuable pursuant to Section 2.1(a) in exchange for outstanding shares of Company Common Stock and cash in an amount required to be paid pursuant to this Article II (such shares of Parent Class A Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(b)  Exchange Procedures.    As soon as practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Class A Common Stock pursuant to Section 2.1(a) (“Certificates”), (i) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify, including offering holders of Certificates the ability to hold their shares of Parent Class A Common Stock in book entry form in lieu of the certificates provided for below and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Class A Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate or certificates representing that whole number of shares of Parent Class A Common Stock which such holder has the right to receive pursuant to Section 2.1(a) in such denominations and registered in such names as such holder may request and (y) a check representing the amount of Cash Consideration and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after deduction of any required withholding tax. No interest will be paid or accrued on the Cash Consideration or the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Company Common Stock. In the event of a transfer of ownership of shares of Company Common Stock which is not registered on the transfer records of the Company, a certificate representing the proper number of shares of Parent Class A Common Stock, together with a check for the Cash Consideration plus cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Company Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(c)  Distributions with Respect to Unexchanged Shares.    Notwithstanding any other provision of this Agreement, no dividend or other distribution declared or made after the Effective Time with respect to any shares of Parent Class A Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no Merger Consideration or cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Applicable Laws (as defined in Section 3.9), there shall be paid to the holder of the certificates representing whole shares of Parent Class A Common Stock issued in exchange therefor, without interest, (i) at the time of surrender of such Certificate, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Class A Common Stock and not paid, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender of such Certificate, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Class A Common Stock, less the amount of any withholding taxes that may be required thereon.

(d)  No Further Ownership Rights in Company Common Stock.    The Merger Consideration paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock outstanding immediately prior to the Effective Time. All Certificates presented to the Surviving Corporation after the Effective Time for any reason shall be cancelled and exchanged as provided in this Section 2.3. Certificates surrendered for exchange by any person constituting an “affiliate” of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), shall not be exchanged until Parent has received written undertakings from such person in the form attached as Exhibit B.

(e)  Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to holders of Company Common Stock 180 days after the date of the mailing required by Section 2.3(b) shall be delivered to Parent upon demand therefor, and holders of Certificates previously representing shares of Company Common Stock who have not theretofore complied with this Section 2.3 shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of Company Common Stock, any cash in lieu of fractional shares of Parent Class A Common Stock to which they are entitled pursuant to Section 2.2(a), or any dividends or other distributions with respect to Parent Class A Common Stock to which they are entitled pursuant to Section 2.3(c), in each case, without any interest thereon.

(f)  No Liability.    Neither Parent, the Surviving Corporation nor the Exchange Agent shall be liable to any person in respect of any shares of Parent Class A Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any shares of Parent Class A Common Stock, any dividends or distributions with respect thereto, or any cash in lieu of fractional shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.5)), any such shares, dividends or distributions or cash in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(g)  Investment of Exchange Fund.    The Exchange Agent shallinvest the cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.3(e).

(h)  Missing Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and providing an appropriate indemnity or surety bond by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, cash in lieu of fractional shares and any dividends and other distributions, if any, deliverable in respect thereof pursuant to this Agreement.

2.4.  Dissenting Shares.    Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised appraisal rights with respect thereto (the “Dissenting Common Stock”) in accordance with Section 262 of the DGCL, shall not be converted into the right to receive the Merger Consideration, and each holder of such shares of Dissenting Common Stock shall be entitled to receive payment of the appraised value of such shares of Dissenting Common Stock in accordance with the provisions of Section 262 of the DGCL unless and until such holder fails to perfect or effectively withdraw or otherwise loses his, her or its right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Common Stock shall thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisals of shares of Dissenting Common Stock. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.

2.5.  Treatment of Stock Options; ESPP.    (a)  Prior to the Effective Time, the Company shall take all such actions as may be necessary to cause each unexpired and unexercised option to purchase Company Common Stock (each, a “Company Option”) outstanding as of the Effective Time to be automatically converted at the Effective Time into an option (a “Converted Option”) to purchase that number of shares of Parent Class A Common Stock equal to the number of shares of Company Common Stock issuable immediately prior to the Effective Time upon exercise of the Company Option (without regard to actual restrictions on exercisability) multiplied by the Option Exchange Ratio (with the number of shares rounded down to the nearest whole share), with an exercise price equal to the exercise price which existed under the corresponding Company Option divided by the Option Exchange Ratio (with the exercise price rounded up to the nearest whole cent), and with other terms and conditions that are the same as the terms and conditions of such Company Option immediately before the Effective Time. “Option Exchange Ratio” means the sum of (x) the Exchange Ratio plus (y) the quotient of (A) $8.00 divided by (B) the closing price of a share of Parent Class A Common Stock on the Nasdaq National Market on the last full trading day immediately prior to the Closing Date, rounded to the nearest third decimal place. In connection with the issuance of Converted Options, Parent shall (i) reserve for issuance the number of shares of Parent Class A Common Stock that will become subject to Converted Options pursuant to this Section 2.5 and (ii) from and after the Effective Time, upon exercise of Converted Options, make available for issuance all shares of Parent Class A Common Stock covered thereby, subject to the terms and conditions applicable thereto. Notwithstanding the foregoing, any Company Option that was subject to Section 422 of the Code immediately prior to the Effective Time shall be substituted with a Converted Option in accordance with Section 424 of the Code. Holders of a Company Option shall be credited with service for purposes of vesting in the Converted Option to the same extent such holders were credited with service for purposes of vesting in the Company Option immediately prior to Closing.

(b)  Parent agrees to use its reasonable efforts to file with the Securities and Exchange Commission (the “Commission”) within five business days after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register the shares of Parent Class A Common Stock issuable upon exercise of the Converted Options and use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

(c)  All outstanding purchase rights (each an “Assumed Purchase Right”) under the Company’s 1995 Employee Stock Purchase Plan (the “Company 423 Plan”) shall be assumed by Parent. The Assumed Purchase Rights shall continue to have, and be subject to, the terms and conditions set forth in the Company 423 Plan and the documents governing the Assumed Purchase Rights, except that the number of shares of Parent Class A Common Stock issuable upon exercise thereof shall equal the number of shares of Company Common Stock otherwise issuable upon exercise thereof multiplied by the Option Exchange Ratio and the purchase price of such shares of Parent Class A Common Stock on the Purchase Date (as defined in the Company 423 Plan) shall be the lower of (i) the quotient determined by dividing 85% of the fair market value per share of the Company Common Stock on the commencement date of the Assumed Purchase Right by the Option Exchange Ratio or (ii) 85% of the fair market value per share of the Parent Class A Common Stock on the applicable Purchase Date (with the number of shares rounded down to the nearest whole share and the purchase price rounded up to the nearest whole cent). Notwithstanding the foregoing, any assumed Purchase Right shall be converted from a right to purchase Company Common Stock under the Company 423 Plan to the right to purchase Parent Class A Common Stock in accordance with Section 424 of the Code. The Assumed Purchase Rights shall be exercised on the applicable Purchase Date, and each participant shall, accordingly, be issued shares of Parent Class A Common Stock at such time. The Company 423 Plan and all outstanding purchase rights thereunder shall terminate on the last day of any Offering Period (as defined in the Company 423 Plan) in effect on the date hereof, and no additional purchase rights shall be granted and no additional Offering Periods shall commence following the date hereof. Parent agrees that from and after the Effective Time, employees of Company may participate in Parent’s employee stock purchase plan (the “Parent 423 Plan”), to the extent permitted by the Code, beginning with the first Purchase Period (as defined in the Parent 423 Plan), subject to the terms and conditions of such plan, following the cessation of participation in the Company 423 Plan.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1.  Organization and Standing.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and when now owned, leased, used, operated and conducted. Each subsidiary (as defined in Section 8.3) of the Company is a corporation duly organized and validly existing and will be, as of the Effective Time, in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of the Company and each subsidiary of the Company is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3) on the Company.

The Company is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation or its Bylaws, each as in effect on the date hereof (the “Company Certificate” and the “Company Bylaws,” respectively). The Company has heretofore made available to Parent a complete and correct copy of the Company Certificate and the Company Bylaws.

3.2.  Subsidiaries.    The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries and other entities listed in Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2001, or set forth in Section 3.2 to the disclosure schedule delivered by the Company to Parent and dated the date hereof (the “Company Disclosure Schedule”). Except as set forth in Section 3.2 to the Company Disclosure Schedule, the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity or enterprise that is not wholly owned by the Company. Except as set forth in Section 3.2 to the Company Disclosure Schedule, the Company owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of the Company’s subsidiaries, free and clear of all liens, pledges, security interests, claims or other encumbrances. Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.2 of the Company Disclosure Schedule, all of the capital stock of each subsidiary of the Company is owned by the Company and/or one or more wholly-owned subsidiaries of the Company. Other than as set forth in Section 3.2 to the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any capital stock or other securities of any subsidiary of the Company, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock or other securities of any subsidiary of the Company, and neither the Company nor any subsidiary of the Company has any obligation of any kind to issue any additional shares of capital stock or other securities of any subsidiary of the Company or to pay for or repurchase any shares of capital stock or other securities of any subsidiary of the Company or any predecessor thereof.

3.3.  Corporate Power and Authority.    The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger and the transactions contemplated hereby by the stockholders of the Company, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of the Merger and the transactions contemplated hereby by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.4.  Capitalization of the Company.    The authorized capital stock of the Company consists solely of (a) 100,000,000 shares of common stock, par value $.01 per share (“Company Common Stock”), and (b) 5,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). As of March 4, 2002, (i) 23,311,485 shares were issued and outstanding, (ii) 233,000 shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clauses (iii) through (viii) below) and no shares were held by subsidiaries of the Company, (iii) 32,414 shares were issuable upon the exercise of outstanding options and no shares were reserved for issuance for future grants pursuant to the Company’s 1983 Stock Option Plan (“1983 Option Plan”), (iv) 103,635 shares were issuable upon the exercise of outstanding options and no shares were reserved for issuance for future grants pursuant to the Company’s 1994 Equity Incentive Plan (“1994 Incentive Plan”), (v) 354,993 shares were reserved for issuance pursuant to the Company 423 Plan, (vi) 4,941,531 shares were issuable upon the exercise of outstanding options and 37,845 shares were reserved for issuance for future grants pursuant to the Company’s 1995 Equity Incentive Plan (“1995 Incentive

Plan”), (vii) 381,667 shares were issuable upon the exercise of outstanding options and 34,798 shares were reserved for issuance for future grants pursuant to the Company’s 1995 Directors Stock Option Plan (“1995 Option Plan”), and (viii) 1,081,811 shares were issuable upon the exercise of outstanding options and 967,025 shares were reserved for issuance for future grants pursuant to the Company’s 2001 Equity Incentive Plan (“2001 Incentive Plan”). As of the date hereof, no shares of Company Preferred Stock were issued and outstanding or reserved for issuance, except for a series of 200,000 shares of Company Preferred Stock designated as Series A Junior Participating Preferred Stock reserved for issuance pursuant to the Rights Agreement, none of which is issued and outstanding as of the date hereof. Each outstanding share of Company capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof or in Section 3.4 to the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by the Company of any securities of the Company, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of the Company, and neither the Company nor any subsidiary of the Company has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of the Company or any predecessor. The Company Disclosure Schedule accurately sets forth as of March 4, 2002 the names of the holders of, and the number of shares of Company Common Stock issuable upon exercise of, Company Options and the exercise price and vesting schedule with respect thereto. Between March 4, 2002 and the date of this Agreement, the Company has not granted any options to purchase capital stock of the Company. The Company has no agreement, arrangement or understandings to register any securities of the Company or any of its subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person or entity (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement).

3.5.  Conflicts; Consents and Approvals.    Except as set forth in Section 3.5 to the Company Disclosure Schedule and, in the case of (b), for any of the following that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will:

(a)  conflict with, or result in a breach of any provision of, the Company Certificate or the Company Bylaws;

(b)  violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its subsidiaries is a party;

(c)  violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets; or

(d)  require any action or consent or approval of, or review by, or registration or filing by the Company or any of its affiliates with, any local, domestic, foreign or multi-national or supra-national court, tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a “Governmental Authority”), other than (i) approval of the Merger and the transactions contemplated hereby by stockholders of the Company, (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (iii) filings and consents under non-U.S. laws and regulations intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (“Foreign Antitrust Laws”), (iv) registrations, filings, consents, approvals or other actions required under federal and state securities laws and the rules of the Nasdaq Stock Market, Inc. as are contemplated by this Agreement, and (v) the filing of the Certificate of Merger with the Secretary of State.

3.6.  No Material Adverse Effect.    Except as specifically disclosed in the Company SEC Documents (as defined in Section 3.7) filed with the Commission prior to the date of this Agreement, since December 30, 2001, there has been no Material Adverse Effect on the Company.

3.7.  Company SEC Documents.    The Company has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1998 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”) or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the “Company SEC Documents”). The Company SEC Documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (and, in the case of any prospectus, in light of the circumstances under which they were made), not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of the Company included in the Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly presented (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments consistent with past practice), in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the Nasdaq Stock Market, Inc., any stock exchange or any other comparable Governmental Authority.

3.8.  Taxes.    (a)  The Company and its subsidiaries (i) have duly filed all material Tax Returns (as defined in Section 3.8(d)) (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company or its subsidiaries, all of which Tax Returns are true and correct in all material respects; (ii) have within the time and manner prescribed by Applicable Laws paid all material Taxes (as defined in Section 3.8(d)), required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any Governmental Authority; (iii) have established in accordance with their normal accounting practices and procedures, accruals and reserves that are adequate for the payment of all Taxes not yet due and payable; (iv) are not delinquent in the payment of any material Tax; and (v) have not received written notice of any deficiencies for any Tax from any Governmental Authority against the Company or any of its subsidiaries, which deficiency has not been satisfied. Neither the Company nor any of its subsidiaries is the subject of any currently ongoing Tax audit. With respect to any taxable period ended prior to September 30, 1998, all federal income Tax Returns including the Company or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company or any of its subsidiaries (other than liens for Taxes not yet due). No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company or its subsidiaries do not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its subsidiaries has filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

(b)  Neither the Company nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither the Company nor any of its subsidiaries is now or has ever been a party to or bound by any contract, agreement or other arrangement (whether or not written and including, without limitation, any arrangement required or permitted by Applicable Laws (including pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law)) that (i) requires the Company or any of its subsidiaries to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of the Company or any of its subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Company or any of its subsidiaries from any other person.

(c)  The Company and its subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)  For purposes of this Agreement, (i) “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, inventory, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority, and (ii) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

3.9.  Compliance with Law.    Except as specifically disclosed in the Company SEC Documents filed with the Commission prior to the date hereof, the Company is in material compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Authority (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, “Applicable Laws”), relating to the Company or its business or properties. Except as specifically disclosed in the Company SEC Documents filed with the Commission prior to the date hereof, no material investigation or review by any Governmental Authority with respect to the Company is pending, or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same.

3.10.  Intellectual Property.

(a)  Definitions.    For the purposes of this Section 3.10, the following terms have the following definitions:

(i)  “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all works of authorship, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all semiconductor and semiconductor circuit designs; (v) all rights to all mask works and reticles, mask work registrations and applications therefor; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (x) any similar, corresponding or equivalent rights to any of the foregoing; and (xi) all technical, design, end-user and other documentation related to any of the foregoing.

(ii)  “Company Intellectual Property” shall mean any Intellectual Property that is owned by or exclusively licensed to the Company or any of its subsidiaries. Without in any way limiting the generality of the foregoing, Company Intellectual Property includes all Intellectual Property owned or exclusively licensed by the Company related to the Company’s products, including without limitation all rights in any design code, documentation, masks and tooling for packaging of semiconductors in connection with all current products and products in design and development.

(iii)  “Registered Intellectual Property” shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, and any domain name registrations; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

(iv)  “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its subsidiaries.

(b)  Section 3.10(b) of the Company Disclosure Schedule is a complete and correct list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been filed, issued or registered and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

(c)  No Company Intellectual Property or product of the Company is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any material manner the use, transfer, or licensing thereof by the Company or any of its subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or product of the Company.

(d)  Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made, and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

(e)  The Company owns and has good and exclusive title to, each material item of Company Intellectual Property free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company and its subsidiaries, including the sale, distribution or provision of any of the Company's products by the Company or its subsidiaries; (ii) the Company owns exclusively, and has good title to, all copyrighted works that are products of the Company or which the Company or any of its subsidiaries otherwise purports to own; and (iii) to the knowledge of the Company, to the extent that any Patents would be infringed by any of the Company’s products, the Company is the exclusive owner of such Patents or has obtained a license to such Patents from the owner sufficient to permit the Company to conduct its business as currently conducted.

(f)  To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party for the Company or any of its subsidiaries or is incorporated into any of the Company's products, the Company has a written agreement with such third party with respect thereto, and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted) to such third party's Intellectual Property in such work, material or invention.

(g)  Neither the Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property that is or was Company Intellectual Property, to any third party, or, within the last five years, permitted the Company's rights in such material Company Intellectual Property to lapse or enter the public domain.

(h)  Section 3.10(h) of the Company Disclosure Schedule is a complete and correct list of all material contracts, licenses and agreements to which the Company or any of its subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than licenses in the ordinary course in conjunction with the sale of products); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to the Company.

(i)  Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, all contracts, licenses and agreements listed in Section 3.10(h) of the Company Disclosure Schedule are in full force and effect. Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, each of the Company and its subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in material compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and its subsidiaries’ rights under such contracts, licenses and agreements to the same extent the Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay. Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub, by operation of law or otherwise, of any contracts or agreements to which the Company or any of its subsidiaries is a party, will result in (i) either Parent's or the Merger Sub's granting to any third party any right to or with respect to any Intellectual Property right owned by, or licensed to, either of them, (ii) either the Parent's or the Merger Sub’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses (other than standard non-disclosure agreements entered into in the ordinary course), or (iii) either the Parent's or the Merger Sub's being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company prior to the Closing.

(j)  To the knowledge of the Company, the operation of the business of the Company and its subsidiaries as such business is currently conducted, including (i) the Company’s and its subsidiaries’ design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of the Company and its subsidiaries (including the Company’s products) and (ii) the Company’s use of any product, device or process, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

(k)  Except as set forth in Section 3.10(k) to the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received written notice from any third party that the operation of the business of the Company or any of its subsidiaries or any act, product or service of the Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(l)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, to the Company’s knowledge, no third party is infringing on any of the Intellectual Property owned by the Company.

(m)  The Company and each of its subsidiaries has taken reasonable steps to protect the Company’s and its subsidiaries' rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company or any of its subsidiaries, and, without limiting the foregoing, each of the Company and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form made available to Parent, and all current and, to the Company’s knowledge, former employees, other than lower level support personnel, and the consultants of the Company and any of its subsidiaries have executed such an agreement.

3.11.  Title to Properties.    Except as disclosed in the Company SEC Documents filed prior to the date hereof, each of the Company and its subsidiaries (i) has good and marketable title to all of its material properties

(real, personal or intangible) and assets that are reflected on the latest balance sheet included in such Company SEC Documents as being owned by the Company or one of its subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to the Company's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all liens, mortgages, easements, irregularities of title or other encumbrances of any nature except (1) statutory liens securing payments not yet due and (2) such imperfections or irregularities of title or other liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) all real property mortgages and deeds of trust except that secured indebtedness that is properly reflected in the latest Company SEC Documents filed prior to the date hereof, and (ii) is the lessee or sublessee of all leasehold estates listed in the Company SEC Documents or acquired after the date thereof and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee (or event which with notice or lapse of time, or both, would constitute a material default) or, to the Company's knowledge, the lessor.

3.12.  Registration Statement; Joint Proxy Statement.    None of the information provided by the Company for inclusion in the registration statement on Form S-4 (such registration statement as amended, supplemented or modified, the “Registration Statement”) to be filed with the Commission by Parent under the Securities Act, including the prospectus relating to the shares of Parent Class A Common Stock to be issued in the Merger (as amended, supplemented or modified, the “Prospectus”) and the joint proxy statement and form of proxies relating to the vote of the stockholders of the Company with respect to the Merger and the vote of the shareholders of Parent with respect to the Parent Stockholder Proposal (as defined in Section 4.3) (as amended, supplemented or modified, the “Joint Proxy Statement”), at the time the Registration Statement becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing and at the date of the Company Stockholders Meeting or the Parent Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (and, in the case of the Joint Proxy Statement, in light of the circumstances under which they were made), not misleading. The Joint Proxy Statement, except for such portion thereof that relates to Parent and its subsidiaries (as to which no representations or warranties are made), will comply as to form in all material respects with the provisions of the Exchange Act.

3.13.  Litigation.    Except as specifically disclosed in the Company SEC Documents filed with the Commission prior to the date of this Agreement, there is no suit, claim, action, proceeding, audit or investigation pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Since December 31, 1998 the Company has not been subject to any outstanding order, writ, injunction or decree specifically applicable to the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

3.14.  Brokerage and Finder’s Fees; Expenses.    Except in connection with the retention of Robertson Stephens, Inc. (“Robertson Stephens”) (the fees of which firm shall be the sole responsibility of the Company), neither the Company nor any stockholder, director, officer or employee thereof has incurred or will incur on behalf of the Company any brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement. The Company has heretofore made available to Parent a complete and correct copy of the engagement letter between the Company and Robertson Stephens.

3.15.  Reorganization.    Neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

3.16.  Employee Benefit Plans.    (a) For purposes of this Agreement, the following terms have the definitions given below:

“Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Plan” means each plan, program, policy, practice or other arrangement providing for compensation, severance, retirement benefits, fringe benefits, equity-based awards or other benefits of any kind (including all employee welfare benefit plans within the meaning of Section 3(l) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA) with respect to which a party or any of its subsidiaries or ERISA Affiliates has or may have any liability, contingent or otherwise, and further including any of the foregoing which cover directors or former directors of a party or any subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan (as defined in Section 3.16(f)) as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(b)  With respect to each Company Plan, the Company has made available to Parent a correct and complete copy of each document relating to a material liability with respect thereto, including without limitation the following (where applicable): (i) each writing constituting a part of such Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any. No Plan is now nor at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA.

(c)  The Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code, or Sections 401(k) or 401(m) of the Code, as applicable (each a “Qualified Plan”), now meet, and at all times since their inception have met, the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code. Each of the Qualified Plans has received a favorable determination from the Internal Revenue Service, and no such determination letter has been revoked nor, are there any existing circumstances why any such determination letter should be revoked nor has any Qualified Plan been amended since the date of its most recent determination letter in any respect which would adversely affect the qualified status of any Company Qualified Plan or the related trust.

(d)  All contributions required to be made to any Company Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Plan, before the date hereof have been made or paid in full on or before the final due date thereof and through the Effective Time will be made or paid in full on or before the final due date thereof.

(e)  The Company and its subsidiaries have complied, and are now in compliance, with all applicable provisions of ERISA and the Code and all Applicable Laws relating to employees and employee benefits, except for such non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each Company Plan has been established and operated in compliance with its terms and Applicable Laws, except for such non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. There is not now, and there are no existing circumstances that, individually or in the aggregate, would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any lien on the assets of the Company or any of its subsidiaries under ERISA or the Code. The Company and its subsidiaries are each in compliance with all Applicable Laws respecting employment, except for such non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(f)  No Company Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), nor has the Company or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Multiemployer Plan: (i) neither the Company nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; (ii) neither the Company nor any ERISA Affiliate has received any notification, nor has any reason to believe, that any such plan is in reorganization, is insolvent, or has been terminated, or could reasonably be expected to be in reorganization, to be insolvent, or to be terminated; and (iii) no circumstances exist which individually or in the aggregate could reasonably be expected to result in Withdrawal Liability with respect to a Plan.

(g)  There does not now exist, and there are no existing circumstances that individually or in the aggregate would reasonably be expected to result in, any material Controlled Group Liability. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

(h)  Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither the Company nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

(i)  Except as disclosed in Section 3.16(i) to the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, or constitute an event which, with the passage of time or the giving of notice or both will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company or any of its subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 3.16(i) to the Company Disclosure Schedule, no amount paid or payable by the Company or any of its subsidiaries or affiliates in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an “excess parachute payment” within the meaning of Section 280G of the Code. Except as disclosed in Section 3.16(i) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts (as defined in Section 3.17), will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code, nor will the Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax as a payment to such person.

(j)  There are no pending, or, to the knowledge of the Company, threatened actions (other than claims for benefits in the ordinary course) with respect to the Company Plans which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or any of its subsidiaries.

(k)  Section 3.16(k) to the Company Disclosure Schedule sets forth a list of each employment, consulting, severance or similar agreement under which the Company or any of its subsidiaries is or could become obligated to provide compensation or benefits in excess of $100,000, and the Company has made available to Parent a copy of each such agreement.

(l)  No employer securities, employer real property or other employer property is included in the assets of any Plan.

(m)  No event has occurred, and there exists no condition or set of circumstances in connection with any Plan, under which the Parent, Merger Sub, the Company or any of its subsidiaries, directly or indirectly, could reasonably be expected to be subject to any risk of material liability under Sections 409 or 502 of ERISA or Section 4975 of the Code.

(n)  Company maintains policies or practices on the proper classification for all employees, leased employees, consultants and independent contracts, for all purposes (including, without limitation, for all tax purpose and for purposes of determining eligibility to participate in any Plan.)

3.17.  Contracts.    Section 3.17 to the Company Disclosure Schedule lists all contracts, agreements, guarantees, leases and executory commitments (each a “Contract”), other than Plans and any Contracts heretofore filed as an exhibit to any Company SEC Document since September 30, 1998, that exist as of the date hereof to which the Company is a party or by which it is bound and which fall within any of the following categories: (a) Contracts not entered into in the ordinary course of the Company’s business other than those that individually or in the aggregate are not material to the business of the Company, (b) Contracts containing covenants purporting to limit the freedom of the Company or any of its affiliates to compete in any line of business in any geographic area or to hire any individual or group of individuals, (c) Contracts which after the Effective Time would have the effect of limiting the freedom of Parent or its subsidiaries (including the Surviving Corporation) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (d) Contracts which contain minimum purchase conditions in excess of $1,000,000 with respect to inventory purchases for resale, and $500,000 in the case of everything else, or requirements or other terms that restrict or limit the purchasing relationships of the Company or its affiliates, or any customer, licensee or lessee thereof, (e) Contracts relating to any outstanding commitment for capital expenditures in excess of $500,000, (f) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money in excess of $1,000,000 in the aggregate, letters of credit or other agreements or instruments of the Company or commitments for the borrowing or the lending by the Company of amounts in excess of $1,000,000 in the aggregate, or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of the Company with an aggregate value in excess of $1,000,000, (g) Contracts providing for “earn-outs” or other contingent payments by the Company involving more than $100,000 in the aggregate over the terms of all such Contracts, and (h) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements relating to material transactions since January 1, 1997. All material Contracts are valid and binding obligations of the Company and, to the knowledge of the Company, the valid and binding obligation of each other party thereto. Neither the Company nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any Contract listed in Section 3.17 of the Company Disclosure Schedule. Set forth in Section 3.17(i) to the Company Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of the Company and its subsidiaries from (i) the Exhibits to the Company’s Form 10-Q for the period ended December 31, 2001 filed with the Commission, with respect to the terms of such indebtedness, and (ii) the description in the financial statements (including the notes thereto) incorporated in the Company’s Form 10-Q for the period ended December 31, 2001 filed with the Commission, with respect to the amount of such indebtedness. Set forth in Section 3.17(j) to the Company Disclosure Schedule is the amount of the annual premium currently paid by the Company for its directors’ and officers’ liability insurance.

3.18.  Labor Matters.    The Company does not have any labor contracts or collective bargaining agreements with any persons employed by the Company or any persons otherwise performing services primarily for the Company, nor as of the date hereof is the Company in the process of negotiating any such agreement. There is no labor strike, dispute or stoppage pending or, to the knowledge of the Company, threatened against the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, and the Company has not experienced any such labor strike, dispute or stoppage since September 30, 1999.

3.19.  Undisclosed Liabilities.    Except (i) as and to the extent disclosed or reserved against in the consolidated balance sheet of the Company as of September 30, 2001 included in the Company SEC Documents, or disclosed in the footnotes to the financial statements as of such date or the footnotes to the September 30, 2001 financial statements included in the Company SEC Documents filed prior to the date hereof, (ii) as incurred after September 30, 2001 in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, or (iii) as described in the Company SEC documents filed since September 30, 2001 but prior to the date hereof, the Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

3.20.  Operation of the Company’s Business; Relationships.    (a) Since December 30, 2001 through the date of this Agreement and except for entering into this Agreement, the Company has not engaged in any transaction which, if done after execution of this Agreement, would violate in any material respect Section 5.3(c), except as set forth in Section 3.20(a) to the Company Disclosure Schedule or as specifically disclosed in the Company SEC Documents filed with the Commission prior to the date of this Agreement.

(b)  Section 3.20(b) to the Company Disclosure Schedule sets forth the Company’s top ten customers (determined by fiscal year 2001 annual revenue) and the Company’s top ten suppliers (determined by fiscal year 2001 annual expense). Except as set forth in Section 3.20(b) to the Company Disclosure Schedule, (i) from January 1, 2000 to the date hereof, none of the customers of the Company set forth on Section 3.20(b) to the Company Disclosure Schedule has indicated that it will stop or materially decrease purchasing materials, products or services from the Company, and (ii) since January 1, 2000, no supplier of the Company set forth on Section 3.20(b) to the Company Disclosure Schedule has indicated that it will stop or materially decrease the supply of materials, products or services to the Company, or impose conditions or credit limits on the Company.

3.21.  Permits; Compliance.    The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Company Permits”), except where the failure to be in possession of such Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.22.  Environmental Matters.    (a) The properties, operations and activities of the Company and its subsidiaries or their predecessors have for all applicable periods of limitation, and are, in material compliance with all applicable Environmental Laws and Environmental Permits (each as defined below); (b) the Company and its subsidiaries and the properties and operations of the Company and its subsidiaries and, with respect to the operations of the Company, its predecessors, are not subject to any pending or, to the knowledge of the Company, threatened action under any Environmental Law, including without limitation with respect to any present or former operations, facilities or subsidiaries and, with respect to the operations of the Company, its predecessors; (c) to the knowledge of the Company, there has been no Release (as defined below) of any Hazardous Materials (as defined below) into the environment by the Company or its subsidiaries or their predecessors, and there are no Hazardous Materials present at, on, under, within or which have migrated from, any properties of the Company or its subsidiaries or, with respect to the operations of the Company, its predecessors; and (d) neither the Company nor any of its subsidiaries nor, to the knowledge of the Company and with respect to the operations of the Company, its or its subsidiaries’ predecessors (x) has received any written notice that the Company, any of its subsidiaries or their predecessors or any of their respective present or former operations or facilities is or may be a potentially responsible party or otherwise liable in connection with any site used for the disposal of or otherwise containing Hazardous Materials, or (y) has disposed of, arranged for the disposal of, or transported any Hazardous Materials to any site which is listed on the U.S. Environmental Protection Agency’s National Priorities List or which is otherwise subject to remediation or investigation. The Company and its subsidiaries have made available to Parent all material internal and external environmental audits and reports (in each case relevant to the Company, any of its subsidiaries or their predecessors) in the possession of the Company or its subsidiaries. The term “Environmental Laws” means all Applicable Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder, as in effect on the date hereof. “Environmental Permit” means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law. “Release” shall have the meaning as defined in are interpreted under CERCLA.

3.23.  Opinion of Financial Advisor.    The Company has received the written opinion of Robertson Stephens to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the Company Stockholders, and such opinion has not been withdrawn or revoked or modified in any material respect.

3.24.  Board Recommendation.    The Board of Directors of the Company, at a meeting duly called and held at which a quorum was present throughout, has by the requisite vote of the directors (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company Stockholders and (ii) resolved to recommend that the holders of the shares of Company Common Stock entitled to vote thereon approve and adopt this Agreement and the transactions contemplated herein, including the Merger (the “Company Board Recommendation”). As of the date of this Agreement, the Company Board Recommendation has not been withdrawn, revoked or modified.

3.25.  Related Party Transactions.    Since the date of the Company’s proxy statement filed on December 28, 2001, no event has occurred that would be required to be reported under Item 404 of Regulation S-K promulgated by the Commission.

3.26.  Takeover Statutes; Rights Plan.    The Company has taken all actions such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) (each a “Takeover Statute”) or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, the Merger, this Agreement, the Voting Agreements or any of the other transactions contemplated hereby or thereby. After giving effect to the amendment to the Rights Plan effective as of the date hereof, the Rights Plan is inapplicable to the Merger, this Agreement, the Voting Agreement, and the transactions contemplated hereby or thereby.

3.27.  Certain Transactions.    Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture agreement, partnership agreement or any Contract associated with off balance sheet financing, including arrangements for the sale of receivables.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

In order to induce Parent to enter into this Agreement, Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1.  Organization and Standing.    Each of Parent and Merger Sub and each subsidiary (as defined in Section 8.3) of Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of

Parent and each subsidiary of Parent is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent. Parent is not in default in the performance, observance or fulfillment of any provision of its Restated Certificate of Incorporation or its Bylaws, each as in effect on the date hereof (the “Parent Certificate” and the “Parent Bylaws,” respectively). Parent has heretofore made available to the Company a complete and correct copy of the Parent Certificate and the Parent Bylaws.

4.2.  Subsidiaries.    Parent does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries and other entities listed in Exhibit 21 to Parent’s Annual Report on Form 10-K for the fiscal year ended December 28, 2001, or set forth in Section 4.2 to the disclosure schedule delivered by Parent to the Company and dated the date hereof (the “Parent Disclosure Schedule”). Except as set forth in Section 4.2 to the Parent Disclosure Schedule, Parent is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity or enterprise that is not wholly owned by Parent. Except as set forth in Section 4.2 to the Parent Disclosure Schedule, Parent owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Parent’s subsidiaries, free and clear of all liens, pledges, security interests, claims or other encumbrances. Each of the outstanding shares of capital stock of each of Parent’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable. All of the capital stock of each subsidiary of Parent is owned by Parent and/or one or more wholly-owned subsidiaries of Parent. Other than as set forth in Section 4.2 to the Parent Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any capital stock or other securities of any subsidiary of Parent, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock or other securities of any subsidiary of Parent, and neither Parent nor any subsidiary of Parent has any obligation of any kind to issue any additional shares of capital stock or other securities of any subsidiary of Parent or to pay for or repurchase any shares of capital stock or other securities of any subsidiary of Parent or any predecessor thereof.

4.3.  Corporate Power and Authority.    Parent and Merger Sub have all requisite corporate power and authority to (a) enter into and deliver this Agreement, (b) perform their obligations hereunder and (c) subject to approval by the stockholders of Parent of the issuance of shares of Parent Class A Common Stock issuable in the Merger (such proposal to approve the issuance of shares of Parent Class A Common Stock, the “Parent Stockholder Proposal”), to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to approval of the Parent Stockholder Proposal by the stockholders of Parent. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub enforceable against them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.4.  Capitalization of Parent.    (a) As of March 1, 2002, Parent’s authorized capital stock consisted solely of (x) 300,000,000 shares of Class A common stock, par value $.01 per share (“Parent Class A Common Stock”), of which (i) 90,622,241 shares were issued and outstanding, (ii) 498,000 shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (iii) below) and no shares were held by subsidiaries of Parent, (iii) 6,304,352 shares were reserved for issuance upon the exercise of outstanding options, (iv) 16,282,475 shares were reserved for issuance upon the conversion of Parent Class B Common Stock (as defined below) into Parent Class A Common Stock, (v) 10,223,921 shares were reserved for future issuance under outstanding options granted by Parent, and (vi) 1,059,439 shares reserved for issuance upon the exercise of outstanding warrants issued by Parent; (y) 300,000,000 shares of Class B common stock, par value $.01 per share

(“Parent Class B Common Stock” and, with the Parent Class A Common Stock, the “Parent Common Stock”), of which (i) 16,282,475 shares were issued and outstanding, (ii) no shares were issued and held in treasury and no shares were held by subsidiaries of Parent, and (iii) 90,622,241 shares were reserved for issuance upon the conversion of Parent Class A Common Stock into Parent Class B Common Stock; and (z) 100,000 shares of Preferred Stock, par value $.01 per share (“Parent Preferred Stock”), of which (i) no shares were issued and outstanding, (ii) no shares were issued and held in treasury and no shares were held by subsidiaries of Parent, and (iii) no shares were reserved for issuance. Each outstanding share of Parent capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof or in Section 4.4 to the Parent Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by Parent of any securities of Parent, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Parent, and neither Parent nor any subsidiary of Parent has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Parent or any predecessor. Except as set forth in Section 4.4 to the Parent Disclosure Schedule, Parent has no agreement, arrangement or understandings to register any securities of Parent or any of its subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person or entity (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement); copies of all such agreements have previously been made available to the Company.

(b)  The authorized capital stock of Merger Sub consists solely of 3,000 shares of common stock, $.01 par value per share, all of which, as of the date hereof, are issued and outstanding and are held directly by Parent. All of the outstanding shares of Merger Sub’s common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub has no subsidiaries. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

4.5.  Conflicts; Consents and Approvals.    Except, in the case of (b), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation of the transactions contemplated hereby or thereby, will:

(a)  conflict with, or result in a breach of any provision of, the Parent Certificate or the Parent Bylaws or the Certificate of Incorporation and Bylaws of Merger Sub;

(b)  violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its subsidiaries is a party;

(c)  violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets; or

(d)  require any action or consent or approval of, or review by, or registration or filing by Parent or Merger Sub or any of their affiliates with, or any Governmental Authority, other than (i) approval of the Parent Stockholder Proposal by stockholders of Parent, (ii) actions required by the HSR Act, (iii) filings and consents under Foreign Antitrust Laws, and (iv) registrations, filings, consents, approvals or other actions required under federal and state securities laws and the rules of the Nasdaq Stock Market, Inc. as are contemplated by this Agreement, and (v) the filing of the Certificate of Merger with the Secretary of State.

4.6.  No Material Adverse Effect.    Except as specifically disclosed in the Parent SEC Documents (as defined in Section 4.7) filed with the Commission prior to the date of this Agreement, since December 28, 2001, there has been no Material Adverse Effect on Parent.

4.7.  Parent SEC Documents.    Parent has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since November 10, 1999 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the “Parent SEC Documents”). The Parent SEC Documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of any prospectus, in light of the circumstances under which they were made), not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Parent included in the Parent SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly presented (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments consistent with past practice), in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No subsidiary of Parent is or has been subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the Nasdaq Stock Market, Inc., any stock exchange or any other comparable Governmental Authority.

4.8.  Registration Statement; Joint Proxy Statement.    None of the information provided by Parent for inclusion in the Registration Statement or the Joint Proxy Statement, at the time the Registration Statement becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing and at the date of the Company Stockholders Meeting or the Parent Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (and, in the case of the Joint Proxy Statement, in light of the circumstances under which they were made), not misleading. The Joint Proxy Statement, except for the portion thereof that relates to the Company and its subsidiaries (as to which no representations or warranties are made), will comply as to form in all material respects with the provisions of the Exchange Act, and the Registration Statement, except for such portion thereof that relates to the Company and its subsidiaries (as to which no representations or warranties are made), will comply as to form in all material respects with the provisions of the Securities Act.

4.9.  Litigation.    Except as specifically disclosed in the Parent SEC Documents filed with the Commission prior to the date of this Agreement, there is no action pending or, to the knowledge of Parent, threatened against Parent or its subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent or a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby. Since December 31, 2001, Parent has not been subject to any outstanding order, writ, injunction or decree specifically applicable to Parent which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

4.10.  Valid Issuance.    The Parent Class A Common Stock to be issued in the Merger and upon the exercise of Converted Options, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, free of all liens and encumbrances and not subject to preemptive rights, and will be issued in compliance with the Securities Act and applicable state securities laws.

4.11.  Financing.    Parent possesses and will possess sufficient cash funds and has and will have available to it adequate financial resources to pay all required cash amounts to the Company’s stockholders pursuant to Article II of this Agreement.

4. 12.  Undisclosed Liabilities.    Except (i) as and to the extent disclosed or reserved against in the consolidated balance sheet of Parent as of December 28, 2001 included in the Parent SEC Documents, or disclosed in the footnotes to the financial statements as of such date or the footnotes to the December 28, 2001 financial statements included in the Parent SEC Documents filed prior to the date hereof, (ii) as incurred after December 28, 2001 in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, or (iii) as described in the Parent SEC Documents filed since December 28, 2001 but prior to the date hereof, Parent has not incurred through the date hereof any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

4.13.  Operation of Parent’s Business; Relationships.

(a)  Since December 28, 2001 through the date of this Agreement and except for entering into this Agreement, Parent has not engaged in any transaction, except in the ordinary course of business or as specifically disclosed in the Parent SEC Documents filed with the Commission prior to the date of this Agreement. From December 28, 2001 until the date hereof, Parent has not declared, set aside or paid any dividend or other distribution in respect of any capital stock of Parent, nor split, combined or reclassified any of its capital stock.

(b)  From December 28, 2001 to the date hereof, no material customer of Parent has indicated that it will stop or materially decrease purchasing materials, products or services from Parent and since December 28, 2001, no material supplier of Parent has indicated that it will stop or materially decrease the supply of materials, products or services to Parent, in each case, the effect of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Parent.

4.14.  Permits; Compliance.    Parent is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Parent Permits”), except where the failure to be in possession of such Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

4.15.  Environmental Matters.    Except for matters disclosed in the Parent SEC Documents filed prior to the date hereof and except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (a) the properties, operations and activities of Parent and its subsidiaries or their predecessors have for all applicable periods of limitation, and are, in compliance with all applicable Environmental Laws and Environmental Permits; (b) Parent and its subsidiaries and the properties and operations of Parent and its subsidiaries and, with respect to the operations of Parent, its predecessors, are not subject to any pending or, to the knowledge of Parent, threatened action under any Environmental Law, including without limitation with respect to any present or former operations, facilities or subsidiaries and, with respect to the operations of Parent, its predecessors; (c) to the knowledge of Parent, there has been no Release of any Hazardous Materials into the environment by Parent or its subsidiaries or their predecessors, and there are no Hazardous Materials present at, on, under, within or which have migrated from, any properties of Parent or its subsidiaries or, with respect to the operations of Parent, its predecessors; and (d) neither Parent nor any of its subsidiaries nor, to the knowledge of Parent and with respect to the operations of Parent, its subsidiaries or their predecessors (x) has received any written notice that Parent, any of its subsidiaries or their predecessors or any of their respective present or former operations or facilities is or may be a potentially responsible party or otherwise liable in connection with any site used for the disposal of or otherwise containing Hazardous Materials, or (y) has disposed of, arranged for the disposal of, or transported any Hazardous Materials to any site which is listed on the U.S. Environmental Protection Agency’s National Priorities List or which is otherwise subject to remediation or investigation. Parent and its subsidiaries have made available to the Company all material internal and external environmental audits and reports (in each case relevant to Parent, any of its subsidiaries or their predecessors) in the possession of Parent or its subsidiaries.

4.16.  Board Recommendation.    The Board of Directors of Parent, at a meeting duly called and held at which a quorum was present throughout, has by the requisite vote of the directors resolved to recommend that the holders of the shares of Parent Common Stock entitled to vote thereon approve the Parent Stockholder Proposal (the “Parent Board Recommendation”). As of the date hereof, the Parent Board Recommendation has not been withdrawn, revoked or modified.

4.17.  Opinion of Financial Advisor.    Parent has received the written opinion of Credit Suisse First Boston Corporation (“CSFB”) to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to Parent, and such opinion has not been withdrawn or revoked or modified in any material respect.

4.18.  Related Party Transactions.    Since the date of Parent’s proxy statement filed on April 27, 2001, no event has occurred that would be required to be reported under Item 404 of Regulation S-K promulgated by the Commission.

4.19.  Brokerage and Finder’s Fees; Expenses.    Except in connection with the retention of CSFB (the fees of which firm shall be the sole responsibility of Parent), neither Parent nor any director, officer or employee thereof has incurred or will incur on behalf of Parent any brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

4.20.  Reorganization.    Neither Parent nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

4.21.  Takeover Statutes.    Other than pursuant to this Agreement or the Company Voting Agreement, as of the date hereof, neither Parent nor any affiliate of Parent is, or has been, during the prior three years an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

4.22.  Taxes.    (a)  Parent and its subsidiaries (i) have duly filed all material Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Parent or its subsidiaries, all of which Tax Returns are true and correct in all material respects; (ii) have within the time and manner prescribed by Applicable Laws paid all material Taxes required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any Governmental Authority; (iii) have established in accordance with their normal accounting practices and procedures, accruals and reserves that are adequate for the payment of all Taxes not yet due and payable; (iv) are not delinquent in the payment of any material Tax; and  (v) have not received written notice of any deficiencies for any Tax from any Governmental Authority against Parent or any of its subsidiaries, which deficiency has not been satisfied. Neither Parent nor any of its subsidiaries is the subject of any currently ongoing Tax audit. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of Parent or any of its subsidiaries (other than liens for Taxes not yet due). No claim has ever been made in writing by a Governmental Authority in a jurisdiction where Parent or its subsidiaries do not file Tax Returns that Parent or any of its subsidiaries is or may be subject to taxation by that jurisdiction. Neither Parent nor any of its subsidiaries has filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

(b)  Except as set forth in Section 4.22(b) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither Parent nor any of its subsidiaries is now or has ever been a party to or bound by any contract, agreement or other arrangement (whether or not written and including, without limitation, any arrangement required or permitted by Applicable Laws (including pursuant to Treasury Regulation  Section 1.1502-6 or any analogous provision of state, local or foreign law)) that (i) requires Parent or any of its subsidiaries to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Parent or any of its subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to Parent or any of its subsidiaries from any other person.

(c)  Parent and its subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

4.23.  Certain Transactions.    Neither Parent nor any of its subsidiaries are a party to, or has any commitment to become a party to, any joint venture agreement, partnership agreement or any Contract associated with off-balance sheet financing, including arrangements for the sale of receivables.

4.24.  Intellectual Property.    Except as disclosed in the Parent SEC Documents, Parent and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other Intellectual Property necessary to conduct the business now operated by them and, except as disclosed in the Parent SEC Documents, have not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property rights that, if determined adversely to Parent or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect on Parent.

ARTICLE V

COVENANTS

5.1.  Mutual Covenants.

(a)  HSR Act Filings; Reasonable Efforts; Notification.    (i)  Each of Parent and the Company shall  (A) make or cause to be made the filings required of such party or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five business days after the date of this Agreement, (B) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Foreign Antitrust Laws with respect to any such filing or any such transaction. Each party shall use all reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Laws in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.

(ii)  Each of Parent and the Company shall use all reasonable efforts to resolve such objections, if any, as may be asserted by the Federal Trade Commission or the Department of Justice (either, an “HSR Authority”) or any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, any Foreign Antitrust Laws, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”); provided, however, that neither Parent nor the Company, nor any of their respective affiliates, shall be required, as a result of this Section 5.1(a)(ii), to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action that could reasonably be expected to limit (A) the freedom of action of Parent or its subsidiaries or affiliates with respect to operation of, or Parent’s or its subsidiaries’

or affiliates’ ability to retain, the Company or any business, product lines or assets of the Company, or  (B) the ability to retain, own or operate any portion of the businesses, product lines or assets, of the Parent or its subsidiaries or alter or restrict in any way the business or commercial practices of the Company, the Parent, or either of their subsidiaries or affiliates. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Authority relating to any of the foregoing described in this paragraph (ii) or to the matters described in paragraph (i) of this Section 5.1(a), provided that it shall afford the Company a reasonable opportunity to participate therein, and provided, further, that nothing in this sentence shall affect the parties’ rights and obligations contained in the third, fourth and fifth sentences of  Section 5.1(a)(i). Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.1(a) shall limit a party’s right to terminate this Agreement pursuant to Section 7.1, so long as such party has up to then complied in all material respects with its obligations under this Section 5.1(a). Each of Parent and the Company shall use all reasonable efforts to take such action as may be required to cause the expiration or early termination of the notice period under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(iii)  Each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), subject to the limitations of Section 5.1(a)(ii), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on Parent or the Company from occurring prior to or after the Effective Time, (c) the preparation of the Joint Proxy Statement, the Prospectus and the Registration Statement, (D) the taking of all action necessary to ensure that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code and (E) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(iv)  Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company shall be required to (i) hold separate (including by trust or otherwise) or divest any of their respective businesses or assets or (ii) waive any of the conditions to the Merger set forth in Article VI of this Agreement as they apply to such party.

(b)  Public Announcements.    Each of the parties agrees that it shall not, nor shall any of their respective affiliates, issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior approval of the other party, except such disclosure as may be required by law or by any listing agreement with the Nasdaq Stock Market, Inc., or a national securities exchange; provided, if such disclosure is required by law or any such listing agreement, such disclosure may not be made without prior consultation of the other parties.

(c)  Joint Proxy Statement; Registration Statement.    As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare the Joint Proxy Statement, and Parent and the Company shall each file the Joint Proxy Statement with the Commission. Each of Parent and the Company shall, as promptly as practicable, furnish the other party with all information concerning it as may be required for inclusion in the Joint Proxy Statement and the Registration Statement.

(d)  Section 16 Matters.    Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause the Merger and the transactions contemplated hereby, including any dispositions of Company Common Stock (including derivative securities with respect to the Company Common Stock) and acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent, as the case may be, to be exempt under Rule 16b-3 promulgated under the

Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

5.2.  Covenants of Parent.

(a)  Parent Stockholders Meeting.    Parent shall take all action in accordance with the federal securities laws, the DGCL and the Parent Certificate and Parent Bylaws necessary to convene a special meeting of the stockholders of Parent (the “Parent Stockholders Meeting”) to be held and completed on the earliest practicable date following the effectiveness of the Registration Statement and mutually determined by the parties (which date shall be the same date as the date of the Company Stockholders Meeting or as close to one another as reasonably practicable), to consider and vote upon the Parent Stockholder Proposal. Unless prior to the approval by the Parent stockholders of the Parent Stockholder Proposal, it determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to do so would constitute a breach of the fiduciary duties of the Board of Directors of Parent under Applicable Laws, neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to the Company, the Parent Board Recommendation. Nothing contained in this Section 5.2(a) shall limit Parent’s obligation to hold and convene the Parent Stockholders Meeting (regardless of whether the Parent Board Recommendation shall have been withdrawn, amended or modified).

(b)  Joint Proxy Statement; Registration Statement.    The Joint Proxy Statement shall include the recommendation of Parent’s Board of Directors referred to in Section 4.16. Consistent with the timing for the Parent Stockholders Meeting and the Company Stockholders Meeting, Parent shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, Parent shall obtain knowledge of any information pertaining to Parent that would require an amendment or supplement to the Registration Statement or the Joint Proxy Statement, Parent shall so advise the Company in writing and shall promptly furnish the Company with all information as shall be required for such amendment or supplement and shall promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Joint Proxy Statement. Parent shall use all reasonable efforts to mail at the earliest practicable date to the stockholders of Parent the Joint Proxy Statement, which shall include all information required by Applicable Laws to be furnished to the stockholders of Parent in connection with the Merger, the transactions contemplated thereby and the Parent Stockholder Proposal and shall include the opinion of CSFB referred to in Section 4.17 and, to the extent not withdrawn in compliance with Section 5.2(a), the Parent Board Recommendation. Parent also shall take such other reasonable actions required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Class A Common Stock in the Merger.

(c)  Indemnification; Directors’ and Officers’ Insurance.

(i)  From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer (an “Indemnified Person”) of the Company or any of its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including reasonable fees and expenses of legal counsel selected by the Indemnified Person with the consent of Parent, which consent will not be unreasonably withheld), judgments, fines and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a “Claim”) to the extent that any such Claim is based on, or arises out of: (x) the fact that such Indemnified Person is or was a director or officer of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director or officer of another corporation, partnership, joint venture, trust or other enterprise; or (y) this Agreement or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under the DGCL, the Company Certificate or the Company

Bylaws or any indemnification agreement in effect prior to the date hereof and listed in Section 5.2(c) to the Company Disclosure Schedule (complete and correct copies of which have been previously provided to Parent), including provisions relating to advancement of expenses incurred in the defense of any such Claim. Without limiting the generality of the preceding sentence, in the event any Indemnified Person becomes involved in any Claim, after the Effective Time, Parent shall periodically advance to such Indemnified Person its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provisions of paragraph (ii) of this Section 5.2(c), and subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

(ii)  The Indemnified Person shall control the defense of any Claim with counsel selected by the Indemnified Person, which counsel shall be reasonably acceptable to Parent, provided that Parent shall be permitted to participate in the defense of such Claim at its own expense. Parent shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Persons in any single Claim except to the extent that, in the opinion of independent legal counsel selected by the Indemnified Person, which counsel shall be reasonably acceptable to Parent, representation of two or more of such Indemnified Persons would present a conflict of interest under applicable standards of conduct in the legal profession. Parent shall not be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld.

(iii)  Parent and the Company agree that all rights to indemnification of liabilities, and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided in the Company Certificate or the Company Bylaws and any indemnification agreement in effect at the date hereof and listed in Section 5.2(c) to the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that in the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the DGCL, the Company Certificate or the Company Bylaws or any such agreement, as the case may be, shall be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to Parent; and provided further that nothing in this Section 5.2(c) shall impair any rights or obligations of any current or former director or officer of the Company or its subsidiaries, including pursuant to the respective certificates of incorporation or bylaws of Parent or the Company, or their respective subsidiaries, under the DGCL or otherwise.

(iv)  Parent shall maintain the Company’s existing directors’ and officers’ liability insurance policy (“D&O Insurance”) for a period of not less than six years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially similar coverage and amounts (with carriers comparable to the Company’s existing carriers) containing terms no less advantageous to such former directors or officers; provided further that if the existing D&O Insurance expires or is canceled during such period, Parent shall use its reasonable efforts to obtain substantially similar D&O Insurance; provided further that Parent shall not be required to pay an aggregate premium for D&O Insurance in excess of $1.75 million, but in such case shall purchase as much coverage as possible for such amount.

(v)  The provisions of this Section 5.2(c) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives.

(vi)  From and after the Effective Time, Parent shall (A) provide to the directors of the Company who become directors of Parent directors’ and officers’ liability insurance on the same basis and to the same extent as that, if any, provided to other directors of Parent, and (B) enter into indemnification agreements with the directors of the Company who become directors of Parent on the same terms, if any, entered into with other directors of Parent generally.

(d)  Parent Board of Directors and Officers; Integration and Transition.    Parent shall take all requisite action to cause its Board of Directors to include as members thereof effective at the Effective Time, (i) the Chief Executive Officer of Parent at the Effective Time as provided in paragraph (e) below and (ii) James V. Diller.

(e)  Chief Executive Officer of Parent.    Parent shall take all requisite action (i) to appoint Richard M. Beyer to serve, effective at the Effective Time and at the discretion of the Board of Directors of Parent, as the Chief Executive Officer of Parent, and (ii) to appoint Gregory L. Williams to serve, effective at the Effective Time at the discretion of the Board of Directors of Parent, as the Executive Chairman of the Board of Directors of Parent.

(f)  Nasdaq Listing.    Parent shall use all reasonable efforts to cause the shares of Parent Class A Common Stock issuable pursuant to the Merger (including, without limitation, the shares of Parent Class A Common Stock issuable upon the exercise of the Converted Options) to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

(g)  Notification of Certain Matters.    Parent shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any Parent representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(g) shall not limit or otherwise affect the remedies available hereunder to the Company.

(h)  Employees and Employee Benefits.    As soon as practicable after the execution of this Agreement, the Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements. From and after the Effective Time, except as otherwise provided in Section 2.5, Parent shall treat all service for vesting and eligibility purposes by the Company Employees (as defined below) with the Company and their respective predecessors prior to the Effective Time, to the extent credited under the terms of the Company Plans prior to the Effective Time, as service with Parent for eligibility and vesting purposes under Parent’s employee benefits plans. With respect to any medical or dental benefit plan in which the Company Employees participate after the Effective Time, Parent shall use all reasonable efforts to waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Company Employee who was, as of the Effective Time, treated under a Company Plan as a pre-existing condition), and shall provide that any covered expenses incurred on or before the Effective Time by a Company Employee or a Company Employee’s covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent and subsidiaries of Parent. For purposes of this Section 5.2(i), “Company Employees” shall mean persons who are, as of the Effective Time, employees of the Company.

(i)  Prohibition on Certain Transactions.    Prior to the date of the Parent Stockholders Meeting, Parent shall not enter into a definitive agreement, or publicly announce an intention to enter into a definitive agreement, with respect to any acquisition, disposition, merger or other business combination involving Parent or any of its subsidiaries, if (x) in order to consummate such transaction, the approval by the holders of Parent Class A Common Stock shall be required or (y) such transaction presents a material risk of making it materially more difficult to obtain any approval or authorization required to consummate the Merger under Antitrust Laws.

5.3.  Covenants of the Company.

(a)  The Company Stockholders Meeting.    The Company shall take all action in accordance with the federal securities laws, the DGCL and the Company Certificate and the Company Bylaws necessary to convene a special meeting of the stockholders of the Company entitled to vote (the “Company Stockholders Meeting”) to be held and completed on the earliest practicable date following the effectiveness of the Registration Statement and mutually determined by the parties (which date shall be the same date as the date of the Parent Stockholders Meeting or as close to one another as reasonably practicable), to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated hereby. Subject to Section 5.3(d), neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the Company Board Recommendation. Nothing contained in this Section 5.3(a) shall limit the Company’s obligation to hold and convene the Company

Stockholders Meeting (regardless of whether the Company Board Recommendation shall have been withdrawn, amended or modified).

(b)  Joint Proxy Statement; Registration Statement.    The Company shall cooperate with Parent in the preparation and filing of the Registration Statement in a timely fashion and shall use all reasonable efforts to assist Parent in having the Registration Statement declared effective by the Commission as promptly as practicable and in maintaining the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, the Company shall obtain knowledge of any information pertaining to the Company that would require any amendment or supplement to the Registration Statement or the Joint Proxy Statement, the Company shall so advise Parent in writing and shall promptly furnish Parent with all information as shall be required for such amendment or supplement and shall promptly take such action as shall be required to amend or supplement the Registration Statement and/or Joint Proxy Statement. The Company shall use all reasonable efforts to mail at the earliest practicable date to the stockholders of the Company the Joint Proxy Statement, which shall include all information required under Applicable Laws to be furnished to the stockholders of the Company in connection with the Merger and the transactions contemplated thereby and shall include the written opinion of Robertson Stephens described in Section 3.23 and the Company Board Recommendation to the extent not previously withdrawn in compliance with Section 5.3(d).

(c)  Conduct of the Company’s Operations.    During the period from the date of this Agreement to the Effective Time, the Company shall use all reasonable efforts to conduct its operations in the ordinary course, except as expressly contemplated by this Agreement and the transactions contemplated hereby, and shall use all reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and use all reasonable efforts to maintain relationships with customers, suppliers, lessees, licensees and other third parties with the intent that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, the Company shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.3(c) to the Company Disclosure Schedule, without the prior written consent of Parent:

(i)  do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, other than the rights or options granted to newly hired or promoted employees, not in excess of 300,000 shares of Company Common Stock in the aggregate, which options shall have an exercise price not less than the fair market value of the Company Common Stock on the date of grant, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any other securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to (1) the exercise of Company Options which are outstanding as of the date hereof or which are granted by the Company prior to the Effective Time in compliance with the terms of this Agreement, (2) the Company 423 Plan in accordance with Section 2.5, or (3) the Company’s 401(k) plan as in effect on the date hereof) or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

(ii)  directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

(iii)  amend the Company Certificate or the Company Bylaws;

(iv)  merge or consolidate with any other person;

(v)  acquire assets or capital stock of or other equity interests in any other person;

(vi)  incur, create, assume or otherwise become liable for any indebtedness for borrowed money or, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

(vii)  except as set forth in Section 5.3(c)(vii) of the Company Disclosure Schedule, enter into or modify any employment, severance, stay-put termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than ordinary course offer letters to newly hired employees that provide for employment that is “at will” and which do not provide any post termination benefits except as may be required by Applicable Laws, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Laws;

(viii)  enter into, adopt or amend any employee benefit or similar plan except as may be required by Applicable Laws;

(ix)  change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by Deloitte & Touche LLP, or make any material Tax election (unless required by law or consistent with prior practice) or settle any material Tax liability which is the subject of dispute between the Company and a Governmental Authority;

(x)  amend, terminate or modify any Contract listed in Section 3.17 of the Company Disclosure Schedule or enter into any Contract that, if it were in effect as of the date hereof, would be required to be listed in Section 3.17 of the Company Disclosure Schedule;

(xi)  enter into any confidentiality, standstill or non-compete agreements or arrangements which after the Effective Time would apply or purport to apply to Parent or any of its subsidiaries (other than the Company or any of its subsidiaries);

(xii)  incur or commit to any capital expenditures, individually or in the aggregate, in excess of the amount set forth in Section 5.3(c) to the Company Disclosure Schedule;

(xiii)  modify or waive any of its rights under any provision of any confidentiality agreement or standstill agreement;

(xiv)  enter into or carry out any other transaction other than in the ordinary and usual course of business or other than as permitted pursuant to the other clauses in this Section 5.3(c);

(xv)  permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

(xvi)  agree in writing or otherwise to take any of the foregoing actions.

(d)  No Solicitation.    (i) During the term of this Agreement, the Company shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries’ directors, officers, employees, agents or representatives, directly or indirectly, to (A) solicit, initiate, intentionally encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving the Company, or acquisition of any capital stock from the Company (other than upon exercise of Company Options that are outstanding as of the date hereof or that are granted in accordance with this Agreement) or 15% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or a series of transactions, or any acquisition by the Company of any material assets or capital stock of any other person, or any combination of the foregoing (a “Competing Transaction”), or (B) negotiate or otherwise engage in discussions with any person (other than Parent or its respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or (C) enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, that, at any time before the approval of the Merger by the stockholders of the Company, the Company may furnish information to, and negotiate or otherwise engage in discussions with, any person who delivers a bona fide written proposal for a Competing Transaction that was not solicited or intentionally encouraged after the date of this Agreement if and to the extent the Board of Directors of the Company determines in good faith by a majority vote, after consultation with its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors of the Company under Applicable Laws and determines that such proposal for the Competing Transaction is, if accepted, reasonably likely to be consummated and is, after consulting with Robertson Stephens (or any other nationally recognized investment banking firm), more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such Competing Transaction) (a “Superior Proposal”); provided, further, that the Company notifies Parent not less than two business days prior to taking such action (which notice shall identify the person making the proposal and describe the terms thereof) and receives from the person making the proposal an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as restrictive on the other person as the terms of the Confidentiality Agreement (as defined in Section 5.3(f)) are to Parent. The Company shall notify Parent of any proposal for a Competing Transaction (including the material terms and conditions thereof and the identity of the person making it) as promptly as practicable (but in no event more than 24 hours) after its receipt thereof, and shall thereafter inform Parent on a prompt basis of the status of any discussion or negotiations with such third party and any material changes to the terms and conditions of such proposal, and shall promptly give Parent a copy of any information delivered to such person that has not previously been reviewed by Parent. The Company shall immediately cease, and shall cause its and its subsidiaries’ respective officers, directors and representatives to cease, all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction.

(ii)  Notwithstanding any other provision of this Section 5.3(d), in the event that before the approval of the Merger by the stockholders of the Company, the Board of Directors of the Company determines in good faith by a majority vote, after consultation with outside legal counsel, that failure to do so would constitute a breach of the fiduciary duties of the Company Board of Directors under Applicable Laws, the Board of Directors of the Company may (subject to this and the following sentences) withdraw, amend or modify, in a manner adverse to Parent, the Company Board Recommendation and (if the reason for the change in the Company Board Recommendation is the existence of a Superior Proposal) take and disclose to the stockholders of the Company a position with respect to such Superior Proposal by disclosing such withdrawn, amended or modified Company Board Recommendation and, to the extent applicable, a recommendation with respect to such Superior Proposal in connection with a tender or exchange offer for the Company securities; provided that the Company has complied with its obligations under this Section 5.3(d) and it gives Parent two business days prior written notice of its intention to do so. Consistent with the terms of this Section 5.3(d), the Company may take any action to the extent necessary in order to comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act. The Company Board of Directors shall not, in connection with any such withdrawal, amendment or modification of the Company Board Recommendation, take any action to change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby, including this Agreement and the Merger. If the reason for the change in the Company Board Recommendation is the Company’s receipt of a proposal for a Competing Transaction that it has determined to be a Superior Proposal, and within such two business day period, Parent proposes in writing to modify the terms and conditions of this Agreement, the Company’s Board of Directors shall determine in good faith whether such terms as modified by Parent are at least as favorable to the Company’s stockholders from a financial point of view as such Superior Proposal, and if the Company’s Board of Directors determines that such terms as modified are at least as favorable as such Superior Proposal, the Board of Directors of the Company may not withdraw, amend or modify, in a manner adverse to Parent, the Company Board Recommendation.

(e)  Affiliates of the Company.    The Company shall use all reasonable efforts to cause each person listed in Section 5.3(e) of the Company Disclosure Schedule and each additional person, if any, who may be at the Effective Time an “affiliate” of the Company for purposes of Rule 145 under the Securities Act to execute and deliver to Parent no less than 30 days prior to the date of the Company stockholders Meeting, the written undertakings in the form attached hereto as Exhibit B (the “Company Affiliate Letter”). The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the Company Affiliate Letter on the certificates evidencing any of the shares of Parent Class A Common Stock to be received by (i) any such

“affiliate” of the Company specified in such letter or (ii) any person Parent reasonably identifies (by written notice to the Company) as being a person who may be deemed an “affiliate” for purposes of Rule 145 under the Securities Act, pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the shares of Parent Class A Common Stock, consistent with the terms of the Company Affiliate Letter, regardless of whether such person has executed the Company Affiliate Letter and regardless of whether such person’s name appears on the letter to be delivered pursuant to the preceding sentence.

(f)  Access.    The Company shall permit representatives of Parent to have full access at all reasonable times to the Company’s premises, properties, books, records, contracts, documents, customers and suppliers, and shall cause its independent accountants to give Parent access to such accountants’ work papers. Information obtained by Parent pursuant to this Section 5.3(f) shall be subject to the provisions of the Confidentiality Agreement by and between Parent and the Company, dated as of June 14, 2001 (the “Confidentiality Agreement”), which agreement remains in full force and effect. No investigation conducted pursuant to this Section 5.3(f) or otherwise shall affect or be deemed to modify any representation or warranty made in this Agreement. Notwithstanding the foregoing, the Company shall have no obligation to provide Parent with information if the Company determines in good faith, upon written advice of its outside antitrust counsel, that providing information may violate any Applicable Laws.

(g)  Notification of Certain Matters.    The Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any representation or warranty by the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(g) shall not limit or otherwise affect the remedies available hereunder to Parent.

(h)  Subsequent Financial Statements.    The Company shall provide to Parent, sufficiently in advance so as to permit a reasonable period of time to review and discuss the contents thereof, its financial results for any period after the date of this Agreement prior to making such results publicly available and prior to filing any Company SEC Documents after the date of this Agreement, it being understood that Parent shall have no liability by reason of such review and discussion.

(i)  Letters of the Company’s Accountants.    The Company shall use all reasonable efforts to cause to be delivered to Parent letters of the Company’s independent accountants, dated a date within two business days before the date on which the Registration Statement shall become effective, the date the Joint Proxy Statement is mailed and the date of the Parent stockholders Meeting, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

(j)  No Redemption of Rights Plan.    Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement, the Company shall not (a) redeem, amend or waive any provisions of the Rights Plan (other than such amendments as are necessary to accommodate this Agreement and the transactions contemplated hereby, but not with respect to any Competing Transaction) or (b) implement or adopt any other so-called “poison pill,” stockholder rights plan or other similar plan.

ARTICLE VI

CONDITIONS

6.1.  Conditions to the Obligations of Each Party.    The obligations of the Company, Merger Sub and Parent to consummate the Merger shall be subject to the satisfaction of the following conditions:

(a)  (i) This Agreement, the Merger and the transactions contemplated hereby shall have been approved and adopted by the stockholders of the Company entitled to vote thereon, and (ii) the issuance of the shares of Parent Class A Common Stock to be issued in the Merger shall have been approved by the stockholders of Parent entitled to vote thereon, in each case in the manner required by all Applicable Laws and the applicable rules of the Nasdaq Stock Market, Inc.

(b)  Any applicable waiting periods (and any extensions thereof, including any written commitment to an HSR Authority to defer or delay consummation of the Merger notwithstanding expiration of such waiting periods) under the HSR Act or any Foreign Antitrust Laws relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated.

(c)  No provision of any Applicable Laws and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by this Agreement.

(d)  There shall not be pending any action by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit the ownership or operation by Parent, the Surviving Corporation or any of their respective subsidiaries of, or to compel Parent, the Surviving Corporation or any of their respective subsidiaries to dispose of or hold separate, any portion of the business or assets of Parent, the Company or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) seeking to prohibit Parent or any subsidiary of Parent from effectively controlling the business or operations of the Company or the subsidiaries of the Company.

(e)  The Commission shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission or any state securities administrator.

6.2.  Conditions to Obligations of the Company.    The obligations of the Company to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by the Company:

(a)  The representations and warranties of Parent and Merger Sub set forth in Article IV (which for purposes of this paragraph (a) shall be read as though none of them contained any Material Adverse Effect or materiality qualifier) shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where the failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on Parent.

(b)  Parent shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

(c)  Parent shall have furnished the Company with a certificate dated the Closing Date signed on behalf of it by its President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b)have been satisfied.

(d)  Since the date of this Agreement, there shall not have been and be continuing a Material Adverse Effect on Parent.

(e)  the Company shall have received an opinion from Fenwick & West LLP, dated the Closing Date, based upon certain factual representations of the Company and Parent reasonably requested by such counsel, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, provided, however, that if Fenwick & West LLP does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to the Company if counsel to Parent renders such opinion to the Company.

(f)  Parent shall have taken all requisite action in order that each of the Chief Executive Officer of Parent as of immediately following the Effective Time and James V. Diller shall, effective upon the

Effective Time, become members of Parent’s Board of Directors, provided that if Parent shall have taken all such requisite action and either of such persons shall be unable or unwilling to serve as a director of Parent, this condition shall nevertheless be deemed satisfied.

6.3.  Conditions to Obligations of Parent.    The obligations of Parent to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Parent:

(a)  The representations and warranties of the Company set forth in Article III (which for purposes of this paragraph (a) shall be read as though none of them contained any Material Adverse Effect or materiality qualifier) shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except for changes permitted by Section 5.3(c) and except where the failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on the Company.

(b)  The Company shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

(c)  The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)  Since the date of this Agreement, there shall not have been and be continuing a Material Adverse Effect on the Company.

(e)  Parent shall have received an opinion from Dechert, dated the Closing Date, based upon certain factual representations of Parent and the Company reasonably requested by such counsel, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, provided, however, that if Dechert does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Parent if counsel to the Company renders such opinion to Parent.

(f)  The Company shall have obtained all consents, waivers and approvals identified on Section 6.3(f) of the Company Disclosure Schedule, and such consents, waivers and approvals shall not have expired or been revoked.

(g)  Holders of no more than ten percent of the outstanding shares of Company Common Stock shall have validly delivered to the Company a demand for appraisal rights with respect thereto and shall not have failed to perfect or withdraw such rights under Section 262 of the DGCL.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1.  Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company and the stockholders of Parent):

(a)  by mutual written consent of Parent and the Company;

(b)  by either Parent or the Company if a judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining Parent or the Company from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable; provided, that a party may not terminate the Agreement pursuant to this Section 7.1(b) if its or its affiliates’ failure to perform its obligations under this Agreement resulted in or contributed to the issuance of such judgment, injunction, order or decree;

(c)  by either Parent or the Company if the Merger shall not have been consummated before September 30, 2002 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliates’ failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(d)  by Parent or the Company if at the Company Stockholders Meeting (including any adjournment or postponement thereof) the requisite vote of the stockholders of the Company to approve the Merger, the Merger Agreement and the transactions contemplated hereby shall not have been obtained;

(e)  by Parent or the Company if at the Parent Stockholders Meeting (including any adjournment or postponement thereof) the requisite vote of the stockholders of Parent to approve the Parent Stockholder Proposal shall not have been obtained;

(f)  by Parent or the Company if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.2(a) or 6.2(b) (in the case of a breach by Parent) or Section 6.3(a) or 6.3(b) (in the case of a breach by the Company) or would materially interfere with the ability of Parent and/or the Company to consummate the transactions contemplated hereby, and such breach, if it is of a nature that it may be cured, shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach;

(g)  by Parent or the Company if there shall have occurred a Material Adverse Effect on the other;

(h)  by Parent if, before the Company Stockholders Meeting, (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified, in a manner adverse to Parent, the Company Board Recommendation; (ii) the Company shall have failed to include in the Joint Proxy Statement the recommendation of the Board of Directors of the Company in favor of the adoption and approval of this Agreement and the approval of the Merger; (iii) the Board of Directors of the Company shall have failed to reaffirm its recommendation in favor of the adoption and approval of this Agreement and the approval of the Merger within ten days after Parent requests in writing that such recommendation be reaffirmed; (iv) the Board of Directors of the Company or any committee thereof having authority to bind the Board of Directors of the Company shall have approved or publicly recommended any Competing Transaction; (v) a tender or exchange offer relating to securities of the Company in excess of 20% of its outstanding voting securities shall have been commenced by a person unaffiliated with Parent, and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company’s Board of Directors recommends rejection of such tender or exchange offer; or (vi) the Company shall have intentionally breached its obligations under Sections 5.3(a), 5.3(d) or 5.3(j); or

(i)  by the Company if, before the Parent Stockholders Meeting, (i) the Board of Directors of Parent or any committees thereof shall have withdrawn or modified, in a manner adverse to the Company, the Parent Board Recommendation; (ii) Parent shall have failed to include in the Joint Proxy Statement the recommendation of the Board of Directors of Parent in favor of the Parent Stockholders Proposal; (iii) the Board of Directors of Parent shall have failed to reaffirm its recommendation in favor of the Parent Stockholders Proposal within ten days after the Company requests in writing that such recommendation be reaffirmed; or (iv) Parent shall have intentionally breached its obligations under Section 5.2(a).

7.2.  Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for this Section 7.2, the provisions of the second sentence of Section 5.3(f) and Sections 7.3, 8.7 and 8.10, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for an intentional breach of any provision of this Agreement; provided, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution and performance of this Agreement and related documentation and stockholders’ meetings and consents (“Costs”).

7.3.  Termination Fee; Expenses.

(a)  In the event that this Agreement is terminated (i) by Parent pursuant to Section 7.1(f) due to a material breach by the Company of its obligations under Section 5.3(a) or Section 5.3(d) and, if such breach is of a nature that it may be cured by the Company, the Company does not cure such breach within 48 hours after such breach; (ii) pursuant to Section 7.1(h); or (iii) by Parent in the event (A) prior to the Company Stockholders Meeting, a Competing Transaction shall have been made known to the Company, and the fact of such Competing Transaction shall have become publicly known or shall have been made directly to the stockholders of the Company generally, or any person shall have publicly announced its intention (whether or not conditional) to make a proposal for a Competing Transaction, (B) the condition set forth in Section 6.1(a)(i) is not satisfied, and (C) within 12 months of such termination, the Company enters into a definitive agreement with respect to, or consummates, a Company Acquisition (as defined below), then in any such event, the Company shall pay to Parent a termination fee equal to $32 million and shall pay to Parent an amount equal to Parent’s reasonable, out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement. “Company Acquisition” means (x) a merger, consolidation, share exchange, business combination or similar transaction involving the Company as a result of which the stockholders of the Company prior to such transaction in the aggregate cease to own at least the Stated Percentage (as defined below) of voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (y) a sale, lease, exchange, transfer or other disposition of more than the Stated Percentage of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions or (z) the acquisition, by a person (other than Parent or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of more than the Stated Percentage of the Company Common Stock, in either case whether by tender or exchange offer or otherwise. The “Stated Percentage” shall be 50% unless the Company Acquisition involves a person (including successors and affiliates) referred to in clause (A) above, in which case the “Stated Percentage” shall be 75% in the case of clause (x) and 25% in the case of clauses (y) and (z).

(b)  Provided that the Company has not committed an act with the intent and effect of breaching this Agreement, the fee and expense arrangements contemplated hereby are the sole remedies for breach of the Company’s obligations under Section 5.3(d) (other than equitable or injunctive relief under Section 8.8) and shall constitute complete and reasonable liquidated damages for any such breach. The amounts payable by the Company pursuant to this Section 7.3 shall be paid pursuant to this Section 7.3 regardless of any alleged breach, other than a willful or intentional breach, by Parent of its obligations hereunder; provided, that no payment made by the Company pursuant to this Section 7.3 shall operate or be construed as a waiver by the Company of any breach of this Agreement by Parent or Merger Sub or of any rights of the Company in respect thereof.

(c)  Any payment required to be made pursuant to paragraph (a) of this Section 7.3 shall be made to the Parent not later than two business days after delivery to the Company of notice of demand for payment, or, if earlier, upon the Company’s entering into an agreement for or the consummation of a Company Acquisition if such payment is required pursuant to Section 7.3(a)(iii), and shall be made by wire transfer of immediately available funds to an account designated by Parent.

(d)  In the event that this Agreement is terminated by the Company (i) pursuant to Section 7.1(f) due to a material breach by Parent of its obligations under Section 5.2(a) and, if such breach is of a nature that it may be cured by Parent, Parent does not cure such breach within 48 hours after such breach; or (ii) pursuant to Section

7.1(i), then Parent shall pay to the Company a termination fee equal to $10 million and shall pay to the Company an amount equal to the Company’s reasonable, out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement.

(e)  Provided that Parent has not committed an act with the intent and effect of breaching this Agreement, the fee and expense arrangements contemplated hereby are the sole remedies for breach of Parent’s obligations under Section 5.2(a) (other than equitable or injunctive relief under Section 8.8) and shall constitute complete and reasonable liquidated damages for any such breach. The amounts payable by Parent pursuant to this Section 7.3 shall be paid pursuant to this Section 7.3 regardless of any alleged breach, other than a willful or intentional breach, by the Company of its obligations hereunder; provided, that no payment made by Parent pursuant to this Section 7.3 shall operate or be construed as a waiver by Parent of any breach of this Agreement by the Company or, except as set forth herein, of any rights of Parent in respect thereof.

(f)  Any payment required to be made pursuant to paragraph (d) of this Section 7.3 shall be made to the Company not later than two business days after delivery to Parent of notice of demand for payment and shall be made by wire transfer of immediately available funds to an account designated by the Company.

7.4.  Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by stockholders of Parent or the Company, but after any such approval, no amendment shall be made which by law requires further approval or authorization by the stockholders of Parent or the Company without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.5.  Extension; Waiver.    At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII

MISCELLANEOUS

8.1.  No Survival of Representations and Warranties.    The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

8.2.  Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to Parent:

Intersil Corporation
7585 Irvine Center Drive
Irvine, California 92618
Attn.: Stephen M. Moran, Esq.

Fax: 949-341-7053

with a copy to:

Dechert
1717 Arch Street
4000 Bell Atlantic Tower
Philadelphia, PA 19103-2793
Attn.: G. Daniel O’Donnell, Esq.
Christopher G. Karras, Esq.
Fax: 215-994-2222

(b)    if to Merger Sub:

Echo Acquisition, Inc.
c/o Intersil Corporation
7585 Irvine Center Drive
Irvine, California 92618
Attn.:Stephen M. Moran, Esq.
Fax: 949-341-7053

with a copy to:

Dechert
1717 Arch Street
4000 Bell Atlantic Tower
Philadelphia, PA 19103-2793
Attn.: G. Daniel O’Donnell, Esq.
Christopher G. Karras, Esq.
Fax: 215-994-2222

(c)    if to the Company:

Elantec Semiconductor, Inc.
675 Trade Zone Boulevard
Milpitas, California 95035
Attn.: Richard M. Beyer
Fax: 408-946-4588

with a copy to:

Fenwick & West LLP
Embarcadero Center West
275 Battery Street
San Francisco, CA 94111
Attn.: Douglas N. Cogen, Esq.
Robert A. Freedman, Esq.
Fax: 415-281-1350

8.3.  Interpretation; Definitions.    (a)  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)  For the purposes of any provision of this Agreement, a “Material Adverse Effect” with respect to any party shall be deemed to occur if any event, change or effect, individually or in the aggregate with such other events, changes or effects, has occurred which would reasonably be expected to have a material adverse effect on

(i) the business, assets (including intangible assets), liabilities (contingent or otherwise), prospects, results of operations or financial condition of such party and its subsidiaries taken as a whole or (ii) the ability of such party to consummate the transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not include any change in or effect upon the business, assets (including intangible assets), liabilities (contingent or otherwise), prospects, results of operations or financial condition of such party or any of its subsidiaries directly or indirectly arising out of or attributable to (x) any decrease in the market price of the shares of Company Common Stock in the case of the Company or Parent Class A Common Stock in the case of Parent (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Effect on such party) or (y) conditions, events, or circumstances generally affecting the economy as a whole or the semiconductor industry generally. For purposes of analyzing whether any state of facts, change, development, effect, condition or occurrence constitutes a Material Adverse Effect under this definition, the parties agree that (A) materiality shall be analyzed from the viewpoint of whether there is a significant likelihood that the disclosure of such state of facts, change, development, effect, condition or occurrence would be viewed by a reasonable investor as having significantly altered the total mix of information available to such investor if the total mix consisted solely of (I) the representations and warranties contained in this Agreement (other than Section 3.6 in the case of the Company and Section 4.6 in the case of Parent), (II) the Company SEC Documents or the Parent SEC Documents, as the case may be, and (III) the Company Disclosure Schedule and the Parent Disclosure Schedule, as the case may be, and (B) the analysis of materiality shall not be limited to the standpoint of a long-term investor.

(c)  For purposes of this Agreement, a “subsidiary” of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests (or, in the case of a trust, beneficial interests) of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person).

(d)  For purposes of this Agreement, “knowledge” of a party shall mean the actual knowledge after due inquiry of all elected officers of such party or any of its subsidiaries with a title of vice president or higher.

(e)  For purposes of this Agreement, references to any financial statements or any component thereof shall be deemed to include the footnotes thereto.

(f)  For purposes of this Agreement, the term “including” shall mean “including, without limitation.”

8.4.  Counterparts.    This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

8.5.  Entire Agreement.    This Agreement (including the documents and the instruments referred to herein), the Voting Agreements, and the Confidentiality Agreement, constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

8.6.  Third Party Beneficiaries.    Except for the agreement set forth in Section 5.2(c), nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

8.7.  Governing Law.    This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any action (and agrees not to commence any action except in any such court), and further agrees that service of process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 8.2 shall be effective service of process for any action brought against it in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action in the courts of the State of Delaware or of the United States of America, in

each case located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action brought in any such court has been brought in an inconvenient forum.

8.8.  Specific Performance.    The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance and injunctive and other equitable relief, and the parties hereto agree to waive any requirement for the securing or posting of any bond in connection with the obtaining thereof.

8.9.  Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent or Merger Sub may assign any of Merger Sub’s rights and obligation under this Agreement to any other wholly-owned direct or indirect subsidiary of Parent upon notice to the Company. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.10.  Expenses.    Subject to the provisions of Section 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the Registration Statement and the Joint Proxy Statement other than the registration fee, which shall be paid by Parent, and the filing fee required under HSR Act will be shared equally by Parent and the Company.

8.11.  Disclosure Schedules.    The Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered Sections contained in this Agreement. The information disclosed in any numbered or lettered part shall be deemed to relate to, supplement and qualify: (i) the particular representation, warranty or other provision set forth in the corresponding numbered or lettered Section of this Agreement, (ii) any representation, warranty or other provision cross-referenced to such numbered or lettered part and (iii) any other provision of this Agreement to which such disclosed information is relevant but only if the relevance of such disclosure to such other provision of this Agreement is readily apparent from the actual text of such disclosure.

[Signature Page for Merger Agreement to Follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have signed this Agreement as of the date first written above.

INTERSIL CORPORATION

By:	GREGORY L. WILLIAMS
Name: Gregory L. Williams
Title: President and Chief Executive Officer

ELANTEC SEMICONDUCTOR, INC.

By:	RICHARD M. BEYER
Name: Richard M. Beyer
Title: President and Chief Executive Officer

ECHO ACQUISITION, INC.

By:	STEPHEN M. MORAN
Name: Stephen M. Moran
Title: Vice President, Secretary and Treasurer

 ANNEX B

OPINION OF INTERSIL’S FINANCIAL ADVISOR,
CREDIT SUISSE FIRST BOSTON CORPORATION

March 10, 2002

Board of Directors
Intersil Corporation
7585 Irvine Center Drive, Suite 100
Irvine, CA 92618

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to Intersil Corporation (“Intersil”), of the Consideration (as defined below) to be paid by Intersil pursuant to the Agreement and Plan of Merger dated as of March 10, 2002 (the “Merger Agreement”), by and among Elantec Semiconductor, Inc. (“Elantec”), Intersil and Echo Acquisition, Inc., a wholly owned, subsidiary of Intersil (“Merger Sub”). The Agreement provides for, among other things, the merger of Elantec with Merger Sub (the “Merger”) pursuant to which each outstanding share of the common stock, par value $.01 per share, of Elantec (“Elantec Common Stock”) will be converted into the right to receive (i) 1.24 shares (the “Share Consideration”) of the Class A common stock, par value $.01 per share, of Intersil (“Intersil Common Stock”) and (ii) $8.00 in cash (the “Cash Consideration” and together with the Share Consideration, the “Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to Intersil and Elantec. We also have reviewed certain other information relating to Intersil and Elantec, including certain publicly available financial forecasts with respect to Intersil and Elantec and certain financial forecasts with respect to Intersil and Elantec prepared by and provided to or discussed with us by Intersil and Elantec, and have met with the managements of Intersil and Elantec to discuss the businesses and prospects of Intersil and Elantec. We also have considered certain financial and stock market data of Intersil and Elantec, and we have compared those data with similar data for publicly held companies in businesses similar to those of Intersil and Elantec, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the publicly available financial forecasts, we have reviewed and discussed such forecasts with the management of Elantec and Intersil and have been advised, and assumed, that such forecasts represent reasonable estimates as to the future financial performance of Elantec and Intersil. We have been advised, and have assumed, that the respective financial forecasts for Elantec and Intersil prepared by Elantec and Intersil have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Elantec and Intersil as to the respective future financial performances of Elantec and Intersil. In addition, we have relied, without independent verification, upon the assessments of the managements of Intersil and Elantec as to (i) the existing and future technology and products of Intersil and Elantec and the risks associated with such technology and products, (ii) the potential cost savings and synergies (including the amount, timing and achievability thereof) and strategic benefits anticipated by the managements of Intersil and Elantec to result from the Merger, (iii) their ability to integrate the businesses of Intersil and Elantec and (iv) their ability to retain key employees of Intersil and Elantec. We also have assumed, with your consent, that the Merger will be consummated upon the terms and subject to the conditions set forth in the Merger Agreement

B-1

without amendment, modification or waiver of any material terms thereof and that in the course of obtaining any necessary regulatory and third party approvals and consents for the Merger, no modification, condition, restriction, limitation or delay will be imposed that will have a material adverse effect on Intersil or Elantec or the contemplated benefits of the Merger to Intersil. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Intersil or Elantec, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the value of Intersil Common Stock when issued pursuant to the Merger or the prices at which Intersil Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to Intersil, nor does it address the underlying business decision of Intersil to proceed with the Merger.

We have acted as financial advisor to Intersil in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon delivery of this opinion. We and our affiliates have in the past provided, are currently providing and may in the future provide, investment banking and financial services to Intersil unrelated to the proposed Merger, for which services we have received and expect to receive compensation. In the ordinary course of business, we and our affiliates may actively trade the securities of Intersil and Elantec for our own and such affiliates’ accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of Intersil in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by Intersil pursuant to the Merger Agreement is fair, from a financial point of view, to Intersil.

Very truly yours,

CREDIT SUISSE FIRST
BOSTON CORPORATION

B-2

ANNEX C

OPINION OF ELANTEC’S FINANCIAL ADVISOR,
ROBERTSON STEPHENS, INC.

March 10, 2002

Board of Directors
Elantec Semiconductor, Inc.
675 Trade Zone Blvd.
Milpitas, CA 95035

Members of the Board:

We understand that Elantec Semiconductor, Inc. (the “Company”), Intersil Corporation (“Acquiror”) and Echo Acquisition, Inc. (a wholly owned subsidiary of Acquiror, “Merger Sub”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) which will provide, among other things, for the merger (the “Merger”) of the Company with and into Merger Sub. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror. Under the terms, and subject to the conditions, set forth in a draft of the Agreement dated March 8, 2002 (the “Draft Agreement”), at the effective time of the Merger, the outstanding shares of common stock of the Company, par value $.01 per share (“Company Common Stock”) other than certain shares to be canceled pursuant to the Agreement and shares held by stockholders who properly exercise dissenters’ rights (“Dissenting Shares”), will be converted into the right to receive (i) 1.24 shares (the “Exchange Ratio”) of the Class A Common Stock of Acquiror, par value $.01 per share (“Acquiror Common Stock”) and (ii) $8.00 in cash without interest (together with the Acquiror Common Stock payable pursuant to the Exchange Ratio, the “Merger Consideration”). The terms and conditions of the Merger are set out more fully in the Draft Agreement.

You have asked us whether, in our opinion, the Merger Consideration is fair from a financial point of view as of the date hereof to the “Holders of Company Common Stock”. The “Holders of Company Common Stock” shall be defined as all holders of Company Common Stock other than Acquiror, Merger Sub, any affiliates of Acquiror or Merger Sub or any holders of Dissenting Shares.

For purposes of this opinion we have, among other things:

(i)	reviewed certain publicly available financial statements and other business and financial information of the Company and Acquiror, respectively;

(ii)
reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information, concerning (a) the Company prepared by the management of the Company and (b) Acquiror prepared by the management of Acquiror;

(iii)	reviewed with the Company and Acquiror certain publicly available estimates of research analysts relating to the Company and Acquiror;

(iv)
held discussions with the respective managements of the Company and Acquiror concerning the businesses, past and current operations, financial condition and future prospects of both the Company and Acquiror, independently and combined, including discussions with the managements of the Company and Acquiror concerning cost savings and other synergies that are expected to result from the Merger as well as their views regarding the strategic rationale for the Merger;

(v)	reviewed the financial terms and conditions set forth in the Draft Agreement;

(vi)	reviewed the stock price and trading history of Company Common Stock and Acquiror Common Stock;

(vii)
compared the financial performance of the Company and Acquiror and the prices and trading activity of Company Common Stock and Acquiror Common Stock with that of certain other publicly traded companies comparable with the Company and Acquiror, respectively;

(viii)	compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

(ix)	reviewed the pro forma impact of the Merger on Acquiror’s earnings per share;

(x)	prepared an analysis of the relative contributions of the Company and Acquiror to the combined company;

(xi)	prepared a discounted cash flow analysis of the Company;

(xii)	participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

(xiii)	made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of the Company and Acquiror) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the managements of the Company and Acquiror that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for Acquiror and the Company (including projections with respect to operations of the combined companies following the Merger) that we have reviewed, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of the managements of Acquiror and the Company, respectively, as to the future financial condition and performance of the Company and Acquiror, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a “purchase method” business combination in accordance with U.S. generally accepted accounting principles (“GAAP”) and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of the Company and Acquiror reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied.

This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to the Holders of Company Common Stock of the Merger Consideration (including the Exchange Ratio). We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of Acquiror Common Stock will be when issued to the Company’s stockholders pursuant to the Merger or the price at which the shares of Acquiror Common Stock that are issued pursuant to the Merger may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that the Company’s Board of Directors has considered or may be considering, nor does it address the decision of the Company’s Board of Directors to proceed with the Merger. Neither does our opinion address any legal or accounting matters, as to which we understand that Acquiror obtained such advice as it deemed necessary from qualified professionals.

We are acting as financial advisor to the Company in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. We currently are engaged by Acquiror in connection with a potential acquisition (the “Private Acquisition”) by Acquiror of another privately held company. The Private Acquisition has not been publicly disclosed at this time and for that reason we are not in a position to disclose to the Company the name or any specific information concerning the company to be acquired. The Company has acknowledged that some of the persons engaged in the performance of our engagement on behalf of Acquiror in the Private Acquisition are participating in our work pursuant to the present engagement. In this connection, Acquiror has also consented in writing to our performance of the present engagement. In addition, we have served as co-manager on Acquiror’s 2000 initial public offering and two follow-on offerings in 2001. We have also served as financial advisor to Acquiror in connection with the 2001 sale of its discrete power products business and continue to provide similar financial advisory services to Acquiror from time to time. We served as lead manager in the Company’s 2000 follow-on public offering. We maintain a market in the shares of Company Common Stock and Acquiror Common Stock. In the ordinary course of business, we may trade in the Company’s securities and Acquiror’s securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in the Company’s securities or Acquiror’s securities.

Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company or Acquiror as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the Holders of Company Common Stock from a financial point of view.

Very truly yours,

ROBERTSON STEPHENS, INC.

ANNEX D

AMENDMENT TO INTERSIL’S CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INTERSIL CORPORATION

Intersil Corporation, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Company”), does hereby certify:

FIRST:  That at a special meeting of the board of directors held on                 , 2002, the board of directors unanimously approved resolutions setting forth a proposed amendment to the certificate of incorporation of the Company, declaring said amendment to be advisable and calling for consideration of said proposed amendment by the stockholders of the Company. The resolution of the board of directors setting forth the amendment is as follows:

RESOLVED, that the Board of Directors deems it advisable and in the best interests of the Company that the Certificate of Incorporation of the Company be amended pursuant to Section 242 of the Delaware General Corporation Law (the “Amended Certificate”) by deleting Section 7 in its entirety and replacing it with the following:

7. Board of Directors. The board of directors of the Corporation shall be composed of not fewer than three and not more than eight members, provided that if the death, incapacity or resignation of a director results in the board of directors being composed of fewer than three members, actions of the board of directors which are otherwise valid and taken between the time of such death, incapacity or resignation and the next meeting of stockholders at which a director is elected to fill such vacancy shall nevertheless be valid. Directors of the Corporation shall not be divided into classes. The term of each director shall expire at each annual meeting of stockholders. Elections of directors need not be by written ballot unless and except to the extent the bylaws of the Corporation shall so provide.

SECOND:  That thereafter, pursuant to the resolution of the board of directors, the proposed amendment was approved by the stockholders of the Company at a special meeting held on                 , 2002.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by                         , its                         , this          day of                 , 2002.

By:

D-1

ANNEX E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

APPRAISAL RIGHTS

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation, before the effective date of the merger or consolidation; or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 82, L. ‘01, eff. 7-1-01.)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law, the Restated Certificate of Incorporation of Intersil provides that directors of Intersil shall not be personally liable to Intersil or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Intersil or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the By-laws of Intersil provide for indemnification of Intersil’s officers and directors to the fullest extent permitted under Delaware law.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including officers and directors, who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.

Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling an Issuer pursuant to the foregoing provisions, Intersil has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The directors and officers of Intersil are insured against certain liabilities under Intersil’s directors’ and officers’ liability insurance.

The foregoing summary of the Delaware General Corporation Law and of the Restated Certificate of Incorporation and By-laws of Intersil is qualified in its entirety by reference to the relevant provisions of the Delaware General Corporation Law and of Intersil’s Restated Certificate of Incorporation and By-laws.

Item 21.    Exhibits and Financial Statement Schedules.

Incorporated by reference to the Exhibit Index following page II-3.

Item 22.    Undertakings.

The undersigned Registrant hereby undertakes as follows:

(1)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934

(and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)
To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(3)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(4)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction in the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Irvine, California, on this 22nd day of March, 2002.

INTERSIL CORPORATION

By:	/s/ GREGORY L. WILLIAMS
Gregory L. Williams President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory L. Williams, Daniel J. Heneghan and Stephen M. Moran, each his attorney-in-fact and agent, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the following capacities.

Name	Title	Date

/s/ GREGORY L. WILLIAMS Gregory L. Williams	President, Chief Executive Officer and Director	March 22, 2002

/s/ DANIEL J. HENEGHAN Daniel J. Heneghan	Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial and Accounting Officer)	March 22, 2002

/s/ ROBERT W. CONN Robert W. Conn	Director	March 22, 2002

/s/ GARY E. GIST Gary E. Gist	Director	March 22, 2002

/s/ JAN PEETERS Jan Peeters	Director	March 22, 2002

/s/ ROBERT N. POKELWALDT Robert N. Pokelwaldt	Director	March 22, 2002

/s/ JAMES A. URRY James A. Urry	Director	March 22, 2002

EXHIBIT INDEX

Exhibit Number		Description

2.01
Agreement and Plan of Merger by and Among Intersil Corporation, Echo Acquisition, Inc. and Elantec Semiconductor, Inc., dated as of March 10, 2002, (incorporated by Reference to Exhibit 2.1 to Intersil’s Report on Form 8-K dated March 12, 2002).

3.01
Restated Certificate of Incorporation of Intersil (formerly known as Intersil Holding Corporation and hereinafter referred to as Intersil) (incorporated by reference to Exhibit 3.01 to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1).

3.02		Bylaws of Intersil (incorporated by reference to Exhibit 3.02 to the Registration Statement on Form S-1).

4.01		Specimen Certificate of Intersil’s Class A Common Stock (incorporated by reference to Exhibit 4.01 to Amendment No. 2 to the Registration Statement on Form S-1 (Registration Number 333-95199)).

4.02
Amended and Restated Registration Rights Agreement, dated as of January 21, 2000, by and among Intersil, Sterling Holding Company, L.L.C., Manatee Investment Corporation, Citicorp Mezzanine Partners, L.P. and the management investors named therein (incorporated by reference to Exhibit 4.02 to the Registration Statement on Form 8-A previously filed by Intersil Corporation on February 18, 2000).

5.01	*	Opinion of Dechert as to the legality of the securities being registered.

8.01	*	Opinion of Dechert as to tax matters.

8.02	*	Opinion of Fenwick & West LLP as to tax matters.

21.01		Subsidiaries of Intersil, Inc. (incorporated by reference to Exhibit 21.01 to the Annual Report on Form 10-K, 2001).

23.01	*	Consent of Dechert (included as part of its opinions filed as Exhibit 5.01 and 8.01 and incorporated herein by reference).

23.02	*	Consent of Fenwick & West LLP (included as part of its opinion filed as Exhibit 8.02 and incorporated herein by reference).

23.03		Consent of Ernst & Young LLP, Independent Auditors.

23.04		Consent of Deloitte & Touche LLP, Independent Auditors.

23.05		Consent of Credit Suisse First Boston Corporation.

23.06		Consent of Robertson Stephens, Inc.

23.07		Consent of Richard M. Beyer as a person designated to become a director of Intersil.

23.08		Consent of James V. Diller as a person designated to become a director of Intersil.

24.01		Power of Attorney (included on signature page(s) of this registration statement and incorporated herein by reference).

99.01		Form of Proxy Card of Intersil.

99.02		Form of Proxy Card of Elantec.

Exhibit Number	Description

99.03	Opinion of Credit Suisse First Boston Corporation (included as Annex B of the joint proxy statement/prospectus filed as a part of this Registration Statement and incorporated herein by reference).

99.04	Opinion of Robertson Stephens, Inc. (included as Annex C of the joint proxy statement/prospectus filed as a part of this Registration Statement and incorporated herein by reference).

* To be filed by amendment.